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Index to Combined Consolidated Financial Statements

Exhibit 99.1

        GAMCO INVESTORS, INC.
One Corporate Center
Rye, NY 10580

            , 2015

Dear Owner:

        We are pleased to report that the previously announced plan to spin-off our alternative investment management business, our institutional research services business and certain cash and other assets (collectively, the "Gabelli Securities Group") is expected to become effective on                  , 2015. Prior to the spin-off, GAMCO Investors, Inc. ("GAMCO") will transfer the businesses and assets of the Gabelli Securities Group to Gabelli Securities Group, Inc. ("GSG"), a newly formed holding company that will become a public company on                  , 2015. Following the spin-off, GSG will have approximately $1.0 billion in assets under management, and GAMCO will have approximately $46.5 billion in assets under management.

        We believe that separating the Gabelli Securities Group as an independent, publicly owned company is in the best interests of both GSG and GAMCO. The spin-off will permit each company to tailor its strategic plans and growth opportunities, more efficiently raise and allocate resources, including capital raised through debt or equity offerings, allow flexibility for each company to use its own stock as currency for teammate incentive compensation and potential acquisitions and provide investors a more targeted investment opportunity.

        At the time of the spin-off, you will receive:

  •
  one share of GSG class A common stock, par value $0.001 per share ("GSG Class A Stock"), for each share of GAMCO class A common stock, par value $0.001 per share ("GAMCO Class A Stock"), that you hold at 5:00 p.m. New York City time on                  , 2015 (the "record date"); and

  •
  one share of GSG class B common stock, par value $0.001 per share ("GSG Class B Stock"), for each share of GAMCO class B common stock, par value $0.001 per share ("GAMCO Class B Stock"), that you hold on the record date.

        If you sell your shares of GAMCO Class A Stock or GAMCO Class B Stock (collectively, "GAMCO common stock"), prior to            , 2015, the ex-dividend date, you may also be selling your right to receive shares of GSG Class A Stock and/or GSG Class B Stock (collectively, "GSG common stock") in the spin-off. You are encouraged to consult with your financial advisor regarding the specific implications of selling your GAMCO common stock prior to or on the distribution date.

        We intend for the distribution of GSG common stock in the spin-off to be tax-free for our stockholders. It is a condition to completing the spin-off that we receive an opinion of counsel that the distribution of GSG common stock to GAMCO stockholders will qualify as a tax-free distribution for United States federal income tax purposes.

        GAMCO will provide its U.S. stockholders with information to enable them to compute their tax basis in both GAMCO and GSG common stock. This information will be posted on GAMCO's website at www.gabelli.com promptly following the distribution.

        Following the distribution, you will own shares in both GAMCO and GSG. The GAMCO Class A Stock will continue to trade on the New York Stock Exchange under the symbol "GBL." GSG intends to list the GSG Class A Stock on the New York Stock Exchange under the symbol "GSGI." Consistent with the GAMCO Class B Stock, the GSG Class B Stock will not be listed on any exchange, nor will it be transferable. However, with the approval of GSG's board of directors, the GSG Class B Stock can be converted into GSG Class A Stock, just as the GAMCO Class B Stock may be converted into GAMCO Class A Stock with the approval of the GAMCO board of directors.

        The enclosed information statement, which is being mailed to all holders of GAMCO common stock on the record date, describes the distribution in detail and contains important information about

GSG, its business, financial condition and results of operations. We urge you to read the information statement carefully.

        We want to thank you for your continued support of GAMCO, and we look forward to your future support of GSG. Please note that no stockholder vote is required for the spin-off to occur, and no stockholder vote is being sought.

        Stockholders of GAMCO with inquiries related to the distribution should contact GAMCO's transfer agent, Computershare Trust Company, N.A., at (877) 282-1168 or (781) 575-2879 (outside the United States, Canada and Puerto Rico).

Sincerely,
/s/ KEVIN HANDWERKER EVP and General Counsel

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to the GSG Class A Stock has been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

PRELIMINARY INFORMATION STATEMENT SUBJECT TO COMPLETION, DATED AUGUST 6, 2015

INFORMATION STATEMENT
RELATING TO THE DISTRIBUTION OF COMMON STOCK OF

GABELLI SECURITIES GROUP, INC.
by
GAMCO INVESTORS, INC.

        This information statement is being furnished in connection with the distribution by GAMCO Investors, Inc. ("GAMCO") to holders of its common stock of all the outstanding shares of common stock of its wholly owned subsidiary Gabelli Securities Group, Inc., a newly formed Delaware corporation ("GSG"). Prior to the distribution, GAMCO will transfer to GSG its alternative investment management business, its institutional research services business and certain cash and other assets (collectively, the "Gabelli Securities Group").

        As a result of the spin-off, you will receive:

  •
  one share of GSG class A common stock, par value $0.001 per share ("GSG Class A Stock"), for each share of GAMCO class A common stock, par value $0.001 per share ("GAMCO Class A Stock"), that you hold at 5:00 p.m. New York City time on                        , 2015 (the "record date"); and

  •
  one share of GSG class B common stock, par value $0.001 per share ("GSG Class B Stock"), for each share of GAMCO class B common stock, par value $0.001 per share ("GAMCO Class B Stock"), that you hold on the record date.

        In addition, our management team, along with certain of GAMCO's teammates, will receive shares of GSG Class A Stock in the distribution as a result of their ownership of certain equity awards of GAMCO entitling them to the same benefits as holders of GAMCO Class A Stock. The distribution will be effective at 11:59 p.m. New York City time on                        , 2015 (the "distribution date"). For GAMCO stockholders who own GAMCO Class A Stock or GAMCO Class B Stock (collectively, "GAMCO common stock"), in registered form, in most cases the transfer agent will credit their shares of GSG Class A Stock or GSG Class B Stock (collectively, "GSG common stock") to book-entry accounts established to hold their GSG common stock. Our distribution agent will mail these stockholders a statement reflecting their GSG common stock ownership shortly after the distribution date. For stockholders who own GAMCO common stock through a broker, bank or other nominee, their shares of GSG common stock will be credited to their accounts by that broker, bank or other nominee.

        No stockholder approval of the distribution is required. GAMCO stockholders will not be required to pay for the shares of GSG common stock to be received by them in the distribution or to surrender or to exchange shares of GAMCO common stock in order to receive GSG common stock or to take any other action in connection with the distribution.

        There is currently no trading market for the GSG common stock. We will apply to have the GSG Class A Stock listed on the New York Stock Exchange (the "NYSE") under the symbol "GSGI."

        In reviewing this information statement, you should carefully consider the matters described in "Risk Factors" beginning on page 16.

        Upon completion of the spin-off, Mario J. Gabelli and his affiliates will control approximately 95.0% of the voting power and approximately 73.7% of the outstanding shares of GSG common stock. As a result, we will be a "controlled company" within the meaning of the corporate governance standards of the NYSE. See "Management—Corporate Governance—Controlled Company Exception."

        We are an "emerging growth company" as well as a "smaller reporting company," each as defined under the federal securities laws. See "Business—Status as an Emerging Growth Company and a Smaller Reporting Company."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

        This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

        GAMCO first mailed this information statement to its stockholders on                        , 2015

        The date of this information statement is                        , 2015.

******

i

 SUMMARY

        This summary highlights selected information contained elsewhere in this information statement relating to the separation of the Gabelli Securities Group from GAMCO and the distribution of GSG common stock by GAMCO to the holders of GAMCO common stock. This summary may not contain all of the information that is important to you. To better understand the separation and GSG, you should carefully read this entire information statement including the risks described in "Risk Factors" and our financial statements and the notes thereto beginning on page F-1.

        Except as otherwise indicated or unless the context otherwise requires, "GSG," "we," "us," "our" and "the Company" refer to Gabelli Securities Group, Inc., a Delaware corporation, and its subsidiaries, which after giving effect to the spin-off will succeed to the business of the Gabelli Securities Group. References to the "Formation Transactions" mean the transactions to be completed by GAMCO and its affiliates to facilitate or in connection with the spin-off as described in "The Spin-Off—The Formation Transactions." All references to "GAMCO" are: (i) for periods prior to the Formation Transactions, GAMCO Investors, Inc., individually or together with its subsidiaries as the context may require; and (ii) for periods after the Formation Transactions, GAMCO Investors, Inc., excluding the Gabelli Securities Group, after giving effect to the spin-off. Unless the context otherwise requires, all references in this information statement to our certificate incorporation and bylaws refer to our certificate of incorporation and bylaws as amended and restated prior to the spin-off.

        We refer in this information statement to the transaction in which we will be spun-off from GAMCO and become an independent public company as the "separation," the "distribution" or the "spin-off."

        Unless otherwise indicated or the context requires otherwise, we describe in this information statement the Gabelli Securities Group businesses to be contributed to us by GAMCO as if the spin-off has already occurred. However, we are a newly formed entity that will not have conducted any separate operations prior to the spin-off and some of the actions necessary to transfer assets and liabilities of GAMCO to us have not occurred but will occur prior to the distribution date. Following the spin-off, we will be an independent public company. Accordingly, our historical financial results as part of GAMCO contained herein may not reflect our financial results in the future as an independent public company or what our financial results would have been had we been an independent public company during the periods presented.

Our Business

        We are a newly formed Delaware corporation organized to be the holding company for GAMCO's alternative investment management business, institutional research services business and certain cash and other assets in the spin-off. Our principal executive offices are located at One Corporate Center, Rye, NY 10580. Our telephone number is (914) 921-5135. Our website address is www.GabelliSecuritiesGroup.com. Information contained on or connected to our website does not and will not constitute part of this information statement or the Registration Statement filed on Form 10, of which this information statement is a part.

Alternative Investment Management

        We own a 93.9% interest in Gabelli Securities, Inc. ("GSI"), a registered investment advisor. GSI and its wholly owned subsidiary, Gabelli & Partners, LLC ("Gabelli & Partners"), collectively serve as general partners or investment managers to investment funds including limited partnerships and offshore companies (collectively, "Investment Partnerships"), and separate accounts. We primarily manage assets in equity event-driven value strategies, across a range of risk and event arbitrage portfolios. The business earns fees from its advisory assets, and income (loss) from trading and investment portfolio activities. The advisory fees include management and incentive fees. Management fees are largely based on a percentage of the portfolios' levels of assets under management ("AUM"). Incentive fees are based on the percentage of profits derived the from investment performance delivered to clients' invested assets. As of March 31, 2015, we managed a total of $1.0 billion in assets. GSI is registered with the Securities and Exchange Commission (the "SEC") as an investment advisor under the Investment Advisers Act of 1940, as amended (the "Advisers Act"). Certain employees of GAMCO own 1.9% of GSI, and the remaining 4.2% of GSI is owned by individual investors unrelated to GAMCO.

Institutional Research Services

        We operate our institutional research services business through G.research, Inc. ("G.research"), a wholly owned subsidiary of GSI. G.research is a broker-dealer registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Through G.research, we provide institutional research services as well as act as an underwriter. G.research is regulated by the Financial Industry Regulatory Authority ("FINRA"). G.research's revenues are derived primarily from institutional research services.

Our Strategy

        Our business strategy targets global growth of the business through continued leveraging of our proven asset management strengths including our funds, long-term performance record, diverse product offerings and experienced investment, research and client relationship professionals. In order to achieve performance and growth in AUM and profitability, we are pursuing a strategy which includes the following key elements:

  •
  continuing an active fundamental Investment Approach;

  •
  growing our Investment Partnerships advisory business;

  •
  capitalizing on acquisitions, alliances and lift-outs;

  •
  pursuing partnerships and joint ventures;

  •
  continuing our sponsorship of industry conferences; and

  •
  attracting and retaining experienced professionals.

        For more information, see "Business—Business Strategy."

The Spin-Off

        GAMCO's board of directors (the "GAMCO Board") regularly reviews the various businesses conducted by GAMCO to ensure that resources are deployed and activities are pursued in the best interests of its stockholders. As part of this evaluation of a possible separation, the GAMCO Board considered a number of factors, including the strategic focus and flexibility of the businesses, their ability to operate and compete efficiently and effectively and the probability of the successful execution of the various structural alternatives. Upon careful review and consideration, the GAMCO Board determined that the spin-off of the Gabelli Securities Group is in the best interests of GAMCO. The GAMCO Board's determination was based on a number of factors, including the following:

  •
  Potential Increase in Aggregate Stock Value.  Following a spin-off, a number of corporations have experienced an increase in the aggregate stock value of the two companies' shares. An increase in the aggregate stock value would better enable both GAMCO and GSG to use their respective stock to pursue and achieve their respective strategic objectives, including enhanced equity compensation programs and potential acquisitions with less dilution to existing stockholders.

  •
  Creation of Two Focused Companies.  The spin-off will allow each business to more effectively pursue its own distinct operating priorities, strategies and opportunities for long-term growth and profitability across the global investment management landscape. It is expected to speed up decision-making at each company, allowing each to adapt more rapidly to changing market conditions and customer dynamics.

  •
  Tailored Capital Structure.  The spin-off will permit each company to implement a capital structure tailored to its particular strategy and business needs, facilitating a more flexible and efficient allocation of capital.

  •
  Differentiated Financing Options.  The spin-off will provide each company with direct access to capital markets and facilitate the ability of each to capitalize on its unique growth opportunities and effect future acquisitions and strategic alliances possibly using common stock as currency.

  •
  Increased Transparency.  The spin-off will increase transparency and clarity of the businesses of each of GAMCO and GSG and allow investors to allow investors to separately value GAMCO and GSG based on their distinct investment identities, including the merits, performance, growth profile, and future prospects of their respective businesses. The separation will also provide investors with two distinct and targeted investment opportunities.

  •
  Potential Reduced Volatility in GAMCO Common Stock and Possible Improved Valuation for GAMCO. The inherent volatility effects of performance fees received by GSG on GAMCO Common Stock will be reduced, which may result in an improved valuation for GAMCO's far larger mutual fund and institutional and private wealth management businesses.

  •
  Improve Strategic Flexibility.  The spin-off is expected to provide each company with increased flexibility to pursue new partnership and strategic opportunities that may have previously been unavailable for strategic or other reasons, including potentially allowing both GAMCO and GSG to do business with each other's competitors.

  •
  Provide Incentive Compensation that is More Relevant to Teammates of Each Business.  The spin-off will create a new class of publicly traded equity securities and permit the creation of restricted stock units and other forms of equity compensation for GSG. This will facilitate incentive compensation arrangements for teammates more directly tied to the performance of each company's business, and enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

        With $1.0 billion in AUM at March 31, 2015, GSG represented 2.2% of GAMCO's AUM, which was $46.5 billion at March 31, 2015. We believe that GSG, following the spin-off, will devote greater attention to implementing a growth strategy as it will no longer be overshadowed by the GAMCO umbrella under which it currently operates. In order to facilitate this spin-off, GSG's board of directors (our "Board") appointed Mario J. Gabelli, the Chairman and Chief Executive of GAMCO, to serve as our Executive Chairman and Chief Executive Officer and Marc Gabelli to serve as our President. Kieran Caterina, GAMCO's Finance Director and Co-Chief Accounting Officer, will also serve as our Chief Financial Officer. We have appointed Salvatore F. Sodano, Daniel R. Lee, Bruce M. Lisman and Richard L. Bready as independent members of our Board, and Mr. Sodano will serve as Vice Chairman of our Board. Messrs. Bready and Marc Gabelli are both current members of the GAMCO Board. It is expected that Mr. Bready will resign from the GAMCO Board on the distribution date. We believe that the spin-off and new independent board representation, along with management hires we make in the future, will enable us to devote greater attention to implementing a growth strategy. That strategy will be focused entirely on benefiting GSG and our stockholders, rather than on functioning as part of the larger GAMCO organization, in which decisions must take into account the interests of the entire entity, not solely those of GSG.

Status as an Emerging Growth Company and Smaller Reporting Company

        As a company with less than $1 billion in revenues during our last fiscal year, we qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act (the "JOBS Act"). For as long as a company is deemed to be an emerging growth company, it may take advantage of certain reduced reporting and other regulatory requirements that are generally unavailable to other public companies.

        In addition, we qualify as a "smaller reporting company" under the Exchange Act. As a smaller reporting company, we enjoy many of the same exemptions as emerging growth companies, and those exemptions would continue to be available to us even after the emerging growth company status expires if we still are a smaller reporting company at such time. For a discussion of the implications of our status as an "emerging growth company" and as a "smaller reporting company," see "Business—Status as an Emerging Growth Company and Smaller Reporting Company" and "Risk Factors—Risks Related to the GSG Common Stock—The reduced disclosure requirements applicable to us as an 'emerging growth company' and a 'smaller reporting company' may make GSG common stock less attractive to investors."

Our Assets Under Management

        The following table sets forth GSG's total AUM for the dates shown.

Assets Under Management
(in thousands)

	At March 31,	At December 31,
Category(a)	2015	2014	2013	2012	2011	2010
Event Merger Arbitrage	$824,289	$795,894	$690,975	$721,065	$512,661	$400,996
Event-Driven Value	133,832	166,825	140,091	123,648	131,833	54,944
Other(b)	74,997	76,827	76,050	75,469	65,300	59,593

Total	$1,033,118	$1,039,546	$907,116	$920,182	$709,794	$515,533

(a)
Asset levels include various structures, including managed accounts, partnerships and offshore companies.

(b)
Includes investment vehicles focused on private equity, merchant banking, non-investment-grade credit and capital structure arbitrage.

Conflicts of Interest

        See "Certain Relationships and Related Party Transactions."

 Questions and Answers About the Spin-Off

        See "The Spin-Off" for a more detailed description of the matters summarized below.

How will the spin-off work?	All shares of GSG common stock are currently held by GAMCO. On the distribution date, all of the shares of GSG common stock held by GAMCO will be distributed pro rata to the holders of GAMCO common stock as of the record date.
What is being distributed in the distribution?

Approximately            shares of GSG Class A Stock and            shares of GSG Class B Stock will be distributed in the distribution, based upon the number of shares of GAMCO common stock expected to be outstanding on the record date. The shares of GSG common stock to be distributed by GAMCO will constitute all of the issued and outstanding shares of GSG common stock immediately after the distribution. The actual number of shares of GSG common stock to be issued in the distribution will be determined as of the record date. For more information, see "Shares Eligible for Future Sale" and "Description of Capital Stock—Common Stock and Performance Common Stock."

What is the record date for the distribution?	5:00 p.m. New York City time on , 2015.
When will the distribution occur?

We expect that shares of GSG common stock will be distributed by our transfer agent in its capacity as the distribution agent, on behalf of GAMCO, effective at 11:59 p.m. New York City time on the distribution date.

If I am a record holder of GAMCO common stock, when will I receive my GSG common stock? Will I receive a stock certificate for GSG common stock distributed as a result of the spin-off?

Registered holders of GAMCO common stock who are entitled to participate in the spin-off will receive their shares in book-entry form on the distribution date. A book-entry account statement reflecting their ownership of GSG common stock will be provided shortly after the distribution date. For additional information, registered stockholders in the United States, Canada or Puerto Rico should contact GAMCO's transfer agent, Computershare Trust Company, N.A., at (877) 282-1168 or through its website at www.computershare.com. Stockholders from outside the United States, Canada and Puerto Rico may call (781) 575-2879. See "The Spin-Off—When and How You Will Receive Shares of GSG Common Stock."

If I hold my GAMCO common stock through a broker, bank or other nominee, when will I receive my GSG common stock?

It is expected that persons that hold their GAMCO common stock through a broker, bank or other nominee will have their brokerage account credited with GSG common stock shortly after the distribution date. For additional information, those stockholders should contact their broker or bank directly.

What will GSG's relationship with GAMCO be after the spin-off?

After the spin-off, the principal elements of our relationship with GAMCO will be governed by a Separation and Distribution Agreement (the "Separation Agreement") and a Transitional Administrative and Management Services Agreement (the "Transitional Services Agreement"). We cannot assure you that these agreements will be on terms as favorable to GSG as agreements with unaffiliated third parties. Among the principal services GAMCO will provide to us pursuant to the Transitional Services Agreement are:

• general corporate management services, as well as supervision of certain tax and other regulatory matters;
• treasury services, including insurance and risk management services and administration of benefits;
• operational and general administrative assistance including office space, office equipment, administrative personnel, payroll and procurement services as needed;
• accounting and related financial services;
• legal, regulatory and compliance advice; and
• human resources functions, including sourcing of permanent and temporary employees as needed, recordkeeping, performance reviews and terminations.

These services will be provided to GSG in exchange for a payment of $            per quarter, or $            per year. The Transitional Services Agreement is terminable by either party on 30 days' prior written notice to the other party. The Transitional Services Agreement has a term of twelve months, and may be extended in whole or in part by agreement of the parties.

For more information, see "Arrangements Between GAMCO and GSG After the Spin-Off."
What do I have to do to participate in the spin-off?

You are not required to take any action to receive shares of GSG common stock in the spin-off. No vote of GAMCO stockholders is required and none will be obtained for the spin-off. If you own shares of GAMCO common stock on the record date, you will receive a pro rata number of shares of GSG common stock. Please do not mail in GAMCO common stock certificates in connection with the spin-off.

Can I receive fractional shares in the spin-off?

No. Any fractional share of GSG common stock otherwise issuable to you will be sold on your behalf, and you will receive a cash payment with respect to that fractional share. Such cash payment generally will constitute taxable income to you.

For an explanation of how the cash payments for fractional shares will be determined, see "The Spin-Off—Treatment of Fractional Shares."

Will GAMCO incur any debt or issue any stock in connection with the spin-off?

On or before the distribution date, GAMCO expects to provide us with additional capital through the sale or transfer of shares of GAMCO Class A Stock, newly issued preferred shares or a note or a combination of any or all three in the amount of $            million to, among other things, provide seed capital for Investment Partnerships that we expect to form. See "The Spin-Off—The Formation Transactions."

Can GAMCO decide to cancel the distribution of GSG common stock if it wishes to do so?

Yes. GAMCO has the right to terminate the spin-off and the distribution of GSG common stock at any time in its sole discretion, if any event or development occurs or exists that in the judgment of the GAMCO Board makes the spin-off inadvisable.

What will happen to the listing of GAMCO Class A Stock?	Immediately after the spin-off of GSG common stock, GAMCO Class A Stock will continue to be traded on the NYSE under its existing symbol "GBL."
Who will serve as distribution agent, transfer and agent registrar for the GSG common stock?	Expected to be Computershare Trust Company, N.A.
Is the distribution taxable for U.S. federal income tax purposes?

The distribution is conditioned on the receipt by GAMCO of certain opinions from its tax advisors substantially to the effect that the distribution will be tax-free to GAMCO and its stockholders under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code"). Based on these tax opinions, for U.S. federal income tax purposes, you should not recognize any gain or loss and no amount should be included in your income as a result of the Formation Transactions or upon your receipt of shares of GSG common stock pursuant to the distribution. Notwithstanding the foregoing, if you receive cash in lieu of fractional shares as a result of the spin-off, you will generally be subject to tax on the receipt of such cash. Neither GAMCO nor GSG has applied for a private letter ruling from the Internal Revenue Service (the "IRS") with respect to the tax consequences of the distribution. Accordingly, there can be no assurance that the IRS or another taxing authority will not assert that the distribution is taxable to GAMCO, GSG or GAMCO stockholders. For more information, see "The Spin-Off—Material U.S. Federal Income Tax Consequences on the Spin-Off." Tax matters are very complex and the tax consequences of the distribution to any particular GAMCO stockholder will depend on that stockholder's particular situation. GAMCO stockholders should consult with their own tax advisors to determine the specific tax consequences of the spin-off to them.

How will the spin-off affect my tax basis in GAMCO common stock?

Your tax basis in the GAMCO common stock held by you immediately prior to the spin-off will be allocated between the GAMCO common stock and GSG common stock held by you immediately after the spin-off in proportion to their respective fair market values. You should consult your tax advisor on this matter. See "The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off" for more information.

Does GSG intend to pay dividends on GSG common stock?

We currently contemplate paying a dividend; however, we cannot assure you that we will pay any dividend. Whether we pay cash dividends in the future will be at the discretion of our Board and will be dependent upon our financial condition, earnings, capital requirements, legal and regulatory considerations and any other factors that our Board decides are relevant. See "Dividend Policy" for further information.

How will GSG common stock trade?

There is not currently a public market for the GSG Class A Stock. We will apply to have the GSG Class A Stock listed on the NYSE under the symbol "GSGI." Beginning shortly before, and continuing up to and including, the distribution date, we expect that there will be a "when-issued" trading market in the GSG Class A Stock. The "when-issued" market will be a trading market for the GSG Class A Stock that will be distributed to holders of shares of GAMCO common stock on the distribution date. If you owned shares of GAMCO common stock on the record date, you will be entitled to GSG Class A Stock distributed pursuant to the distribution. You may trade this entitlement to shares of GSG Class A Stock, without the shares of GAMCO Class A Stock you own, on the "when-issued" market. On the first trading day following the distribution date, "when-issued" trading with respect to the GSG Class A Stock will end and "regular way" trading will begin.

There will be no trading market for the GSG Class B Stock.
Will the number of shares of GAMCO common stock I own change as a result of the spin-off?	No. The number of shares of GAMCO common stock you own will not change as a result of the spin-off.
Whom can I contact for more information?	If you have questions relating to the mechanics of the distribution of GSG common stock, you should contact the distribution agent:
Computershare Trust Company, N.A. 250 Royall Street Canton, Massachusetts 02021-1011 Telephone: (877) 282-1168 or 781-575-2879 (outside the United States, Canada and Puerto Rico)

Before the spin-off, if you have any questions regarding the spin-off, you should contact:
GAMCO Investors, Inc. One Corporate Center Rye, NY 10580 Telephone: (914) 921-5000 Attention: Kevin Handwerker
After the spin-off, if you have any questions regarding the spin-off or GSG common stock, you should contact:
Gabelli Securities Group, Inc. One Corporate Center Rye, NY 10580 Telephone: (914) 921-5135 Attention: David Goldman

 Summary Historical Combined Consolidated Financial Data

        Gabelli Securities Group, Inc. was formed on April 15, 2015 and had nominal assets and no liabilities, and conducted no operations prior to the date of this information statement. Therefore, we believe that a presentation of the historical results of GSG would not be meaningful. Accordingly, the following tables set forth our summary historical combined consolidated financial data as of and for each of the three months ended March 31, 2015 and March 31, 2014 and the fiscal years in the three year period ended December 31, 2014.

        Our historical combined consolidated financial statements included in this information statement have been presented on a "carve-out" basis from GAMCO's consolidated financial statements using the historical results of operations, cash flows, assets and liabilities attributable to the Gabelli Securities Group and include allocation of expenses from GAMCO for certain functions, including general corporate expenses related to information technology, operations, financial reporting, legal, regulatory and compliance and human resource activities, which may not be representative of the future costs we will incur as an independent public company. In addition, our historical financial statements do not reflect changes that we expect to experience in the future as a result of our spin-off from GAMCO. Our historical combined consolidated financial statements also do not reflect the allocation of certain transactions between GAMCO and us as reflected under "—Summary Unaudited Pro Forma Combined Consolidated Financial Statements." Consequently, the financial information included here may not necessarily reflect our financial position, results of operations and cash flows in the future or what our financial position, results of operations and cash flows would have been had we been an independent publicly traded company during the periods presented.

        The summary historical combined consolidated financial data presented below should be read in conjunction with our audited historical combined consolidated financial statements and accompanying notes, "—Summary Unaudited Pro Forma Combined Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Three Months Ended March 31,		Year Ended December 31,
Income Statement Data (in thousands)	2015	2014	2014	2013	2012
Revenues	$4,717	$3,904	$21,029	$20,422	$21,549
Total expenses	8,597	7,182	30,953	34,942	34,270

Operating loss	(3,880)	(3,278)	(9,924)	(14,520)	(12,721)
Total other income, net	7,357	3,728	9,542	54,906	23,503

Income/(loss) before income taxes	3,477	450	(382)	40,386	10,782
Income tax provision/(benefit)	1,101	(34)	775	13,157	3,106

Net income/(loss) before noncontrolling interests	2,376	484	(1,157)	27,229	7,676
Net income (loss) attributable to noncontrolling
interests	(9)	62	(4,157)	463	170

Net income	$2,385	$422	$3,000	$26,766	$7,506

		December 31,
	March 31, 2015
Balance Sheet Data (in thousands)		2014	2013	2012
Total assets	$696,041	$754,694	$588,720	$589,715
Long-term obligations	—	—	—	—
Other liabilities and noncontrolling interest	71,830	171,767	93,345	79,211

Total liabilities and noncontrolling interest	71,830	171,767	93,345	79,211
Total equity	$624,211	$582,927	$495,375	$510,504

		December 31,
	March 31, 2015
Assets Under Management (unaudited) (at year end, in thousands):		2014	2013	2012
Total	$1,033,118	$1,039,546	$907,116	$920,182

 Summary Unaudited Pro Forma Combined Consolidated Financial Statements

[To come]

 Gabelli Securities Group (Carve-Out Basis)

Unaudited Pro Forma Combined Consolidated Statements of Income

For the Three Months Ended March 31, 2015

(in thousands)

[To come]

        See Notes to Unaudited Pro Forma Combined Consolidated Financial Statements.

 Gabelli Securities Group (Carve-Out Basis)

Unaudited Pro Forma Combined Consolidated Statements of Income

For the Year Ended December 31, 2014

(in thousands)

[To come]

        See Notes to Unaudited Pro Forma Combined Consolidated Financial Statements.

 Gabelli Securities Group (Carve-Out Basis)

Unaudited Pro Forma Combined Consolidated Balance Sheet

As of March 31, 2015

(in thousands)

[To come]

        See Notes to Unaudited Pro Forma Combined Consolidated Financial Statements.

 Notes to Unaudited Pro Forma Combined Consolidated Financial Statements

[To come]

RISK FACTORS

        You should carefully consider the risks described below and all of the other information in this information statement in evaluating GSG. Any of the following risks, as well as additional risks and uncertainties not currently known to us or that we currently deem immaterial, could materially and adversely affect our results of operations or financial condition.

        See also "Special Note Regarding Forward-Looking Statements."

 Risks Related to the Spin-Off

We may not achieve the benefits expected from our spin-off from GAMCO and may be more susceptible to adverse events.

        We expect that, as a company independent from GAMCO, we will be able to grow organically and through acquisitions. Nonetheless, we may not be able to achieve any of these benefits. Furthermore, by separating from GAMCO, there is a risk that we may be more susceptible to adverse events than we would have otherwise experienced as a subsidiary of GAMCO. As a subsidiary of GAMCO, we enjoyed certain benefits, including economies of scope and scale in costs, employees and business relationships. These benefits may not be as readily achievable as a smaller, stand-alone company.

After the separation, certain of our directors and officers may have actual or potential conflicts of interest because of their positions or relationships with GAMCO.

        After the separation, Mario J. Gabelli will serve as our Chairman and Chief Executive Officer and will also continue to serve as Chairman and Chief Executive Officer of GAMCO. Our President, Marc Gabelli, is a son of Mario J. Gabelli and also serves on the GAMCO Board. Marc Gabelli will continue to have responsibilities relating to GAMCO after the distribution date, including continuing to serve on the GAMCO Board and participating on GAMCO's portfolio management team. Kieran Caterina, GAMCO's Finance Director and Co-Chief Accounting Officer, will also serve as our Chief Financial Officer. In addition, some of our portfolio managers and employees will initially be provided pursuant to the Transitional Services Agreement with GAMCO and will be officers or employees of GAMCO. Such dual assignments could create, or appear to create, potential conflicts of interest when our and GAMCO's management and directors face decisions that could have different implications for the two companies.

        Also, some of our directors, executive officers, portfolio managers and teammates own shares of GAMCO common stock and GAMCO restricted stock awards ("RSAs") or other GAMCO equity awards. At the time of the spin-off, these equity awards will be supplemented by the awarding of GSG equity awards such that each GAMCO award's pre-spin-off value will equate to the post-spin-off combined value of the GAMCO and associated GSG equity awards. Specifically, outstanding RSAs relating to GAMCO will remain unchanged, with each RSA holder also receiving an equal number of RSAs relating to GSG. The terms of the new GSG RSAs will remain substantially the same as the terms of the pre-spin-off GAMCO RSAs. The ownership of these RSAs may create, or may create the appearance of, conflicts of interest.

        Mario J. Gabelli is deemed to control GSI by his control of GAMCO Investors, Inc. through GGCP Holdings, LLC ("Holdings"), an intermediate subsidiary of GGCP, Inc. ("GGCP"), a private company controlled by Mario J. Gabelli. It is anticipated that after the distribution, Mario J. Gabelli will control GSG and will continue to control GSI through his ownership and control of Holdings. Marc Gabelli is President of GGCP.

        In addition, potential conflicts of interest could arise in connection with the resolution of any dispute that may arise between GAMCO and GSG regarding the terms of the agreements governing the separation and the relationship thereafter between the companies. The executive officers and other personnel of GAMCO who serve as directors or executive management of GSG may interpret these agreements in their capacity as GAMCO employees in a manner that would adversely affect the business of GSG.

        Also, certain subsidiaries of GAMCO and GSI, which will be GSG's 93.9% owned subsidiary after the spin-off, are investment advisers. The executive officers and other personnel of GAMCO who also serve as directors or executive management of GSG may be confronted with the possibility of making decisions in their GAMCO capacity that would adversely affect the business of GSG.

        Both GSG and GAMCO expect to be vigilant in attempting to identify and resolve any potential conflicts of interest, including but not limited to the types described above, at the earliest possible time. However, there can be no guarantee that the interests of GSG may not be adversely affected at some point by such a conflict.

The separation from GAMCO may adversely affect the level of our AUM.

        Our revenues are dependent on the amount of our AUM as well as the performance of our products. Many investors may have invested money in alternative investment products (the "Alternative Investments") in part because GSI was a subsidiary of GAMCO. There can be no assurance that we will be able to attract investors to the Alternative Investments at the same rate as in prior years. In addition, we can make no assurance that current investors will not redeem their investments from the Alternative Investments as a result of our changed relationship with GAMCO. The occurrence of either of these events could adversely affect our business, results of operations and financial condition.

Concerns about our prospects as a stand-alone company could affect our ability to attract and retain employees or individuals whom we are attempting to recruit as employees.

        Our employees or individuals whom we are attempting to recruit as employees may have concerns about our prospects as a stand-alone company, including our ability to maintain our independence and our inability to continue our current reliance on GAMCO's resources after the spin-off. If we are not successful in assuring our employees or individuals whom we are attempting to recruit as employees of our prospects as an independent company, our employees or recruits may seek or accept other employment, which could adversely affect our business and our results of operations.

We may have been able to receive better terms from unaffiliated third parties than the terms provided in our agreements with GAMCO.

        The agreements related to our separation from GAMCO, including, but not limited to, the Separation Agreement, the Transitional Services Agreement and the Service Mark and Name License Agreement, were negotiated in the context of our separation from GAMCO while GSG was still majority-owned by GAMCO. Accordingly, they may not reflect terms that would have been reached between unaffiliated parties. The terms of the agreements we negotiated in the context of our separation related to, among other things, indemnities and other obligations between GAMCO and us. Had these agreements been negotiated with unaffiliated third parties, they might have been more favorable to us. For more information, see "Arrangements Between GAMCO and GSG After the Spin-Off."

In connection with the spin-off, GAMCO will indemnify us for certain liabilities. There can be no assurance that the indemnity will be sufficient to insure us against the full amount of such liabilities, or that GAMCO's ability to satisfy its indemnification obligations will not be impaired in the future.

        Pursuant to the Separation Agreement, GAMCO will agree to indemnify us from certain liabilities, as discussed further in the section entitled "Arrangements Between GAMCO and GSG After the Spin-Off." Third parties could seek to hold us responsible for any of the liabilities that GAMCO has agreed to retain, and there can be no assurance that the indemnity from GAMCO will be sufficient to protect us against the full amount of such liabilities or that GAMCO will be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from GAMCO any amounts for which we are held liable, we may be temporarily required to bear those losses until such recovery. Each of these risks could adversely affect our business, results of operations and financial condition.

At this time, there has been no authoritative determination as to whether the distribution will qualify for tax-free treatment for GAMCO, GSG or GAMCO stockholders under U.S. tax laws. It could be determined in the future that the distribution should have been considered a taxable event with respect to U.S. federal income tax purposes for GSG, GAMCO or GAMCO stockholders.

        As noted above, the distribution is conditioned on the receipt by GAMCO of certain opinions from its tax advisors substantially to the effect that the distribution will be tax-free to GAMCO and its stockholders under Sections 355 and 368(a)(1)(D) of the Code. However, neither GAMCO nor GSG has applied for a private letter ruling from the IRS with respect to the tax consequences of the distribution. Accordingly, there can be no assurance that the IRS or another taxing authority will not assert that the distribution is taxable to GAMCO, GSG or GAMCO stockholders. If that were to happen, among other things, each GAMCO stockholder who receives shares of GSG common stock in the spin-off may be treated as receiving a taxable distribution and GAMCO would realize taxable income to the extent the distribution consists of appreciated property distributed by GAMCO.

        For more information, see "The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off." Tax matters are very complex and the tax consequences of the spin-off to any particular GAMCO stockholder will depend on that stockholder's particular situation. GAMCO stockholders should consult with their own tax advisors to determine the specific tax consequences of the spin-off to them.

The aggregate post-distribution value of the GSG Class A Stock and the GAMCO Class A Stock may not equal or exceed the pre-spin-off value of the GAMCO Class A Stock.

        After the spin-off, the GAMCO Class A Stock will continue to be listed and traded on the NYSE under the symbol "GBL." The GSG Class A Stock is expected to be listed on the NYSE under the symbol "GSGI." We cannot assure you that the combined value of the GAMCO Class A Stock and the GSG Class A Stock after the spin-off, as adjusted for any changes in the combined capitalization of these companies, will be equal to or greater than the value of GAMCO Class A Stock prior to the spin-off. Until the market has fully evaluated the business of GAMCO without the business of GSG, the value of GAMCO may fluctuate significantly. Similarly, until the market has fully evaluated the business of GSG, the value of GSG may fluctuate significantly.

Risks Related to Our Industry

Changes in laws or regulations or in governmental policies and compliance with existing laws or regulations could limit the sources and amounts of our revenues, increase our costs of doing business, decrease our profitability and materially and adversely affect our business.

        Our business is subject to extensive regulation in the United States, primarily at the federal level, including regulation by the SEC under the Advisers Act as well as other securities laws, by the Department of Labor under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and regulation by FINRA and state regulators. The Advisers Act imposes numerous obligations on investment advisors, including record-keeping, advertising and operating requirements, fiduciary and disclosure obligations, custodial requirements and prohibitions on fraudulent activities. In addition, our businesses are also subject to regulation by the Financial Conduct Authority ("FCA") in the United Kingdom, and we are also subject to the laws of other non-U.S. jurisdictions and non-U.S. regulatory agencies or bodies.

        Our failure to comply with applicable laws or regulations could result in fines, censure, suspensions of personnel or other sanctions, including revocation of our subsidiaries' registrations as an investment advisor or broker-dealer. Industry regulations are designed to protect our clients and investors in our funds and other third parties who deal with us and to ensure the integrity of the financial markets. Our industry is frequently altered by new laws or regulations and by revisions to, and evolving interpretations of, existing laws and regulations, both in the United States and in other nations. Changes in laws or regulations or in governmental policies could limit the sources and amounts of our revenues, increase our costs of doing business, decrease our profitability and materially and adversely affect our business.

We are subject to extensive and pervasive regulation around the world.

        Our business is subject to extensive regulation around the world. These regulations subject our business activities to a pervasive array of increasingly detailed operational requirements, compliance with which is costly, time-consuming and complex. We may be adversely affected by our failure to comply with current laws and regulations or by changes in the interpretation or enforcement of existing laws and regulations. Challenges associated with interpreting regulations issued in numerous countries in a globally consistent manner may add to such risks if regulators in different jurisdictions have inconsistent views or provide only limited regulatory guidance. In particular, violation of applicable laws or regulations could result in fines, temporary or permanent prohibition of certain activities, reputational harm and related client terminations, suspensions of employees or revocation of their licenses, suspension or termination of investment adviser, broker-dealer or other registrations or other sanctions, which could have a material adverse effect on our reputation or business and may cause our AUM, revenue and earnings to decline. For a more extensive discussion of the laws, regulations and regulators to which GSG is subject, see "Business—Regulation."

New tax legislation or changes in U.S. and foreign tax laws and regulations or challenges to GSG's historical taxation practices may adversely affect GSG's effective tax rate, business and overall financial condition.

        Our businesses may be affected by new tax legislation or regulations, or the modification of existing tax laws and regulations, by U.S. or non-U.S. authorities. In particular, the Foreign Account Tax Compliance Act ("FATCA") has introduced expansive new investor onboarding, withholding and reporting rules aimed at ensuring U.S. persons with financial assets outside of the United States pay appropriate taxes. The FATCA rules will impact both U.S. and non-U.S. funds and subject GSG to extensive additional administrative burdens. Certain of our FATCA compliance is done by third parties, and we cannot be certain that they will always comply with applicable FATCA rules. Similarly, there has been renewed momentum by several European Union ("EU") Member States to introduce national financial transaction taxes ("FTTs"), which would impose taxation on a broad range of financial instrument and derivatives transactions. If introduced as proposed, FTTs could have an adverse effect on GSG's financial results and on clients' performance results. In addition, the Organization for Economic Co-operation and Development recently launched a base erosion and profit shifting proposal ("BEPS") that aims to rationalize tax treatment across jurisdictions. If the BEPS proposal becomes the subject of legislative action in the format proposed, it could have unintended taxation consequences for collective investment vehicles and our tax position, which could adversely affect our financial condition.

        We also manage significant assets in products and accounts that have specific tax and after-tax related objectives, which could be adversely impacted by changes in tax policy. Additionally, any new legislation, modification or interpretation of tax laws could impact GSG's corporate tax position. The application of complex tax regulations involves numerous uncertainties and in the normal course of business, U.S. and non-U.S. tax authorities may review and challenge GSG's historical tax positions.

These challenges may result in adjustments to GSG's tax position, or impact the timing or amount of, taxable income, deductions or other tax allocations, which may adversely affect GSG's effective tax rate and overall financial condition.

To the extent we are forced to compete on the basis of price, we may not be able to maintain our current fee structure.

        The investment management business is highly competitive and has relatively low barriers to entry. To the extent we are forced to compete on the basis of price, we may not be able to maintain our current fee structure. Although our investment management fees vary from product to product, historically we have competed primarily on the performance of our products and not on the level of our investment management fees relative to those of our competitors. In recent years, however, there has been a trend toward lower fees in the investment management industry. In order to maintain our fee structure in a competitive environment, we must be able to continue to provide clients with investment returns and service that make investors willing to pay our fees. We cannot be assured that we will succeed in providing investment returns and service that will allow us to maintain our current fee structure. Fee reductions on existing or new business could have an adverse effect on our profit margins and results of operations.

Catastrophic and unpredictable events could have a material adverse effect on our business.

        A terrorist attack, political unrest, war (whether or not directly involving the United States), power failure, cyber-attack, technology failure, natural disaster or many other possible catastrophic or unpredictable events could adversely affect our future revenues, expenses and earnings by, among other things: causing disruptions in United States, regional or global economic conditions; interrupting our normal business operations; inflicting employee casualties, including loss of our key executives; requiring substantial expenditures and expenses to repair, replace and restore normal business operations; and reducing investor confidence.

        Pursuant to the Transitional Services Agreement with GAMCO, we have a disaster recovery plan to address certain contingencies, but it cannot be assured that this plan will be effective or sufficient in responding to, eliminating or ameliorating the effects of all disaster scenarios. If our employees or vendors we rely upon for support in a catastrophic event are unable to respond adequately or in a timely manner, we may lose clients resulting in a decrease in AUM which may have a material adverse effect on revenues and net income.

The soundness of other financial institutions could adversely affect our business.

        Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. We and the investments we manage may have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial services industry, including: brokers and dealers, commercial banks, investment banks, clearing organizations, mutual and hedge funds and other institutions. Many of these transactions expose us and the accounts we manage to credit risk in the event of the counterparty's default. There is no assurance that any such losses would not materially and adversely impact GSG's revenues and earnings.

Risks Related to Our Business

Control by Mario J. Gabelli of a majority of the combined voting power of GSG common stock may give rise to conflicts of interests.

        Mario J. Gabelli, through his control and majority ownership of GGCP and his individual ownership of GSG common stock, will beneficially own a majority of our outstanding GSG Class B Stock, representing approximately 95% voting control. As long as Mario J. Gabelli indirectly beneficially owns a majority of the combined voting power of GSG common stock, he will have the ability to elect all of the members of our Board and thereby control our management and affairs, including determinations with respect to acquisitions, dispositions, borrowings, issuances of common stock or other securities, and the declaration and payment of dividends on the GSG common stock. In addition, Mario J. Gabelli will be able to determine the outcome of all matters submitted to a vote of our stockholders for approval and will be able to cause or prevent a change in control of GSG. As a result of Mario J. Gabelli's control, none of our agreements with Mario J. Gabelli and other companies controlled by him can be assumed to have been arrived at through "arm's-length" negotiations, although the parties endeavor to implement market-based terms. There can be no assurance that we would not have received more favorable terms, or offered less favorable terms to, an unaffiliated party.

        In addition, Mario J. Gabelli, through his control and majority ownership of GGCP, controls GAMCO, and he could take actions that favor GAMCO over GSG.

        Please see "Description of Capital Stock—Corporate Opportunity and Conflict of Interest Policies" for information relating to provisions in our certificate of incorporation that address conflicts of interest that may arise and that limit the liability of Mario J. Gabelli, certain of his affiliates and immediate family members, including Marc Gabelli, as well as our other directors and officers for certain transactions that may involve conflicts of interest.

We may compete with GAMCO for clients and investment opportunities.

        Although our business is expected to focus primarily on alternative investment management and institutional services, while GAMCO is expected to focus primarily on its mutual fund and institutional and private wealth management businesses, situations may arise where we find ourselves directly competing with GAMCO for investment clients and opportunities. For example, it is possible that a potential investor might consider investing in GSG and GAMCO investment products and that such potential investor will have to choose between our investment products and those offered by GAMCO. In addition, GSG and GAMCO could pursue the same investment opportunities in the future.

Investors in our products have the right to redeem their investments in our products on a regular basis and could redeem a significant amount of AUM during any given quarterly period, which would result in significantly decreased revenues.

        Subject to any specific redemption provisions applicable to a product, investors may generally redeem their investments in our products on an annual or quarterly basis following the expiration of a specified period of time. In a declining market, the pace of redemptions and consequent reduction in our AUM potentially could accelerate. Furthermore, investors in our products may also invest in products managed by other alternative asset managers that have restricted or suspended redemptions or may in the future do so. Such investors may redeem capital from our products, even if our performance is superior to such other alternative asset managers' performance, if they are restricted or prevented from redeeming capital from those other managers.

        The decrease in revenues that would result from significant redemptions in our products could have a material adverse effect on our results of operations, cash flows and business. In 2009, due to factors related to the financial crisis, investors redeemed approximately $62 million invested in GSG's products which represented approximately 20% of GSG's AUM at that time. If economic and market conditions remain uncertain or worsen, we may once again experience significant redemptions.

Our business and financial condition may be materially adversely impacted by the highly variable nature of our revenues, results of operations and cash flows. In a typical year, a substantial portion of our incentive allocation income is determined and recorded in the fourth quarter of each year, which means that our interim results are not expected to be indicative of our results for a full year.

        Our revenues are influenced by the combination of the amount of AUM and the investment performance of our products. Asset flows, whether inflows or outflows, can be highly variable from month to month and quarter to quarter. Furthermore, our products' investment performance, which affects the amount of AUM, can be volatile due to, among other things, general market and economic conditions. Accordingly, our revenues, results of operations and cash flows may be highly variable. This variability is exacerbated during the fourth quarter of each fiscal year, primarily due to the fact that a substantial portion of our revenues historically has been, and we expect will continue to be, derived from incentive allocation income from our products. Incentive allocation income is contingent on the investment performance of the products as of the relevant measurement period, which generally is as of the end of each calendar year. We may also experience fluctuations in our results from quarter to quarter due to a number of other factors, including changes in management fees resulting from changes in the values of our products' investments, other changes in the amount of AUM, changes in our operating expenses, unexpected business developments and initiatives and, as discussed above, general economic and market conditions. Such variability and unpredictability may lead to volatility or declines in the price of the GSG Class A Stock, once it starts trading, and cause our results for a particular period not to be indicative of our performance in a future period or meaningful as a basis of comparison against results for a prior period.

        The amount of incentive allocation income that may be generated by our products is uncertain until it is determined and realized at a particular point in time. We generally do not record incentive allocation income in our interim financial statements other than incentive allocation income earned as a result of investor redemptions during the period. As a result of these and other factors, our interim results may not be indicative of historical performance or the results that may be expected for a full year.

        In addition, a substantial portion of our products' AUM have "high-water marks." This means that if an investor experiences losses in a given year, we will not be able to earn incentive allocation income with respect to such investor's investment unless and until our investment performance surpasses the high-water mark. The incentive allocation income we earn is therefore dependent on the net asset value of each investor's investment in our products. As of December 31, 2014, approximately 3% of our AUM was subject to a high-water mark. During 2014, 2013 and 2012 there were prior year loss carryforwards that needed to be earned for our clients before we could charge an incentive allocation that resulted in lost incentive allocation income of approximately $0.2 million, $0.2 million and $0.1 million, respectively. We can make no assurances that our investors will not experience losses in future years and, as a result, we may not earn incentive allocation income in those or subsequent years until such losses are earned back.

A decline in the prices of securities generally could lead to a decline in our AUM, revenues and earnings.

        Substantially all of our revenues are directly related to both the amount of our AUM and the performance of our investment products. Under our investment advisory contracts, the investment advisory fees we receive are typically based on the market value of AUM. Accordingly, a decline in the prices of securities generally may cause our revenues and net income to decline by either causing the value of our AUM to decrease, which would result in lower investment advisory fees, or causing our clients to withdraw funds in favor of investments they perceive to offer greater opportunity or lower risk, which would also result in lower fees. The securities markets are highly volatile, and securities prices may increase or decrease for many reasons beyond our control, including but not limited to economic and political events, war (whether or not directly involving the United States), acts of terrorism, unanticipated changes in currency exchange rates, interest rates, inflation rates, the yield curve, defaults by derivative counterparties, bond default risks, the sovereign debt crisis in Europe and other factors that are difficult or impossible to predict or even to identify. If a decline in securities prices caused our revenues to decline, it could have a material adverse effect on our earnings.

The loss of the services of Mario J. Gabelli and other key personnel could have a material adverse effect on our business.

        We are dependent on the efforts of Mario J. Gabelli, our Executive Chairman and Chief Executive Officer. The loss of the services of Mario J. Gabelli could have a material adverse effect on our business.

        Our future success depends to a substantial degree on our ability to retain and attract other qualified personnel to conduct our investment management business. The market for qualified portfolio managers is extremely competitive and has grown more so in recent periods as the investment management industry has experienced growth. We anticipate that it will be necessary for us to add portfolio managers and investment analysts as we further diversify our investment products and strategies. There can be no assurance, however, that we will be successful in our efforts to recruit and retain the required personnel. In addition, our investment professionals and senior marketing personnel have direct contact with our clients, which can lead to strong client relationships. The loss of these personnel could jeopardize our relationships with certain clients, and result in the loss of such accounts. The loss of key management professionals or the inability to recruit and retain sufficient portfolio managers and marketing personnel could have a material adverse effect on our business.

We have experienced and may again experience periods of rapid growth and significant declines in AUM, which place significant demands on our legal, compliance, accounting, risk management, administrative and operational resources.

        Our AUM grew from approximately $230 million as of December 31, 1999 to $814 million as of December 31, 2004. Between December 31, 2004 and December 31, 2008, our AUM had declined to $295 million due to investment losses and redemptions experienced by our funds over that period. As of March 31, 2015, our AUM had grown to approximately $1.0 billion.

        Rapid changes in our AUM impose significant demands on our legal, compliance, accounting, risk management, administrative and operational infrastructure. The complexity of these demands and the time and expense required to address them, is a function not simply of the amount by which our AUM have changed, but also of significant differences in the investing strategies employed within our funds and the time periods during which these changes occur. Furthermore, our future growth will depend on, among other things, our ability to develop and maintain highly reliable operating platforms, management systems and financial reporting and compliance infrastructures that are also sufficiently flexible to promptly and appropriately address our business needs, applicable legal and regulatory requirements and relevant market and other operating conditions, all of which can change rapidly.

There may be adverse effects on our business from a decline in the performance of the securities markets.

        Our results of operations are affected by many economic factors, including the performance of the securities markets. During the 1990s, unusually favorable and sustained performance of the U.S. securities markets, and the U.S. equity market in particular, attracted substantial inflows of new investments in these markets. That contributed to significant market appreciation which, in turn, led to an increase in our AUM and revenues. More recently, the securities markets in general have experienced significant volatility, and such volatility may continue or increase in the future. At March 31, 2015, our AUM are primarily invested in equity securities. Any decline in the securities markets, in general, and the equity markets, in particular, could reduce our AUM and consequently reduce our revenues. In addition, any such decline in the equity markets, failure of these markets to sustain their prior levels of growth, or continued short-term volatility in these markets could result in investors withdrawing from the equity markets or decreasing their rate of investment, either of which would be likely to adversely affect us. Also, from time to time, a relatively high proportion of the assets we manage may be concentrated in particular economic or industry sectors. A general decline in the performance of securities in those industry sectors could have an adverse effect on our AUM and revenues.

There is a possibility of losses associated with proprietary investment activities.

        Currently, we maintain large proprietary investment positions in securities. Market fluctuations and other factors may result in substantial losses in our proprietary accounts, which could have an adverse effect on our balance sheet, reduce our ability or willingness to make new investments or impair our credit ratings.

Future investment performance could reduce revenues and other income.

        Success in the investment management business is dependent on investment performance as well as distribution and client servicing. Good performance generally stimulates sales of our investment products and tends to keep withdrawals and redemptions low, which generates higher management fees (which are based on the amount of AUM). Conversely, poor performance, both in absolute terms and/or relative to peers and industry benchmarks, tends to result in decreased sales, increased withdrawals and redemptions and in the loss of clients, with corresponding decreases in revenues to us. Failure of our investment products to perform well could, therefore, have a material adverse effect on us.

        In addition, when our investment products experience strong results relative to the market or other asset classes, clients' investments in our products may increase beyond their target levels, and we could, therefore, suffer withdrawals as our clients rebalance their investments to fit their asset allocation preferences.

There is a possibility of losses associated with underwriting, trading and market-making activities.

        Our underwriting and trading activities are primarily conducted through our subsidiary, G.research, primarily as agent. Such activities subject our capital to significant risks of loss. The risks of loss include those resulting from ownership of securities, extension of credit, leverage, liquidity, counterparty failure to meet commitments, client fraud, employee errors, misconduct and fraud (including unauthorized transactions by traders), failures in connection with the processing of securities transactions and litigation. We have procedures and internal controls to address such risks, but there can be no assurance that these procedures and controls will prevent losses from occurring.

The loss of institutional research services and underwriting revenues from GAMCO and its affiliates would have an adverse effect on our results of operations, and we can provide no assurance that these revenues will continue after the spin-off.

        Institutional research services revenues totaled $9.2 million, $8.9 million, and $11.0 million for the years ended December 31, 2014, 2013 and 2012, respectively. G.research earned $4.7 million, $4.8 million and $4.8 million, or approximately 54%, 58% and 61%, of its commission revenue from transactions executed on behalf of funds advised by Gabelli Funds, LLC, and private wealth management clients advised by GAMCO. In addition, G.research earned $0.6 million, $0.8 million and $3.2 million in underwriting revenues for the years ended December 31, 2014, 2013 and 2012, respectively. All of these underwriting revenues related to funds affiliated with GAMCO. We can provide no assurance that these institutional research and underwriting revenues from GAMCO and its affiliates will continue after the spin-off, and the loss of these revenues would have an adverse effect on our results of operations.

We may have liability as a general partner or otherwise with respect to our Alternative Investments.

        We act as general partner for Investment Partnerships, including arbitrage, event-driven long/short, sector focused and merchant banking limited partnerships. As a general partner of these partnerships, we may be held liable for the partnerships' liabilities in excess of their ability to pay such liabilities. In addition, in certain circumstances, we may be liable as a control person for the acts of our Investment Partnerships. As of March 31, 2015, our AUM included approximately $928 million in Investment Partnerships. A substantial adverse judgment or other liability with respect to our Investment Partnerships could have a material adverse effect on us.

Operational risks may disrupt our businesses, result in regulatory action against us or limit our growth.

        We face operational risk arising from errors made in the execution, confirmation or settlement of transactions or from transactions not being properly recorded, evaluated or accounted for. Our business is highly dependent on our ability to process, on a daily basis, transactions across markets in an efficient and accurate manner. Consequently, we rely heavily on our financial, accounting and other data processing systems. Despite the reliability of these systems and the training and skill of our teammates and third parties we rely on, it remains likely that errors may occasionally occur due to the extremely large number of transactions we process. In addition, if systems we use are unable to accommodate an increasing volume of transactions, our ability to expand our businesses could be constrained. If any of these systems do not operate properly or are disabled, we could suffer financial loss, a disruption of our businesses, liability to clients, regulatory intervention or reputational damage.

Failure to maintain adequate infrastructure could impede our productivity and growth. Additionally, failure to maintain effective information and cyber security policies, procedures and capabilities could disrupt operations and cause financial losses that could result in a decrease in our earnings or stock price.

        Our infrastructure, including information systems, hardware, software, networks and other technology, is vital to the competitiveness of our business. Our information systems and technology is currently provided by GAMCO pursuant to the Transitional Services Agreement. The failure of GAMCO to maintain an adequate infrastructure commensurate with the size and scope of our business could impede our productivity and growth, which could cause our earnings or stock price to decline. GAMCO outsources a significant portion of our information systems operations to third parties, who are responsible for providing the management, maintenance and updating of such systems. Technology is subject to rapid change, and we cannot guarantee that our competitors may not implement more advanced technology platforms for their products than we do for ours. In addition, there can be no assurance that the cost of maintaining such outsourcing arrangements will not increase from its current level, which could have a material adverse effect on us.

        In addition, any inaccuracies, delays, system failures or security breaches in these and other systems could subject us to client dissatisfaction and losses. Our technology systems may be subject to unauthorized access, computer viruses or other malicious code or other events that could have a security impact. There can be no assurance that breach of our technology systems could result in material losses (such material losses including the loss of valuable information, liability for stolen assets or information, remediation costs to repair damage caused by the breach, additional security costs to mitigate against future incidents and litigation costs resulting from the incident) relating to such security breach of our technology systems.

        If a successful cyber attack or other security breach were to occur, our confidential or proprietary information, or the confidential or proprietary information of our clients or their counterparties, that is stored in, or transmitted through, such technology systems could be compromised or misappropriated. Moreover, loss of confidential customer identification information could harm our reputation and subject us to liability under laws that protect confidential personal data, resulting in increased costs or loss of revenues. Further, although we take precautions to password protect and encrypt our laptops and other mobile electronic hardware, there can be no assurance that these measures will always provide sufficient protection. If such hardware is stolen, misplaced or left unattended, it may become vulnerable to hacking or other unauthorized use, creating a possible security risk and resulting in potentially costly actions by us.

The failure of one of our vendors to fulfill its obligations to us could have a material adverse effect on us and our clients.

        We and GAMCO depend on a number of key vendors for various fund administration, accounting, custody and transfer agent roles and other operational needs. Our or GAMCO's failure or inability to diversify sources for key services or the failure of any key vendors to fulfill their obligations could lead to operational issues for us and, with respect to certain products, could result in financial losses for us and our clients.

We face exposure to legal actions, including litigation and arbitration claims and regulatory and governmental examinations and/or investigations. Insurance coverage for these matters may be inadequate.

        The volume of litigation and arbitration claims against financial services firms and the amount of damages claimed has increased over the past several years. The types of claims that we may face are varied. For example, we may face claims against us for purchasing securities that are inconsistent with a client's investment objectives or guidelines or arising from an employment dispute. The risk of litigation is difficult to predict, assess or quantify, and may occur years after the activities or events at issue. In addition, from time to time we may become the subject of governmental or regulatory investigations and/or examinations. Even if we prevail in a legal or regulatory action, the costs alone of defending against the action or the harm to our reputation could have a material adverse effect on us. The insurance coverage that we maintain with respect to legal and regulatory actions may be inadequate or may not cover certain proceedings.

Compliance failures could adversely affect us.

        Our investment management activities are subject to client guidelines. A failure to comply with these guidelines could result in damage to our reputation or in our clients seeking to recover losses, withdrawing their investments or terminating their contracts, any of which could cause our revenues and earnings to decline. There can be no assurance that the precautions and procedures that we have instituted and installed or the insurance we maintain to protect ourselves in case of client losses will protect us from potential liabilities.

Our reputation is critical to our success.

        Our reputation is critical to acquiring, maintaining and developing relationships with our clients and third-party intermediaries. In recent years, there have been a number of well-publicized cases involving fraud, conflicts of interest or other misconduct by individuals in the financial services industry. Misconduct by our staff, or even unsubstantiated allegations, could result not only in direct financial harm but also in harm to our reputation, causing injury to the value of our brands and our ability to retain or attract AUM. In addition, in certain circumstances, misconduct on the part of our clients or other parties could damage our reputation. Moreover, reputational harm may cause us to lose current employees and we may be unable to attract new employees with similar qualification or skills. Damage to our reputation could substantially reduce our AUM and impair our ability to maintain or grow our business, which could have a material adverse effect on us.

We face strong competition from numerous and sometimes larger companies.

        We compete with numerous investment management companies, stock brokerage and investment banking firms, insurance companies, banks, savings and loan associations and other financial institutions. The periodic establishment of new investment management companies and other competitors increases the competition that we face. At the same time, consolidation in the financial services industry has created stronger competitors with greater financial resources and broader distribution channels than our own. Competition is based on various factors, including, among others, business reputation, investment performance, product mix and offerings, service quality and innovation, distribution relationships and fees charged. Our competitive success in all of these areas cannot be assured. Additionally, competing securities dealers whom we rely upon to distribute our products also sell their own proprietary investment products, which could limit the distribution of our investment products. To the extent that existing or potential customers, including securities dealers, decide to invest in or distribute the products of our competitors, the sales of our products as well as our market share, revenues and net income could decline. Both GAMCO and GSG have asset management as their principal business and derive most of their revenues through that business and, as such, may compete with each other.

If third-party investors in our funds exercise their right to remove us as investment manager or general partner of our products, we would lose the AUM in such funds, which would eliminate our management fees and incentive allocation income derived from such products.

        The governing agreements of most of our investment partnerships and offshore funds provide that, subject to certain conditions, third-party investors in those funds have the right, without cause, to vote to remove us as investment manager or general partner of the investment partnerships or offshore fund by a simple majority vote, resulting in the elimination of the AUM by those products and the management fees and incentive allocation income derived from those products. In addition to having a significant negative impact on our revenues, results of operations and cash flows, the occurrence of such an event would likely result in significant reputational damage to us.

If we were deemed an investment company under the Investment Company Act of 1940, as amended, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

        We intend to rely on the exclusion from the definition of "investment company" provided by Rule 3a-2 under the Investment Company Act of 1940, as amended (the "Investment Company Act"). Under this rule, an issuer is not deemed to be an "investment company" if the issuer has a bona fide intent to be engaged primarily, as soon as is reasonably possible but in any event by the expiration of a one year time period, in a business other than that of an "investment company." As provided in Rule 3a-2, during the one year period, the issuer must undertake activities that are consistent with an objective to no longer be an "investment company" by the end of this period. In addition, the issuer's board of directors must adopt a resolution that commits the issuer to undertake activities in order to achieve this objective.

        As explained elsewhere in this information statement, we are a newly formed company that will serve as the holding company for GAMCO's alternative investment management and institutional research services businesses that we will receive in the spin-off. Because we will also receive cash and securities in the spin-off to fund our business strategy, we may be deemed to be an "investment company" on the distribution date because we might be deemed to own "investment securities" that exceed 40% of the value of our adjusted total assets on an unconsolidated basis. As we also explain elsewhere in this information statement, however, we intend to actively pursue our business strategy to grow our alternative investment management business and the related broker-dealer business after the spin-off. We intend to grow our business and expand our product offerings through organic growth and, possibly, acquisitions, alliances and lift-outs.

        We recognize, however, that there is a risk we may not be able to deploy our assets rapidly enough in pursuit of our business strategy so that we would no longer be an "investment company" at the expiration of the one year period permitted by Rule 3a-2. If this were to occur and we could not satisfy the conditions of SEC staff no-action letters that permit a longer period (typically, up to two years) in order to no longer be an investment company (and no other relief from regulation as an investment company were available), we would be required to register under the Investment Company Act. In such case, we would be subject to significant restrictions imposed on our operations by the Investment Company Act, including limitations on our capital structure and our ability to transact business with affiliates. These limitations could make it impractical for us to continue our business as contemplated and would have a material adverse effect on our business.

Risks Related to the GSG Common Stock

The disparity in the voting rights among the classes of shares may have a potential adverse effect on the price of the GSG Class A Stock.

        The holders of GSG Class A Stock and GSG Class B Stock have identical rights except that (i) holders of GSG Class A Stock are entitled to one vote per share, while holders of GSG Class B Stock are entitled to ten votes per share on all matters to be voted on by stockholders in general, and (ii) holders of GSG Class A Stock are not eligible to vote on matters relating exclusively to GSG Class B Stock and vice versa. Upon completion of our spin-off, Mario J. Gabelli, through his control and majority ownership of GGCP and his individual ownership of GSG common stock, will beneficially own a majority of the outstanding GSG Class B Stock, representing approximately 95% voting control. As long as Mario J. Gabelli indirectly beneficially owns a majority of the combined voting power of the GSG common stock, he will have the ability to elect all of the members of our Board and thereby control our management and affairs, including, among other things, any determinations with respect to acquisitions, dispositions, borrowings, issuances of common stock or other securities, and the declaration and payment of dividends on the GSG common stock. The differential in voting rights and the ability of GSG to issue additional GSG Class B Stock could adversely affect the value of the GSG Class A Stock to the extent the investors, or any potential future purchaser of GSG, view the superior voting rights of the GSG Class B Stock to have value. While there is no current intention to issue additional GSG Class B Stock, there is no prohibition on GSG issuing additional shares of GSG Class B Stock in the future.

An active public trading market for the GSG Class A Stock may not develop.

        Prior to the time "when-issued" trading begins in the GSG Class A Stock (see "The Spin-Off—Trading Markets for the GSG Common Stock"), there will be no public market for the GSG Class A Stock. We expect that the NYSE will approve the listing of the GSG Class A Stock under the symbol "GSGI." However, a liquid public market for the GSG Class A Stock may not develop, especially because a large percentage of the GSG common stock will be held by a limited number of stockholders. If an active trading market for the GSG Class A Stock does not develop, the market price and liquidity of the GSG Class A Stock may be materially and adversely affected.

We cannot predict the prices at which the GSG Class A Stock may trade after the spin-off.

        The market price of the GSG Class A Stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

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  our quarterly or annual earnings, or those of other companies in our industry;

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  actual or anticipated reductions in our revenue, net earnings and cash flow resulting from actual or anticipated decline in AUM;

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  changes in accounting standards, policies, guidance, interpretations or principles;

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  the failure of securities analysts to cover GSG after the spin-off or changes in financial estimates by analysts;

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  changes in earnings estimates by securities analysts or our ability to meet those estimates;

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  the operating and stock price performance of other comparable companies;

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  overall market fluctuations; and

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  general economic conditions.

        In particular, the realization of any of the risks described in these "Risk Factors" could have a significant and adverse impact on the market price of the GSG Class B Stock. In addition, the stock market in general has experienced extreme price and volume volatility that has often been unrelated to the operating performance of particular companies. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The price of the GSG Class A Stock could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce our stock price.

Future sales of GSG Class A Stock in the public market or sales or distributions of GSG Class B Stock could lower our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute our stockholders' ownership in us.

        We may sell additional shares of GSG Class A Stock in public or private offerings. We also may issue additional shares of GSG Class A Stock or convertible debt securities. In addition, sales by our current stockholders could be perceived negatively.

        No prediction can be made as to the effect, if any, that future sales or distributions of GSG Class B Stock owned by Holdings will have on the market price of the GSG Class A Stock from time to time. Sales or distributions of substantial amounts of GSG Class A Stock or GSG Class B Stock, or the perception that such sales or distributions are likely to occur, could adversely affect the prevailing market price for the GSG Class A Stock.

The reduced disclosure requirements applicable to us as an "emerging growth company" and a "smaller reporting company" may make GSG common stock less attractive to investors.

        We are an "emerging growth company" as defined in the the JOBS Act, and we may avail ourselves of certain exemptions from various reporting requirements of public companies that are not "emerging growth companies," including, but not limited to, an exemption from complying with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act") and, like smaller reporting companies, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirement of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may remain an emerging growth company for up to five full fiscal years following the spin-off. We would cease to be an emerging growth company, and, therefore, become ineligible to rely on the above exemptions, if we (a) have more than $1 billion in annual revenue in a fiscal year, (b) issue more than $1 billion of non-convertible debt over a three-year period or (c) become a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act, which would occur after: (i) we have filed at least one annual report; (ii) we have been an SEC-reporting company for at least 12 months; and (iii) the market value of GSG Class A Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. We cannot predict if investors will find GSG common stock less attractive because we may rely on these exemptions.

        We also qualify as a "smaller reporting company" under the Exchange Act. As a smaller reporting company, we enjoy many of the same exemptions and reduced disclosure requirements as emerging growth companies, and those exemptions would continue to be available to us even after the emerging growth company status expires if we still are a smaller reporting company at such time.

        If some investors find GSG Class A Stock less attractive as a result of the exemptions available to us as an emerging growth company and a smaller reporting company, there may be a less active trading market for GSG Class A Stock (assuming a market develops) and our value may be more volatile than that of an otherwise comparable company that does not avail itself of the same or similar exemptions.

We have identified a material weakness in our internal control over financial reporting. Our failure to establish and maintain effective internal control over financial reporting could result in our failure to meet our reporting obligations and cause investors to lose confidence in our reported financial information, which in turn could cause the trading price of the GSG Class A Stock to decline.

        Maintaining effective internal control over financial reporting is necessary for us to produce reliable financial reports and is important in helping to prevent financial fraud. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. After discussions with our independent registered public accounting firm, we concluded that we have a material weakness in our internal control over financial reporting. This material weakness was specific to the controls around the transfer of financial information from GAMCO to GSG during its formation process and not in the design or operation of controls related to the normal course recognition, valuation or reporting of investment transactions. Realized gains related to a single investment were inadvertently included in GSG's combined consolidated statements of income when the investment itself was not one of the assets transferred to GSG from GAMCO as part of the spin-off. See Note B to our audited combined consolidated financial statements beginning on page F-1 for a description of the restatement resulting from this material weakness. To address this material weakness, we have enhanced our procedures to include a detailed review of the transactions relating to this one investment that will not be transferred as part of the spin-off to ensure that we are properly accounting for it. Any future weaknesses or deficiencies or any failure to implement required new or improved controls or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements.

        We are not currently required to comply with the SEC's rules implementing Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC's rules implementing Sections 302 and 404(a) of the Sarbanes-Oxley Act, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. While we will be required to disclose material changes made to our internal control over financial reporting on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404(a) of the Sarbanes-Oxley Act until the year following our first annual report required to be filed with the SEC. To comply with the requirements of being a public company, we may need to implement additional internal controls and reporting systems. Pursuant to the Transitional Services Agreement, we will rely on GAMCO, an entity that is subject to Section 404(b) of the Sarbanes-Oxley Act, for some of our internal control systems.

        Furthermore, while we expect to be required to comply with Section 404(a) of the Sarbanes-Oxley Act for our fiscal year ending December 31, 2016, we are not required to have our independent registered public accounting firm attest to the effectiveness of our internal controls under Section 404(b) of the Sarbanes-Oxley Act until our first annual report subsequent to our ceasing to be an "emerging growth company." Once it is required to do so, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, operated or reviewed.

        Our failure to establish and maintain effective internal control over financial reporting could result in our failure to meet our reporting obligations and cause investors to lose confidence in our reported financial information, which in turn could cause the trading price of the GSG Class A Stock to decline. Failure to maintain adequate internal control over financial reporting could potentially subject us to sanctions or investigations by the SEC, FINRA or other regulatory authorities, as well as increasing the risk of liability arising from litigation based on securities law.

        For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Internal Controls and Procedures."

Upon the listing of shares of the GSG Class A Stock on the NYSE, we will be a "controlled company" within the meaning of NYSE rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

        After completion of the spin-off, Mario J. Gabelli and his affiliates will control a majority of the voting power of the GSG common stock. As a result, we will be a "controlled company" within the meaning of the corporate governance standards of the NYSE. Under these rules, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain corporate governance requirements, including the requirements that, within one year of the date of the listing of the GSG Class A Stock:

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  we have a board that is composed of a majority of "independent directors," as defined under the rules of the NYSE;

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  we have a compensation committee that is composed entirely of independent directors; and

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  we have a nominating/corporate governance committee that is composed entirely of independent directors.

        Following the spin-off, we intend to utilize some of these exemptions. For example, we do not expect that our Nominating Committee will be comprised of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

Our certificate of incorporation provides that certain lawsuits must be litigated in Delaware, which may limit your ability to obtain a favorable judicial forum for disputes with us.

        Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of GSG to GSG or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or our bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware). Accordingly, it may not be possible for stockholders to litigate any action relating to the foregoing matters outside of the State of Delaware, even though stockholders may view other forums to be more favorable.

Risks Related to Our Regulatory Environment

Changes in laws or regulations or in governmental policies could limit the sources and amounts of our revenues, increase our costs of doing business, decrease our profitability and materially and adversely affect our business.

        Our business is subject to extensive regulation in the United States, primarily at the federal level, including regulation by the SEC under the Advisers Act. We are registered with the SEC as an investment adviser. The Advisers Act imposes numerous obligations on investment advisers, including record-keeping, advertising and operating requirements, disclosure obligations and a broad range of other highly-detailed and complex regulatory requirements. Our failure to comply with applicable laws or regulations could result in fines, censure, suspensions of personnel or other sanctions, including revocation of GSI's registration as an investment adviser. Changes in laws or regulations or in governmental policies could limit the sources and amounts of our revenues, increase our costs of doing business, decrease our profitability and have a material adverse effect on our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Our disclosure and analysis in this information statement contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. In some cases, these forward-looking statements can be identified by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe. The factors described under "Risk Factors" and the following factors could cause our actual results to differ from our expectations or beliefs:

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  the adverse effect from a decline in the securities markets;

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  a decline in the performance of our products;

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  the impact of our separation from GAMCO;

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  our inability to realize the benefits of our separation from GAMCO;

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  a general downturn in the economy;

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  changes in government policy or regulation;

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  changes in our ability to attract or retain key employees; and

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  unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.

        Other factors not described above, may also cause our actual results to differ from our expectations and belief. Except as required by law, we do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.

 THE SPIN-OFF

General

        The GAMCO Board regularly reviews the various businesses conducted by GAMCO to ensure that resources are deployed and activities are pursued in the best interests of its stockholders. On April 10, 2015, GAMCO announced that the GAMCO Board had authorized its management to take various actions in contemplation of the spin-off of the Gabelli Securities Group to GAMCO's stockholders in a spin-off transaction. This authorization is subject to, among other things, the conditions described below under "—Spin-Off Conditions and Termination."

        The Gabelli Securities Group consists of GAMCO's interests in GSI and its subsidiaries, GAMCO's interest in certain cash accounts, investments accounts, investment partnerships and offshore funds that GAMCO will contribute to GSG as part of the spin-off. GAMCO will also contribute its interests in investment management contracts for the GAMCO International SICAV ("SICAV") and the GAMA Select Energy Plus Master Fund ("Select Energy Fund") at the effective time of the spin-off. GSI is currently 93.9% owned by GAMCO, 1.9% owned by certain GAMCO employees and 4.2% owned by investors unrelated to GAMCO. On the distribution date, GAMCO's 93.9% interest in GSI will be contributed to GSG. The other interests in GSI will remain unchanged.

The Formation Transactions

        GAMCO plans to provide us with substantial additional capital to enable us to pursue a number of growth initiatives, including providing seed capital for Investment Partnerships that we expect to form. After the record date and before the distribution date, GAMCO expects to either sell or transfer to us shares of GAMCO Class A Stock that are currently held in treasury, newly issued preferred shares or a note of GAMCO or another party, or a combination of any or all three, in the amount of $             million. On or before the distribution date, GAMCO expects to contribute to GSG its 93.9% interest in GSI, as well as approximately $             million in cash and other assets.

Reasons for the Spin-Off

        The GAMCO Board has determined upon careful review and consideration that the spin-off of the Gabelli Securities Group from the rest of GAMCO and the establishment of GSG as a separate, publicly traded company is in the best interests of GAMCO. The GAMCO Board's determination was based on a number of factors, including the following:

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  Potential Increase in Aggregate Stock Value.  Following a spin-off, a number of corporations have experienced an increase in the aggregate stock value of the two companies' shares. An increase in the aggregate stock value would better enable both GAMCO and GSG to use their respective stock to pursue and achieve their respective strategic objectives, including enhanced equity compensation programs and potential acquisitions with less dilution to existing stockholders.

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  Creation of Two Focused Companies.  The spin-off will allow each business to more effectively pursue its own distinct operating priorities, strategies and opportunities for long-term growth and profitability across the global investment management landscape. It is expected to speed up decision-making at each company, allowing each to adapt more rapidly to changing market conditions and customer dynamics.

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  Tailored Capital Structure.  The spin-off will permit each company to implement a capital structure tailored to its particular strategy and business needs, facilitating a more flexible and efficient allocation of capital.

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  Differentiated Financing Options.  The spin-off will provide each company with direct access to capital markets and facilitate the ability of each to capitalize on its unique growth opportunities and effect future acquisitions and strategic alliances possibly using common stock as currency.

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  Increased Transparency.  The spin-off will increase transparency and clarity of the businesses of each of GAMCO and GSG and allow investors to allow investors to separately value GAMCO and GSG based on their distinct investment identities, including the merits, performance, growth profile, and future prospects of their respective businesses. The separation will also provide investors with two distinct and targeted investment opportunities.

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  Potential Reduced Volatility in GAMCO Common Stock and Possible Improved Valuation for GAMCO. The inherent volatility effects of performance fees received by GSG on GAMCO Common Stock will be reduced, which may result in an improved valuation for GAMCO's far larger mutual fund and institutional and private wealth management businesses.

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  Improve Strategic Flexibility.  The spin-off is expected to provide each company with increased flexibility to pursue new partnership and strategic opportunities that may have previously been unavailable for strategic or other reasons, including potentially allowing both GAMCO and GSG to do business with each other's competitors.

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  Provide Incentive Compensation that is More Relevant to Teammates of Each Business.  The spin-off will create a new class of publicly traded equity securities and permit the creation of restricted stock units and other forms of equity compensation for GSG. This will facilitate incentive compensation arrangements for teammates more directly tied to the performance of each company's business, and enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

        With $1.0 billion in AUM at March 31, 2015, GSG represented 2.2% of GAMCO's AUM, which was $46.5 billion at March 31, 2015. We believe that GSG, following the spin-off, will devote greater attention to implementing a growth strategy as it will no longer be overshadowed by the GAMCO umbrella under which it currently operates. In order to facilitate this distribution, our Board appointed Mario J. Gabelli, the Chairman and Chief Executive of GAMCO, to serve as our Executive Chairman and Chief Executive Officer and Marc Gabelli to serve as our President. Kieran Caterina, GAMCO's Finance Director and Co-Chief Accounting Officer, will also serve as our Chief Financial Officer. We have appointed Messrs. Salvatore F. Sodano, Daniel R. Lee, Bruce M. Lisman and Richard L. Bready as independent members of our Board, and Mr. Sodano will serve as Vice Chairman of our Board. Messrs. Bready and Marc Gabelli are both current members of the GAMCO Board. It is expected that Mr. Bready will resign from the GAMCO Board on the distribution date. We believe that the spin-off and new independent board representation, along with management hires we make in the future as our revenues warrant, will enable us to devote greater attention to implementing a growth strategy. That strategy will be focused entirely on benefiting GSG and our stockholders, rather than on functioning as part of the larger GAMCO organization, in which decisions must take into account the interests of the entire entity, not solely those of GSG.

        The GAMCO Board also considered a number of potentially negative factors in evaluating the separation, including the potential loss of synergies from operating as a subsidiary and potential increased costs, potential disruptions to GSG's businesses as a result of the separation and the risks of being unable to achieve the benefits expected to be achieved by the spin-off. The GAMCO Board concluded that the potential benefits of the spin-off greatly outweighed these factors.

Interests of Certain Persons

        Mario J. Gabelli controls GGCP, a private company of which he is the Chief Executive Officer. GGCP, through Holdings, is the beneficial owner of approximately 94% of the combined voting power of the outstanding GAMCO common stock and approximately 72% of the equity interest of GAMCO. By virtue of his ownership of GGCP, Mario J. Gabelli may be deemed to control GAMCO. In addition, upon completion of the spin-off, Mario J. Gabelli is expected to have the same relative ownership in GSG as he does in GAMCO and may be deemed to control GSG.

        See "Certain Relationships and Related Party Transactions" for a description of the registration rights agreement that we expect to enter into with Mario Gabelli and GGCP prior to the spin-off.

        Marc Gabelli, who will serve as our President, has served as President and Managing Director of GGCP since GAMCO's initial public offering in February 1999. In addition, he will receive 10,000 GSG RSAs in the spin-off with respect to the 10,000 GAMCO RSAs he currently owns.

        Kieran Caterina, who will serve as our Chief Financial Officer, will receive 8,000 GSG RSAs in the spin-off with respect to the 8,000 GAMCO RSAs he currently owns.

        See "Certain Relationships and Related Party Transactions" for additional information about the interests of GAMCO's officers and directors in GSG and the spin-off.

Manner of Effecting the Spin-Off

        Our Board and the GAMCO Board have approved the spin-off of GSG to the holders GAMCO common stock. No stockholder vote is necessary to effectuate the spin-off and none will be obtained.

        The general terms and conditions relating to the spin-off will be set forth in Separation Agreement between GAMCO and us. Under the Separation Agreement, the spin-off will be effective on the distribution date. As a result of the spin-off, you will receive:

  •
  one share of GSG Class A Stock for each share of GAMCO Class A Stock that you on the record date; and

  •
  one share of GSG Class B Stock for each share of GAMCO Class B Stock that you hold on the record date.

        As discussed under "—Trading of GAMCO Class A Stock After the Record Date and Prior to the Distribution," if a stockholder of record of GAMCO Class A Stock sells those shares in the "regular way" market after the record date and prior to the distribution, that stockholder also will be selling the right to receive shares of GSG common stock in the distribution. The distribution will be made in book-entry form. For registered GAMCO stockholders, our transfer agent will credit their shares of GSG common stock to book-entry accounts established to hold their shares of GSG common stock. Book-entry refers to a method of recording stock ownership in our records in which no physical certificates are issued. For stockholders who own GAMCO common stock through a bank or brokerage firm, their shares of GSG common stock will be credited to their accounts by the bank or broker. See "—When and How You Will Receive Shares of GSG Common Stock." Each share of GSG common stock that is distributed will be validly issued, fully paid and nonassessable. Holders of shares of GSG common stock will not be entitled to preemptive rights. See "Description of Capital Stock." Following the spin-off, stockholders whose shares are held in book-entry form may request the transfer of their shares of GSG Class A Stock to a brokerage or other account at any time, without charge.

        You will not be required to make any payment for the shares of GSG common stock that you receive nor will you be required to surrender or exchange your shares of GAMCO common stock or take any other action to receive GSG common stock.

Treatment of Fractional Shares

        The transfer agent will aggregate all fractional shares of GSG Class A Stock and sell them on behalf of those holders who otherwise would be entitled to receive a fractional share. We anticipate that these sales will occur as soon as practicable after the distribution date. Those holders will then receive a cash payment in the form of a check in an amount equal to their pro rata share of the total net proceeds of those sales. Your check for any cash that you may be entitled to receive instead of fractional shares of GSG common stock will be mailed to you.

        It is expected that all fractional shares held in street name will be aggregated and sold by brokers or other nominees according to their standard procedures. You should contact your broker or other nominee for additional details.

        None of GAMCO, GSG or the transfer agent will guarantee any minimum sale price for the fractional shares of GSG Class A Stock. Neither we nor GAMCO will pay any interest on the proceeds from the sale of fractional shares. The receipt of cash in lieu of fractional shares will generally be taxable to the recipient stockholders. See "—Material U.S. Federal Income Tax Consequences of the Spin-Off."

Results of the Spin-Off

        After the spin-off, we will be a publicly traded company. Immediately following the spin-off, we expect that there will be approximately            shares of GSG Class A Stock and approximately             shares of GSG Class B Stock issued and outstanding, based on the anticipated number of shares of GAMCO common stock outstanding as of the record date. The actual number of shares of GSG common stock to be distributed will be determined based on the number of shares GAMCO common stock outstanding as of the record date.

        You will not be required to make any payment for the shares of GSG common stock you receive, nor will you be required to surrender or exchange your shares of GAMCO common stock or take any other action in order to receive the shares of GSG common stock to which you are entitled. The spin-off will not affect the number of outstanding shares of GAMCO common stock or any rights of GAMCO stockholders, although it may affect the market value of the outstanding GAMCO common stock. Immediately following the spin-off, we expect to have approximately            registered holders of shares of GSG Class A Stock and            holders of GSG Class B Stock.

        As noted above, Mario J. Gabelli owns approximately        % of the shares of GGCP, the indirect holder of approximately 94% of the combined voting power of the outstanding GAMCO common stock and approximately 72% of the equity interest of GAMCO as of December 31, 2014. By virtue of his ownership of GGCP, Mario J. Gabelli may be deemed to control GAMCO. Accordingly, immediately following the spin-off, Mario J. Gabelli may be deemed to control GSG.

        Mario J. Gabelli has served in two capacities with regard to GSI. The first capacity is as Chief Executive Officer of GAMCO and the second is as a member of the portfolio management team for Gabelli Associates Fund, Gabelli Associates Limited, Gabelli Associates Fund II and Gabelli Associates Limited II E, which are arbitrage partnerships managed by GSI that we collectively refer to as the Arbitrage Partnerships, and as a portfolio manager for certain event-driven value partnerships. In his role as CEO of GAMCO, Mario J. Gabelli has made and, until the distribution date, will make, decisions relating to GSI as a subsidiary of GAMCO. After the spin-off, Mario J. Gabelli will continue in his role as CEO of GAMCO. However, as GSI will no longer be a subsidiary of GAMCO, Mario J. Gabelli's role as CEO of GAMCO will have no bearing on GSG. However, Mario J. Gabelli will continue to exert influence and control over GSI by providing advice and expertise to GSI through his role as Chairman and CEO of GSG and his position as the controlling stockholder of GSG through his ownership and control of the majority of the shares of GGCP.

        We and GAMCO will be parties to agreements that govern the spin-off and our future relationship. For a more detailed description of these agreements, see "Arrangements Between GAMCO and GSG After the Spin-Off."

When and How You Will Receive Shares of GSG Common Stock

        On the distribution date, GAMCO will release its shares of GSG common stock for distribution by Computershare Trust Company, N.A., as the distribution agent. The distribution agent will cause the shares of GSG common stock to which you are entitled to be registered in your name or in the "street name" of your bank or brokerage firm.

        "Street Name" Holders.    Many GAMCO stockholders have GAMCO common stock held in an account with a bank or brokerage firm. If this applies to you, that bank or brokerage firm is the registered holder that holds the shares of GAMCO common stock on your behalf. For stockholders who hold their GAMCO common stock in an account with a bank or brokerage firm, the GSG common stock being distributed will be registered in the "street name" of your bank or broker, who in turn will electronically credit your account with the shares that you are entitled to receive in the distribution. We anticipate that banks and brokers will generally credit their customers' accounts with GSG common stock on or shortly after the distribution date. We encourage you to contact your bank or broker if you have any questions regarding the mechanics of having your shares credited to your account.

        Registered Holders.    If you are the registered holder of GAMCO common stock and hold your GAMCO common stock either in physical form or in book-entry form, the shares of GSG common stock distributed to you will be registered in your name and you will become the holder of record of the number of shares of GSG common stock that you are entitled to receive in the distribution. Our distribution agent will send you a statement reflecting your ownership of GSG common stock.

        Direct Registration System.    As part of the spin-off, we will be adopting a direct registration system for book-entry share registration and transfer of the GSG common stock. The shares of GSG common stock to be distributed in the spin-off will be distributed as uncertificated shares registered in book-entry form through the direct registration system. No certificates representing your shares will be mailed to you in connection with the spin-off. Under the direct registration system, instead of receiving stock certificates, you will receive a statement reflecting your ownership interest in our shares. The distribution agent will begin mailing book-entry account statements reflecting your ownership of shares promptly after the distribution date. You can obtain more information regarding the direct registration system by contacting our transfer agent and registrar, Computershare Trust Company, N.A., at (877) 282-1168 or through its website at www.computershare.com.

Transferability of Shares You Receive

GSG Class A Stock

        The shares of the GSG Class A Stock distributed to stockholders will be freely transferable, except for shares received by persons who may be deemed to be our "affiliates" under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed to be our affiliates after the spin-off generally include individuals or entities that control, are controlled by, or are under common control with us, and include our directors and certain of our officers. Our affiliates will be permitted to sell their shares of GSG Class A Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act ("Rule 144").

        Under Rule 144, an affiliate may not sell within any three-month period shares of GSG Class A Stock in excess of the greater of:

  •
  1% of the then outstanding number of shares of GSG Class A Stock; and

  •
  the average weekly trading volume of GSG Class A Stock on the NYSE during the four calendar weeks preceding the filing of a notice with the SEC on Form 144 with respect to such sale.

        Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and availability of current public information about us. Among other restrictions, sales will not be able to be made using Rule 144 until GSG has been subject to the reporting requirements of Section 13 of the Exchange Act for a period of at least 90 days, which will occur on                , 2015.

GSG Class B Stock

        The GSG Class B Stock may not be transferred. With the approval of our Board, the GSG Class B Stock can be converted into GSG Class A Stock and then sold. The GSG Class A Stock received by our affiliates upon the conversion of the GSG Class B Stock will be subject to the same restrictions applicable to our affiliates described under "—Transferability of Shares You Receive—GSG Class A Stock."

Employee Stock-Based Plans

        Pursuant to GAMCO's 2002 Stock Award and Incentive Plan, the holders of GAMCO RSAs are generally entitled to an equitable adjustment in their awards, in order to prevent their dilution due to a spin-off. Therefore, in the spin-off, the holders of GAMCO RSAs will receive GSG RSAs. The new GSG RSAs will have essentially the same terms as the GAMCO RSAs, such that the holders GAMCO RSAs will have awards of the same financial value and other terms immediately before and after the spin-off.

Material U.S. Federal Income Tax Consequences of the Spin-Off

        The following discussion summarizes the material U.S. federal income tax consequences of the spin-off to us, GAMCO, and GAMCO stockholders. This discussion is based upon the U.S. federal income tax laws and regulations now in effect and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations, any of which may be applied retroactively. It is not intended to and does not constitute tax advice for any individual or legal entity, nor may or should it be so interpreted.

        Each stockholder is urged to consult his or her tax advisor as to the specific tax consequences of the spin-off to that stockholder, including the effect of any state, local or foreign tax laws or U.S. tax laws other than those relating to income taxes and of changes in applicable tax laws.

        The following summary is for general information only and may not be applicable to stockholders who received their shares of GSG common stock pursuant to an employee benefit plan (or otherwise as compensation) or who are not citizens or residents of the United States (or are not otherwise United States persons) within the meaning of the Code or who are otherwise subject to special treatment under the Code, such as tax-exempt entities, partnerships (including arrangements treated as partnerships for U.S. federal income tax purposes), financial institutions, insurance companies, dealers or traders in public securities, and persons who hold their shares of GAMCO common stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes. Each stockholder's individual circumstances may affect the tax consequences of the spin-off to such stockholder. In addition, no information is provided with respect to tax consequences under any applicable foreign, state or local laws. Consequently, stockholders are advised to consult their own tax advisor as to the specific tax consequences of the spin-off and the effect of possible changes in tax laws.

        If a partnership (including any arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of GAMCO common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of GAMCO common stock should consult its tax advisor regarding the tax consequences of the spin-off.

        We have not sought and have not received, and do not plan on seeking or obtaining, a ruling from the IRS regarding the tax consequences of the spin-off. Accordingly, there can be no assurance that the IRS or another taxing authority will not assert that the distribution is taxable to GAMCO, GSG or GAMCO stockholders. However, as discussed previously, we expect that the distribution of GSG shares will not be taxable to GAMCO, GSG or GAMCO stockholders. The distribution is expected to meet the requirements for a tax-free spin-off under Section 355 of the Code. Therefore, we believe that the spin-off will produce the following consequences:

  •
  GAMCO will not recognize any gain or loss upon the spin-off of the stock of GSG to the GAMCO stockholders;

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  no gain or loss will be recognized by, or be includible in the income of, a holder of GAMCO common stock solely as the result of the receipt of GSG common stock in the spin-off;

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  the aggregate basis of GAMCO common stock and GSG common stock in the hands of GAMCO stockholders immediately after the spin-off will be the same as the basis of GAMCO common stock held by the stockholders immediately before the spin-off, allocated between the common stock of GAMCO and GSG in proportion to the relative fair market values of each on the distribution date;

  •
  the holding period of GSG common stock received by GAMCO stockholders will include the holding period of their GAMCO common stock with respect to which the spin-off was made, provided that such GAMCO common stock is held as a capital asset on the date of the spin-off; and

  •
  the receipt of cash in lieu of a fractional share of GSG common stock generally will be treated as a sale of GSG common stock, and a GAMCO stockholder will recognize gain or loss equal to the difference between the amount of cash received and the stockholder's basis in the fractional share of GSG common stock, as determined above. The gain or loss will be long-term capital gain or loss if the holding period for the fractional share of GSG common stock, as determined above, is more than one year.

        Although we expect the spin-off to be tax-free under Section 355(e) of the Code, the spin-off could nevertheless become taxable to GAMCO (but not GAMCO's stockholders) if GSG or GAMCO were to undergo a change in control pursuant to a plan or a series of related transactions that include the spin-off. Any transaction that occurs within the four-year period beginning two years prior to the spin-off is presumed to be part of a plan or a series of related transactions, which include the spin-off unless GAMCO establishes otherwise. In this context, a change in control generally means a shift in 50% or more of the ownership of either GAMCO or GSG.

        Certain transactions related to the spin-off could result in the recognition of income or gain by GAMCO.

        The foregoing is a summary of the material U.S. federal income tax consequences of the spin-off under current law. The foregoing does not purport to address all U.S. federal income tax consequences or tax consequences that may arise under the tax laws of various states or other jurisdictions or that may apply to particular categories of stockholders. Each GAMCO stockholder should consult his, her or its tax advisor as to the particular tax consequences of the distribution to such stockholder, including the application of U.S. federal, state, local and foreign tax laws, and the effect of possible changes in tax laws that may affect the tax consequences described above.

Information Reporting

        Treasury Regulations require certain "significant" GAMCO stockholders who receive GSG common stock pursuant to the spin-off to attach to his or her U.S. federal income tax return for the taxable year in which the spin-off occurs a detailed statement setting forth certain information with respect to the spin-off. GSG will provide adequate information to such stockholders for this purpose.

Trading Markets for the GSG Common Stock

        There is currently no public market for the GSG common stock. We will apply to have the GSG Class A Stock listed on the NYSE under the symbol "GSGI." We anticipate that trading of the GSG Class A Stock will commence on a "when-issued" basis shortly before the record date. When-issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. On the first trading day following the distribution date, when-issued trading with respect to the GSG Class A Stock will end and "regular way" trading will begin. Regular way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of the transaction. We cannot predict what the trading prices for the GSG Class A Stock will be before or after the distribution date. See "Risk Factors—Risks Related to the GSG Common Stock." In addition, we cannot predict any change that may occur in the trading price of GAMCO Class A Stock as a result of the spin-off.

        We do not intend to list the GSG Class B Stock on any exchange, and we do not expect that a trading market for the GSG Class B Stock will develop.

Trading of GAMCO Class A Stock After the Record Date and Prior to the Distribution

        Beginning on or shortly before the record date and through the distribution date, there will be two concurrent markets in which to trade GAMCO Class A Stock: a regular way market and an ex-distribution market. Shares of GAMCO Class A Stock that trade in the regular way market will trade with an entitlement to shares of GSG Class A Stock distributed in connection with the spin-off. Shares of GAMCO Class A Stock that trade in the ex-distribution market will trade without an entitlement to shares of GSG Class A Stock distributed in connection with the spin-off. Therefore, if you owned shares of GAMCO Class A Stock on the record date and sell those shares in the regular way market on or prior to the distribution date, you also will be selling your right to receive the shares of GSG Class A Stock that would have been distributed to you in connection with the spin-off. If you sell those shares of GAMCO Class A Stock in the ex-distribution market prior to or on the distribution date, you will still receive the shares of GSG Class A Stock that were to be distributed to you in connection with the spin-off as a result of your ownership of the shares of GAMCO common stock.

Sale of GAMCO Stock and/or Note to GSG

        After the record date and before the distribution date, GAMCO expects to either sell or transfer to us shares of GAMCO Class A Stock that are currently held in treasury, newly issued preferred shares or a note of GAMCO or another party, or a combination of any or all three, in the amount of $             million. On or before the distribution date, GAMCO expects to contribute to GSG its 93.9% interest in GSI, as well as approximately $             million in cash and other assets.

        Any shares of GAMCO Class A Stock sold or transferred subsequent to the record date will not receive any distribution with respect to in the spin-off. After the distribution, any such shares will be treated as issued and outstanding shares of GAMCO and, for accounting purposes, as available for sale ("AFS") securities at GSG.

Spin-Off Conditions and Termination

        We expect that the spin-off's distribution date will be on or about                , 2015, provided that, among other things:

  •
  the SEC has declared effective our registration statement on Form 10, of which this information statement is a part, under the Exchange Act, with no stop order in effect with respect to the Form 10;

  •
  this information statement shall have been mailed to the holders of GAMCO common stock;

  •
  the actions and filings, if any, necessary under securities and blue sky laws of the states of the United States and any comparable laws under any foreign jurisdictions must have been taken and become effective;

  •
  no order, injunction, decree or regulation issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the spin-off will be in effect and no other event outside GAMCO's control will have occurred or failed to occur that prevents the consummation of the spin-off;

  •
  the approval for listing of the GSG Class A Stock on the NYSE, subject to official notice of issuance, shall have been obtained;

  •
  GAMCO shall have received an opinion from its tax counsel regarding the tax-free status of the spin-off as of the distribution date (see "—Material U.S. Federal Income Tax Consequences of the Spin-Off"); and

  •
  no event or development has occurred or exists that, in the judgment of the GAMCO Board, in its sole discretion, makes the spin-off inadvisable.

Reasons for Furnishing and Content of this Information Statement

        This information statement is being furnished solely to provide information to holders of GAMCO common stock who will receive shares of GSG common stock in connection with the spin-off. It is not provided as an inducement or encouragement to buy or sell any securities. You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this information statement may occur after the date, and neither GAMCO's nor GSG's management has an obligation or intention to update the information.

Accounting Treatment

        The spin-off will be accounted for by GAMCO as a dividend at historical cost, and no gain or loss will be recorded.

DIVIDEND POLICY

        We currently contemplate paying a dividend; however, we cannot assure you that we will pay any dividend. Whether we pay cash dividends in the future will be at the discretion of our Board and will be dependent upon our financial condition, results of operations, capital requirements, and any other factors that our Board determines are relevant.

REGULATORY APPROVALS

        We do not believe that any regulatory approvals are required in connection with the spin-off, other than possible approval by FINRA of certain of the Formation Transactions.

 BUSINESS

Overview

        GSG was incorporated under the laws of the State of Delaware on April 15, 2015 to be the holding company for the Gabelli Securities Group in the spin-off.

Alternative Investment Management

        We own a 93.9% interest in GSI, a registered investment advisor. GSI and its wholly owned subsidiary, Gabelli & Partners, collectively serve as general partners or investment managers to Investment Partnerships, and separate accounts. We primarily manage assets in equity event-driven value strategies, across a range of risk and event arbitrage portfolios. The business earns fees from its advisory assets, and income (loss) from trading and investment portfolio activities. The advisory fees include management and incentive fees. Management fees are largely based on a percentage of the portfolios' levels of AUM. Incentive fees are based on the percentage of profits derived the from investment performance delivered to clients' invested assets. As of March 31, 2015, we managed a total of $1.0 billion in assets. GSI is registered with the SEC as an investment advisor under Advisers Act. Certain employees of GAMCO own 1.9% of GSI, and the remaining 4.2% of GSI is owned by individual investors unrelated to GAMCO. Stockholders of GSI who are employees of GSI or its affiliates may only sell their GSI shares to GSI at the book value per share of the previous fiscal year end. Upon completion of the spin-off, stockholders who are employees of GSI or its affiliates will only be permitted to sell their GSI shares to GSI at the book value per share of the previous fiscal year end.

        In our event-driven value funds we seek investments trading at prices that differ from those determined using our proprietary "Private Market Value (PMV) with a Catalyst™" methodology where we have identified a near-term catalyst to narrow the market difference to PMV. Catalysts can include a spinoff, stock buyback, asset sale, management change, regulatory change or accounting change.

        Event merger arbitrage is a subset of event-driven value investing where the catalyst, an acquisition of the company, has already been announced. In event merger arbitrage, the goal is to capture the difference between the market value of a security and what the acquirer is paying in the acquisition. Returns in merger arbitrage are primarily driven by the successful completion of the announced transactions in the portfolio. Other factors that can affect returns include short-term interest rates and the availability of investible deals. While merger arbitrage returns have historically been non-market correlated and deal-specific, event-driven value returns are more correlated to broader equity markets.

        We generally manage assets on a discretionary basis and invest in a variety of U.S. and foreign securities utilizing a bottom up value investment style. Our managed funds primarily employ absolute return strategies such that we strive to generate positive returns regardless of market cycles or performance.

        We introduced our first alternative fund, a merger arbitrage partnership, Gabelli Arbitrage (renamed Gabelli Associates), in February 1985. We then launched the Gabelli Rosenthal partnership in July 1985 to focus on leveraged buyout opportunities. An offshore version of the event merger arbitrage strategy was added in 1989. Building on our strengths in global event-driven value investing, several new Investment Partnerships have been added to balance investors' geographic, strategy and sector needs. Today, we offer 20 Investment Partnerships in multiple categories, including event merger arbitrage, event-driven value and other across a broad range of absolute return products. Within our event merger arbitrage strategy, as of March 31, 2015, we managed approximately $824 million of assets for investors who seek positive returns not correlated to fluctuations of the general market. These funds seek to drive returns by investing in announced merger and acquisition transactions that are primarily dependent on deal closure and less on the overall market environment. In event-driven value, as of March 31, 2015, we managed approximately $134 million of assets focused on the U.S. and non-U.S. markets. We also manage $75 million of assets in a variety of other series of Investment Partnerships designed to offer investors a mechanism to diversify their portfolios by global economic and sectoral opportunities. These include sector, high yield, capital structure and venture capital or merchant banking portfolios. Since our inception, we have been closely identified with, and have enhanced, the "value" style of investing consistent with our fundamental objective of providing an absolute return for our clients. Our investment objective is to earn a superior risk-adjusted return over the long-term through our proprietary fundamental research. We serve a wide variety of investors including private wealth management accounts, corporations, corporate pension and profit-sharing plans, foundations, endowments, jointly-trusteed plans and municipalities as well as serving as sub-advisor to certain third-party investment funds.

Assets Under Management

        The following table sets forth GSG's total AUM for the dates shown.

Assets Under Management
(in thousands)

	At March 31,	At December 31,
Category(a)	2015	2014	2013	2012	2011	2010
Event Merger Arbitrage	$824,289	$795,894	$690,975	$721,065	$512,661	$400,996
Event-Driven Value(b)	133,832	166,825	140,091	123,648	131,833	54,944
Other(c)	74,997	76,827	76,050	75,469	65,300	59,593

Total	$1,033,118	$1,039,546	$907,116	$920,182	$709,794	$515,533

(a)
Asset levels include various structures, including managed accounts, partnerships and offshore companies.

(b)
Excluding event merger arbitrage.

(c)
Includes investment vehicles focused on private equity, merchant banking, non-investment-grade credit and capital structure arbitrage.

Institutional Research Services

        We operate our institutional research services business through G.research, a wholly owned subsidiary of GSI. G.research is a broker-dealer registered under the Exchange Act. Through G.research, we act as an underwriter and provide institutional research services. G.research is regulated by FINRA. G.research's revenues are derived primarily from institutional research services, underwriting fees and selling concessions. As noted below, a significant portion of our institutional research services and underwriting revenues are from GAMCO and its affiliates. While the spin-off is not expected to have any impact on our provision of these services to GAMCO and its affiliates, we can provide no assurance that GAMCO and its affiliates will continue use our institutional research and underwriting services after the spin-off to the same extent as they have historically or at all.

Institutional Research Services

        G.research provides institutional investors with investment ideas in numerous industries and special situations, with a particular emphasis on small-cap and mid-cap companies. Our research analysts are industry-focused, following sectors that are based on our core competencies. They research companies of all market capitalizations on a global basis. The primary function of the research team is to gather data, array the data, and then project and interpret data from which investment decisions can be made. Analysts publish their insights in the form of research reports and daily notes. In addition, G.research hosts numerous conferences each year which bring together industry leaders and institutional investors. The objective of the institutional research services is to provide superior investment ideas to investment decision makers.

        Analysts are generally assigned to research platforms, coordinated by a senior analyst, in order to ensure a consistent process, enhance idea cross-fertilization and knowledge-sharing. Our platforms include Digital, which includes cable, telecommunications, broadcasting, publishing, advertising, entertainment and technology; utilities and renewable energy; Consumer, Health and Wellness, Autos, Aerospace and Capital Goods; Natural Resources; and Financial Services.

        G.research generates institutional research services revenues through brokerage activities from securities transactions executed on an agency basis on behalf of institutional and private wealth management clients as well as from retail customers and mutual funds. Institutional research services revenues totaled $9.2 million, $8.9 million, and $11.0 million for the years ended December 31, 2014, 2013 and 2012, respectively. G.research earned $4.7 million, $4.8 million and $4.8 million, or approximately 54%, 58% and 61%, of its commission revenue from transactions executed on behalf of funds advised by Gabelli Funds, LLC, and private wealth management clients advised by GAMCO Asset Management Inc. for the years ended December 31, 2014, 2013 and 2012, respectively. Additionally, for the year ended December 31, 2014, Gabelli Funds, LLC and GAMCO Asset Management Inc. paid $0.8 million and $0.7 million, respectively, to G.research pursuant to research services agreements. Gabelli Funds, LLC and GAMCO Asset Management Inc. are both wholly owned subsidiaries of GAMCO. G.research continues to pursue expansion of such activities.

Underwriting

        During 2014, G.research participated as Sales Manager in the at the market offerings of The GAMCO Global Gold, Natural Resources & Income Trust and acted as Dealer Manager for The Gabelli Equity Trust Rights Offering, the Gabelli Multimedia Trust Rights Offering, the Gabelli Healthcare & Wellness Trust Rights Offering, and acted as co-manager in The Gabelli Health & Wellness Trust 5.875% Series B Cumulative Preferred Stock Offering. For the year ended December 31, 2014, G.research earned $0.6 million for these roles. During 2013, G.research participated as Sales Manager in the at the market offerings of The GAMCO Global Gold, Natural Resources & Income Trust and acted as Dealer Manager for The Gabelli Global Utility and Income Trust's Series A Preferred Share Rights Offering, and acted as co-manager in The GAMCO Global Gold, Natural Resources & Income Trust 5% Series B Cumulative Preferred Stock Offering. For the year ended December 31, 2013, G.research earned $0.8 million for these roles. During 2012, G.research participated as Sales Manager in the at the market offerings of The GAMCO Global Gold, Natural Resources & Income Trust and acted as Dealer Manager for The Gabelli Equity Trust's Series F Cumulative Preferred Rights Offering, and acted as co-underwriter for The Gabelli Equity Trust's Series H Cumulative Preferred Stock Offering. For the year ended December 31, 2012, G.research earned $3.2 million for these roles.

Proprietary Trading

        We received a substantial portion of the cash and investments previously held by GAMCO prior to the spin-off. We expect to use this proprietary investment portfolio to provide seed capital in introducing new products, expand our geographic presence, develop new markets and pursue strategic acquisitions, alliances and lift-outs. Our proprietary portfolios are largely invested in products we manage or that are managed by GAMCO.

Business Strategy

        Our business strategy targets global growth of the business through continued leveraging of our proven asset management strengths including our funds, long-term performance record, diverse product offerings and experienced investment, research and client relationship professionals. In order to achieve performance and growth in AUM and profitability, we are pursuing a strategy which includes the following key elements:

Continuing an active fundamental Investment Approach

        After the spin-off, our legacy of Gabelli "Private Market Value (PMV) with a Catalyst™" (event driven value investing) will remain the principal management philosophy of GSG and an important methodology guiding our business operations. This method is based on the investing principles articulated by Graham & Dodd in 1934, and has been further augmented by our founder Mario J. Gabelli. This approach, however, will not necessarily be utilized in connection with all of our products.

Growing our Investment Partnerships Advisory Business

        We intend to grow our Investment Partnerships advisory business by gaining share in existing products and introducing new products within our core competencies, such as event and merger arbitrage. In addition, we intend to grow internationally.

Capitalizing on Acquisitions, Alliances and Lift-outs

        We intend to leverage our research and investment capabilities to selectively and opportunistically pursue acquisitions, alliances and lift-outs that will broaden our product offerings and add new sources of distribution.

Pursuing Partnerships and Joint Ventures

        We expect to pursue partnerships and joint ventures with partners that we believe have a strong fit with GSG with respect to product quality and that would provide Asian/European distribution capabilities that would complement our U.S. equity product expertise.

Continuing Our Sponsorship of Industry Conferences

        G.research, our institutional research services business, sponsors industry conferences and management events throughout the year. At these conferences and events, senior management from leading companies share their thoughts on the industry, competition, regulation and the challenges and opportunities in their businesses with portfolio managers and securities analysts. These meetings are an important component of the research services provided to institutional clients. Specifically, in 2014, we hosted 5 such meetings: our 38th Annual Automotive Aftermarket Symposium, 24th Annual Pump Valve & Energy Infrastructure Conference, 20th Annual Aircraft Supplier Conference, 6th Annual Movie & Entertainment Conference and 5th Annual Specialty Chemicals Conference.

Attracting and Retaining Experienced Professionals

        We offer significant variable compensation that provides opportunities to our staff. We expect to increase the scope of our investment management capabilities by adding portfolio managers and other investment personnel in order to expand our products. Our ability to attract and retain highly-experienced investment and other professionals with a long-term commitment to us and our clients has been, and will continue to be, a significant factor in our long-term growth.

Competition

        The alternative asset management industry is intensively competitive and is expected to remain so. We face competition in all aspects of our business and in each of our investment strategies from other managers both in the United States and globally. We compete with other alternative investment management firms, insurance companies, banks, brokerage firms and other financial institutions that offer products that have similar features and investment objectives. Many of these investment management firms are subsidiaries of large diversified financial companies and may have access to greater resources, including liquidity sources, not available to us. Many others are much larger in terms of AUM and revenues and, accordingly, have much larger sales organizations and marketing budgets. Historically, we have competed primarily on the basis of the long-term investment performance of many of our investment products. However, we have taken steps to increase our distribution channels, brand name awareness and marketing efforts.

        The market for providing investment management services to institutional and private wealth management clients is also highly competitive. Approximately 27% of our investment advisory fee revenue for the year ended December 31, 2014 was derived from our institutional and private wealth management. Selection of investment advisors by U.S. institutional investors is often subject to a screening process and to favorable recommendations by investment industry consultants. Many of these investors require their investment advisors to have a successful and sustained performance record, often five years or longer with focus also on one-year and three-year performance records. We have significantly increased our AUM on behalf of U.S. institutional investors since our entry into the institutional asset management business. At the current time, we believe that our investment performance record would be attractive to potential new institutional and private wealth management clients. However, no assurance can be given that our efforts to obtain new business will be successful.

Intellectual Property

        Service marks and brand name recognition are important to our business. We have rights to the service marks under which our products are offered. We have registered certain service marks in the United States and will continue to do so as new trademarks and service marks are developed or acquired. We have rights to use the "Gabelli" name, the "GAMCO" name, and other names pursuant to a Service Mark and Name License Agreement, a royalty-free perpetual license agreement we entered into with GAMCO. Pursuant to assignment agreements, Mario J. Gabelli has assigned to us and GBL all of his rights, title and interests in and to the "Gabelli" name for use in connection with investment management services and brokerage services. However, under the assignment agreements, Mario J. Gabelli will retain any and all rights, title and interests he has or may have in the "Gabelli" name for use in connection with (i) charitable foundations controlled by Mario J. Gabelli or members of his family and (ii) entities engaged in private investment activities for Mario J. Gabelli or members of his family. In addition, the funds managed by Mario J. Gabelli outside GAMCO and GSG have entered into a license agreement with GAMCO and us permitting them to continue limited use of the "Gabelli" name under specified circumstances. We have taken, and will continue to take, action to protect our interests in these service marks.

Regulation

        Virtually all aspects of our businesses are subject to various federal, state and foreign laws and regulations. These laws and regulations are primarily intended to protect investment advisory clients and investors, the markets and customers of broker-dealers. Under such laws and regulations, agencies that regulate investment advisors and broker-dealers have broad powers, including the power to limit, restrict or prohibit such an advisor or broker-dealer from carrying on its business in the event that it fails to comply with such laws and regulations. In such an event, the possible sanctions that may be imposed include civil and criminal liability, the suspension of individual employees, injunctions, limitations on engaging in certain lines of business for specified periods of time, revocation of the investment advisor and other registrations, censures and fines.

Global Regulatory Reform

        We are subject to numerous regulatory reform initiatives in each country in which we do business. Any such initiative, or any new laws or regulations or changes in enforcement of existing laws or regulations, could materially and adversely impact the scope or profitability of GSG's business activities, lead to business disruptions, require GSG to change certain business practices and expose GSG to additional costs (including compliance and legal costs), as well as reputational harm. GSG's profitability also could be materially and adversely affected by modification of the rules and regulations that impact the business and financial communities in general, including changes to the laws governing taxation, antitrust regulation and electronic commerce.

        Dodd-Frank Wall Street Reform and Consumer Protection Act.    In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "DFA") was signed into law in the United States. The DFA is expansive in scope and requires the adoption of extensive regulations and numerous regulatory decisions, many of which have been adopted. As the impact of these rules will become evident over time, it is not yet possible to predict the ultimate effects that the DFA, or subsequent implementing regulations and decisions, will have upon GSG's business, financial condition and results of operations.

        Securities and Exchange Commission Review of Asset Managers.    Our business may also be impacted by the SEC regulatory initiatives. For example, on December 11, 2014 the Chair of the SEC announced that she is recommending that the SEC enhance its oversight of asset managers by (i) expanding and updating data requirements with which asset managers must comply, (ii) improving fund level controls, including those related to liquidity levels and the nature of specific instruments and (iii) ensuring that asset management firms have appropriate transition plans in place to deal with market stress events or situations where an investment adviser is no longer able to serve its clients. Although these recommendations have not yet resulted in any proposed rules, any additional SEC oversight or the introduction of any new reporting, disclosure or control requirements could expose us to additional compliance costs and may require us to change how we operate our business.

        Taxation.    Our global business may be impacted by the FATCA, which was enacted in 2010 and introduced expansive new investor onboarding, withholding and reporting rules aimed at ensuring U.S. persons with financial assets outside of the United States pay appropriate taxes. In many instances, however, the precise nature of what needs to be implemented will be governed by bilateral Intergovernmental Agreements ("IGAs") between the United States and the countries in which we do business or have accounts. While many of these IGAs have been put into place, others have yet to be concluded. The FATCA rules will impact both U.S. and non-U.S. funds and subject us to extensive additional administrative burdens. The Organization for Economic Co-operation and Development has also recently launched the BEPS proposal that aims to rationalize tax treatment across jurisdictions. If the BEPS proposal becomes the subject of legislative action in the format proposed, it could have unintended taxation consequences for collective investment vehicles and our tax position, which could adversely affect our financial condition.

        In addition, certain individual EU Member States, such as France and Italy, have enacted national FTTs. There has also been renewed momentum by several other Member States to introduce FTTs, which would impose taxation on a broad range of financial instrument and derivatives transactions. In general, any tax on securities and derivatives transactions would impact investors and would likely have a negative impact on the liquidity of the securities and derivatives markets, could diminish the attractiveness of certain types of products that we manage in those countries and could cause clients to shift assets away from such products. An FTT could significantly increase the operational costs of our entering into, on behalf of our clients, securities and derivatives transactions that would be subjected to an FTT, which could adversely impact our financial results and clients' performance results.

        Our business could also be impacted to the extent there are other changes to tax laws. For example, the administration recently announced its proposed U.S. federal budget, which called for new industry fees for financial firms. To the extent such fees are adopted and found to apply to us, such fees could adversely affect our financial results.

        Alternative Investment Fund Managers Directive.    Our European business is impacted by the EU Alternative Investment Fund Managers Directive ("AIFMD"), which became effective on July 21, 2011. The AIFMD regulates managers of, and service providers to, a broad range of alternative investment funds ("AIFs") domiciled within and (depending on the precise circumstances) outside the EU. The AIFMD also regulates the marketing of all AIFs inside the European Economic Area ("EEA"). The AIFMD is being implemented in stages, which run through 2018. Compliance with the AIFMD's requirements restrict alternative investment fund marketing and impose additional compliance and disclosure obligations regarding remuneration, capital requirements, leverage, valuation, stakes in EU companies, depositaries, the domicile of custodians and liquidity management on GSG. These new compliance and disclosure obligations and the associated risk management and reporting requirements will subject us to additional expenses.

        Undertakings for Collective Investment in Transferable Securities.    The EU has also adopted directives on the coordination of laws, regulations and administrative provisions relating to undertakings for collective investment in transferable securities ("UCITS") as regards depositary functions, remuneration policies and sanctions. The latest initiative in this area, UCITS V, which became effective in September 2014, seeks to align the depositary regime, remuneration rules and sanctioning powers of regulators under the UCITS Directive with the requirements of the AIFMD. UCITS V is required to be adopted in the national law of each EU member state during the second quarter of 2016. Similarly, in August 2014 ESMA revised the guidelines it initially published in 2012 on exchange-traded funds and other UCITS funds. The guidelines introduced new collateral management requirements for UCITS funds concerning collateral received in the context of derivatives using Efficient Portfolio Management ("EPM") techniques (including securities lending) and over-the-counter derivative transactions. These rules, which are now in effect, required us to make a series of changes to its collateral management arrangements applicable to the EPM of its UCITS fund ranges. Compliance with the UCITS directives will cause us to incur additional expenses associated with new risk management and reporting requirements.

Existing U.S. Regulation Overview

        GSG and certain of its U.S. subsidiaries are currently subject to extensive regulation, primarily at the federal level, by the SEC, the Department of Labor, FINRA and other government agencies and regulatory bodies. Certain of our U.S. subsidiaries are also subject to various anti-terrorist financing, privacy, anti-money laundering regulations and economic sanctions laws and regulations established by various agencies.

The Investment Advisers Act of 1940

        GSI is registered with the SEC under the Advisers Act and is regulated by and subject to examination by the SEC. The Advisers Act imposes numerous obligations on registered investment advisors including fiduciary duties, disclosure obligations and record keeping, operational and marketing requirements. The SEC is authorized to institute proceedings and impose sanctions for violations of the Advisers Act, ranging from censure to termination of an investment advisor's registration. The failure of GSI to comply with the requirements of the SEC could have a material adverse effect on us.

        We derive a substantial majority of our revenues from investment advisory services through our various investment management agreements. Under the Advisers Act, our investment management agreements may not be assigned without the client's consent.

Broker-Dealer and Trading and Investment Regulation

        G.research is registered as broker-dealer with the SEC and is subject to regulation by FINRA and various states. In its capacity as a broker-dealer, G.research is required to maintain certain minimum net capital amounts. These requirements also provide that equity capital may not be withdrawn, advances to affiliates may not be made or cash dividends paid if certain minimum net capital requirements are not met. G.research's net capital, as defined, met or exceeded all minimum requirements as of March 31, 2015. As a registered broker-dealer, G.research is also subject to periodic examination by FINRA, the SEC and the state regulatory authorities.

        Our trading and investment activities for client accounts are regulated under the Exchange Act, as well as the rules of various U.S. and non-U.S. securities exchanges and self-regulatory organizations, including laws governing trading on inside information, market manipulation and a broad number of technical requirements (e.g., short sale limits, volume limitations and reporting obligations) and market regulation policies in the United States and globally. Violation of any of these laws and regulations could result in restrictions on our activities and damage our reputation.

Potential Legislation Relating to Private Pools of Capital

        We manage a variety of private pools of capital, including hedge funds. Congress, regulators, tax authorities and others continue to explore, on their own and in response to demands from the investment community and the public, increased regulation related to private pools of capital, including changes with respect to investor eligibility, certain limitations on trading activities, record-keeping and reporting, the scope of anti- fraud protections, safekeeping of client assets and a variety of other matters. GSG may be materially and adversely affected by new legislation, rule-making or changes in the interpretation or enforcement of existing rules and regulations imposed by various regulators.

ERISA

        Subsidiaries of GSG are subject to ERISA and to regulations promulgated thereunder, insofar as they are "fiduciaries" under ERISA with respect to certain of their clients ERISA and applicable provisions of the Code, impose certain duties on persons who are fiduciaries under ERISA and prohibit certain transactions involving ERISA plan clients. Our failure to comply with these requirements could have a material adverse effect on us.

The Patriot Act

        The USA Patriot Act of 2001 contains anti-money laundering and financial transparency laws and mandates the implementation of various new regulations applicable to broker-dealers and other financial services companies, including standards for verifying client identification at account opening, and obligations to monitor client transactions and report suspicious activities. Anti-money laundering laws outside of the United States contain some similar provisions. Our failure to comply with these requirements could have a material adverse effect on us.

Laws and Other Issues Relating to Taking Significant Equity Stakes in Companies

        Investments by GSG and on behalf of our advisory clients and Investment Partnerships often represent a significant equity ownership position in an issuer's class of stock. As of December 31, 2014, we had five percent or more beneficial ownership with respect to 120 equity securities (this is partially due to the fact that we may be deemed to be a member of "group" with GAMCO and therefore may be deemed to beneficially own the securities owned by that group). This activity raises frequent regulatory, legal and disclosure issues regarding our aggregate beneficial ownership level with respect to portfolio securities, including issues relating to issuers' stockholder rights plans or "poison pills," and various federal and state regulatory limitations, including state gaming laws and regulations, federal communications laws and regulations and federal and state public utility laws and regulations, as well as federal proxy rules governing stockholder communications and federal laws and regulations regarding the reporting of beneficial ownership positions. Our failure to comply with these requirements could have a material adverse effect on us.

Existing International Regulation Overview

        Our international operations are subject to the laws and regulations of a number of international jurisdictions, as well as oversight by numerous regulatory agencies and bodies in those jurisdictions. In some instances, they are also affected by U.S. laws and regulations that have extra-territorial application.

        Below is a summary of certain international regulatory standards to which GSG is subject. It is not meant to be comprehensive as there are parallel legal and regulatory arrangements in force in many jurisdictions where GSG's subsidiaries conduct business.

        Of note among the various other international regulations to which GSG is subject, are the extensive and increasingly stringent regulatory reporting requirements that necessitate the monitoring and reporting of issuer exposure levels (thresholds) across the holdings of managed funds and accounts and those of GSG.

European Regulation

        The FCA currently regulates GSG in the United Kingdom. It also regulates those U.K. subsidiaries' branches established in other European countries and the U.K. branches of certain of GSG's U.S. subsidiaries. Authorization by the FCA is required to conduct certain financial services related business in the United Kingdom under the Financial Services and Markets Act 2000. The FCA's rules adopted under that Act govern the majority of a firm's capital resources requirements, senior management arrangements, conduct of business, interaction with clients and systems and controls. The FCA supervises GSG through a combination of proactive engagement, event-driven and reactive supervision and thematic based reviews in order to monitor our compliance with regulatory requirements. Breaches of the FCA's rules may result in a wide range of disciplinary actions against our U.K.-regulated subsidiaries and/or its employees.

        In addition, our U.K.-regulated subsidiaries and other European subsidiaries and branches must comply with the pan-European regulatory regime established by the Markets in Financial Instruments Directive ("MiFID"), which became effective on November 1, 2007 and regulates the provision of investment services and activities throughout the wider EEA. MiFID, the scope of which is being enhanced through MiFID 2 which is described more particularly under "—Global Regulatory Reform" above, sets out detailed requirements governing the organization and conduct of business of investment firms and regulated markets. It also includes pre- and post-trade transparency requirements for equity markets and extensive transaction reporting requirements. In addition, relevant entities must comply with revised obligations on capital resources for banks and certain investment firms (the Capital Requirements Directive), which became effective in January 2014. These include requirements not only on capital, but address matters of governance and remuneration as well. The obligations introduced through these directives will have a direct effect on some of our European operations.

        Our EU-regulated subsidiaries are additionally subject to an EU regulation on OTC derivatives, central counterparties and trade repositories, which was adopted in August 2012 and which requires (i) the central clearing of standardized OTC derivatives, (ii) the application of risk-mitigation techniques to non-centrally cleared OTC derivatives and (iii) the reporting of all derivative contracts from February 2014.

Regulatory Matters

        The investment management industry is likely to continue facing a high level of regulatory scrutiny and become subject to additional rules designed to increase disclosure, tighten controls and reduce potential conflicts of interest. In addition, the SEC has substantially increased its use of focused inquiries which request information from investment advisors regarding particular practices or provisions of the securities laws. We participate in some of these inquiries in the normal course of our business. Changes in laws, regulations and administrative practices by regulatory authorities, and the associated compliance costs, have increased our cost structure and could in the future have a material adverse impact. Although we have installed procedures and utilize the services of experienced administrators, accountants and lawyers to assist us in adhering to regulatory guidelines and satisfying these requirements, and maintain insurance to protect ourselves in the case of client losses, there can be no assurance that the precautions and procedures that we have instituted and installed, or the insurance that we maintain to protect ourselves in case of client losses, will protect us from all potential liabilities.

Legal Proceedings

        From time to time, we may be named in legal actions and proceedings. These actions may seek substantial or indeterminate compensatory as well as punitive damages or injunctive relief. We are also subject to governmental or regulatory examinations or investigations. Examinations or investigations can result in adverse judgments, settlements, fines, injunctions, restitutions or other relief. For any such matters, the combined consolidated financial statements include the necessary provisions for losses that we believe are probable and estimable. Furthermore, we evaluate whether there exist losses which may be reasonably possible and, if material, make the necessary disclosures.

Employees

        At the time of the spin-off, GSG is expected to have three executive officers and                other employees performing day-to-day management functions. Additionally, through the Transitional Services Agreement, employees of GAMCO will perform other functions. For more information, see "Management."

Real Estate Properties

        GSG owns no properties. GSG currently pays GAMCO an occupancy charge with respect to the office space it uses at GAMCO's offices at 401 Theodore Fremd Avenue in Rye, NY. GSG will continue to use the same space after the distribution pursuant to the Administrative and Management Services Agreement to be entered into with GAMCO.

Status as an Emerging Growth Company and a Smaller Reporting Company

        We are an "emerging growth company," as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies." These exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

        Although we are still evaluating the JOBS Act, we may take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us as long as we qualify as an emerging growth company, except that we have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 107(b) of the JOBS Act.

        We will, in general, remain as an emerging growth company for up to five full fiscal years following the distribution. We would cease to be an emerging growth company and, therefore, become ineligible to rely on the above exemptions, if we:

  •
  have more than $1 billion in annual revenue in a fiscal year;

  •
  issue more than $1 billion of non-convertible debt during the preceding three-year period; or

  •
  become a "large accelerated filer" as defined in Exchange Act Rule 12b-2, which would occur after: (i) we have filed at least one annual report pursuant to the Exchange Act; (ii) we have been an SEC-reporting company for at least 12 months; and (iii) the market value of GSG common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter.

        In addition, we qualify as a "smaller reporting company" under the Exchange Act. As a smaller reporting company, we enjoy many of the same exemptions as emerging growth companies, and those exemptions would continue to be available to us even after the emerging growth company status expires if we still are a smaller reporting company at such time.

 SELECTED HISTORICAL COMBINED CONSOLIDATED FINANCIAL DATA

        The selected historical combined consolidated financial data presented below has been derived in part from, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined consolidated financial statements and the notes thereto beginning on page F-1. Amounts included in the tables related to income statement data and balance sheet data are derived from audited combined consolidated financial statements for the three years ended December 31, 2014, 2013 and 2012 and from the unaudited combined condensed consolidated financial statements for the three months ended March 31, 2015 and 2014.

	Three Months Ended March 31,		Year Ended December 31,
Income Statement Data (in thousands)	2015	2014	2014	2013	2012
Revenues
Investment advisory and incentive fees	$2,135	$1,578	$9,779	$10,805	$8,952
Distribution fees and other income	516	519	2,090	677	1,644
Institutional research services	2,066	1,807	9,160	8,940	10,953

Total revenues	4,717	3,904	21,029	20,422	21,549
Expenses:
Compensation costs	5,880	4,925	22,298	23,322	20,864
Stock based compensation	638	448	1,921	510	3,432
Management fee	387	53	(37)	4,486	1,203
Other operating expenses	1,692	1,756	6,771	6,624	8,771

Total expenses	8,597	7,182	30,953	34,942	34,270
Operating loss	(3,880)	(3,278)	(9,924)	(14,520)	(12,721)
Other income (expense), net
Net gain from investments	6,946	3,285	6,502	50,949	21,012
Interest and dividend income	745	841	4,416	5,865	4,419
Interest expense	(334)	(398)	(1,376)	(1,908)	(1,928)

Total other income, net	7,357	3,728	9,542	54,906	23,503

Income/(loss) before income taxes	3,477	450	(382)	40,386	10,782
Income tax provision/(benefit)	1,101	(34)	775	13,157	3,106

Net income before noncontrolling interests	2,376	484	(1,157)	27,229	7,676
Net income (loss) attributable to noncontrolling interests	(9)	62	(4,157)	463	170

Net income	$2,385	$422	$3,000	$26,766	$7,506

		December 31,
	March 31, 2015
Balance Sheet Data (in thousands)		2014	2013	2012
Cash, cash equivalents and investments	$668,977	$653,308	$527,749	$524,633
Long-term obligations	—	—	—	—
Other liabilities and noncontrolling interest	71,830	171,767	93,345	79,211

Total liabilities and noncontrolling interest	71,830	171,767	93,345	79,211
Total equity	$624,211	$582,927	$495,375	$510,504

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited combined consolidated financial statements and related notes beginning on page F-1 below. Some of the information contained in this discussion and analysis constitutes forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this information statement, particularly under "Special Note Regarding Forward-Looking Statements" and "Risk Factors."

Introduction

        Our primary sources of revenues are advisory fees, which are highly correlated to the amount of assets under our management, and incentive fee income, which is based on the investment performance of our funds. AUM, which are directly influenced by the level and changes of the overall equity markets, can also fluctuate through acquisitions, the creation of new products, the addition of new accounts or the loss of existing accounts. At times, the performance of our equity products may differ markedly from popular market indices, and this can also impact our revenues. It is our belief that general stock market trends will have the greatest impact on our level of AUM and hence, revenues. We may also generate gains or losses through our proprietary investment portfolio. This portfolio includes investments in securities, sponsored registered investment companies, investment partnerships and hedge funds and a money market mutual fund invested in U.S. Treasury Bills and Notes. The gains and losses from these investments are impacted by changes in interest rates and the overall equity markets and are included in Other income, net, in our Combined Consolidated Statements of Income.

        As of March 31, 2015, we had over $1.0 billion of AUM, approximately 95% of which was invested in equities and the remaining 5% was invested in fixed income. We conduct our alternative investment management business through our 93.9% owned subsidiary, GSI, and Gabelli & Partners, a wholly owned subsidiary of GSI. GSI is an investment adviser registered under the Advisers Act. We also act as an underwriter and provide institutional research services through G.research, a broker-dealer subsidiary of GSI.

        GSI serves as the investment adviser to Investment Partnerships and separate accounts. Investment advisory fees, which are based on the amount and composition of the AUM in our client accounts, represent GSG's largest source of revenues. Advisory fees include both a management fee based on the level of AUM as well as an incentive allocation fee based on a percentage of the economic gain in the client accounts. Management fees are generally calculated on the assets at the beginning of the period, either monthly or quarterly, and incentive allocations are generally calculated on an annual basis. We recognize revenue only when the measurement period has been completed and when the incentive fees have been earned. Management fee rates for our event merger arbitrage products range from 1.0% to 1.5% and include a 20% incentive allocation. The event-driven value products carry a management fee of between 0.90% to 1.5% and an incentive allocation of 20%. Our other products have a management fee of 1% and an incentive allocation of either 10% or 20%.

        Institutional research services revenues consist of brokerage commissions derived from securities transactions executed on an agency basis on behalf of mutual funds, Institutional and Private Wealth Management clients as well as investment banking revenue, which consists of underwriting profits, selling concessions and management fees associated with underwriting activities. Commission revenues vary directly with account trading activity and new account generation. Investment banking revenues are directly impacted by the overall market conditions, which affect the number of public offerings which may take place.

        In addition to the general level and trends of the stock market, growth in our revenues depends on good investment performance, which influences the value of existing AUM as well as contributes to higher investment and lower redemption rates, and facilitates the ability to attract additional investors while maintaining current fee levels. Growth in AUM is also dependent on being able to access various distribution channels, which is usually based on several factors, including performance and service. Historically, we have depended on direct distribution of our products and services. However, in recent years we have utilized third parties to augment our internal distribution capabilities. As a separate company from GAMCO, we hope to be able to utilize more third parties to distribute our products, some of whom may be direct competitors of GAMCO in the mutual fund and private wealth management areas.

        Net gain/(loss) from investments includes realized and unrealized gains and losses on our proprietary assets, which include investments in stocks, mutual funds and both affiliated and unaffiliated partnerships and offshore funds.

        Interest and dividend income includes interest income earned from cash equivalents that were invested in a money market mutual fund managed by Gabelli Funds, LLC, a wholly owned subsidiary of GAMCO and a registered investment advisor.

Assets Under Management Highlights

        We reported assets under management as follows (dollars in millions):

	Three Months Ended March 31,
		Year Ended December 31,
							CAGR(a) 2015/2010
	2015	2014	2013	2012	2011	2010
Event Merger Arbitrage	$824	$796	$691	$721	$513	$401	18.5%
Event-Driven Value	134	167	140	124	132	55	23.3%
Other	75	77	76	75	65	59	5.8%

Total AUM	$1,033	$1,040	$907	$920	$710	$515	17.8%

        Our gross cash inflows by product line were as follows (in millions):

	Three Months Ended March 31,	Year Ended December 31,
	2015	2014	2013	2012	2011	2010
Event Merger Arbitrage	$38	$162	$79	$248	$175	$183
Event-Driven Value	—	45	38	29	92	13
Other	—	5	6	23	3	5

Total AUM	$38	$212	$123	$300	$270	$201

        Our gross cash outflows by product line were as follows (in millions):

	Three Months Ended March 31,	Year Ended December 31,
	2015	2014	2013	2012	2011	2010
Event Merger Arbitrage	$(22)	$(68)	$(137)	$(58)	$(79)	$(23)
Event-Driven Value	(34)	(21)	(36)	(42)	(9)	(7)
Other	(4)	(5)	(13)	(20)	—	(1)

Total AUM	$(60)	$(94)	$(186)	$(120)	$(88)	$(31)

        Our net appreciation and depreciation by product line were as follows (in millions):

	Three Months Ended March 31,	Year Ended December 31,
(unaudited)	2015	2014	2013	2012	2011	2010
Event Merger Arbitrage	$12	$11	$28	$18	$16	$24
Event-Driven Value	1	3	14	5	(6)	8
Other	2	1	8	7	3	8

Total AUM	$15	$15	$50	$30	$13	$40

(a)
Compound annual growth rate.

        Our AUM was unchanged at $1.0 billion at March 31, 2015 from $1.0 billion at December 31, 2014. Outflows of $60 million were, in large part, offset by inflows of $38 million and market appreciation of $15 million. Our AUM increased to over $1.0 billion at December 31, 2014 from $907 million at December 31, 2013. This increase was due to market appreciation of $15 million and inflows of $212 million, offset partially by outflows of $94 million. Our AUM decreased to $907 million at December 31, 2013 from $920 million at December 31, 2012. This decrease was due to outflows of $186 million, offset partially by market appreciation of $50 million and inflows of $123 million.

Operating Results for the Three Months Ended March 31, 2015 as Compared to the Three Months Ended March 31, 2014

Revenues

        Total revenues were $4.7 million for the three months ended March 31, 2015, $0.8 million, or 20.8%, higher than total revenues of $3.9 million for the three months ended March 31, 2014. Total revenues by revenue component were as follows (dollars in thousands):

	Three Months Ended March 31,		Increase (decrease)
(unaudited)	2015	2014	$	%
Investment advisory and incentive fees	$2,135	$1,578	$557	35.3%
Distribution fees and other income	516	519	(3)	(0.6)
Institutional research services	2,066	1,807	259	14.3

Total revenues	$4,717	$3,904	$813	20.8

        Investment advisory and incentive fees:    Investment advisory income is directly influenced by the level and mix of average AUM. We earn advisory fees based on the level of average AUM in our products.

        Advisory fees were $2.1 million for the 2015 period compared to $1.6 million for the 2014 period, an increase of $0.6 million, or 35.3%. This increase is directly correlated to the increase in average AUM to $1.0 billion in first quarter of 2015 from $933 million in the first quarter of 2014, an increase of $104 million, or 11.1%.

        Incentive fees are directly related to the gains generated for our clients. We earn a percentage, usually 20%, of the economic gains of our clients' AUM. These fees are recorded at the end of the measurement period, which is typically year-end. For both the first quarter of 2015 and 2014 we did not record any incentive fee income.

        Institutional research services:    Institutional research services revenues in the 2015 quarter were $2.1 million, a $0.3 million, or 14.3%, increase from $1.8 million in the 2014 quarter resulting from higher brokerage commissions derived from securities transactions executed on an agency basis.

        Distribution fees and other income:    Other income was $0.5 million for both the first quarter of 2015 and 2014.

Expenses

        Compensation:    Compensation costs, which include variable compensation, salaries, bonuses and benefits, were $5.9 million for the three months ended March 31, 2015, a 20.4% increase from $4.9 million for the three months ended March 31, 2014. Fixed compensation costs, which include salaries, bonuses and benefits, increased 15.0% to $4.6 million in the 2015 quarter from $4.0 million in 2014 quarter due primarily to higher salaries in 2015 than 2014. The remainder of the compensation expenses represents variable compensation that fluctuates with management fee and incentive allocation revenues. For the first quarter of 2015, variable payouts on revenues were $1.3 million, or 26.7% of revenues, an increase of $0.4 million from the $0.9 million, or 24.2% of revenues in the first quarter of 2014. Variable payouts as a percent of revenues are impacted by the mix of products upon which performance fees are earned and the extent to which they may exceed their allocated costs.

        Stock based compensation:    Stock based compensation was $0.6 million in the 2015 period, an increase of $0.2 million, as compared to $0.4 million in the 2014 period. The increase results from the issuance by GAMCO of 158,600 RSAs during 2014.

        Management fees:    Management fee expense is incentive-based and entirely variable compensation in the amount of 10% of the aggregate pre-tax profits, which is paid to Mario J. Gabelli pursuant to his employment agreement. In the first quarter of 2015 and 2014, GSG recorded a management fee expense of $0.4 million and $0.1 million, respectively, as presented in the combined consolidated statements of income.

        Other operating expenses:    Our other operating expenses were $1.7 million in the 2015 period compared to $1.8 million in the 2014 period, a decrease of $0.1 million, or 5.6%, which was spread among multiple categories of expense.

Other income/(expense)

        Net gain from investments:    Net gain from investments is directly related to the performance of our proprietary capital accounts. For the three months ended March 31, 2015, net gains from investments were $6.9 million, higher by $3.6 million, or 109.1%, from the prior year's $3.3 million and was largely impacted by the relative market performance during these two periods. In the first quarter of 2015, we realized gains in our trading portfolios of $7.3 million and gains from AFS securities of $45,000. In the first quarter of 2014, we realized losses in our trading portfolios of $1.4 million and gains from AFS securities of $1.1 million. Additionally, for the holdings in the proprietary portfolio that we held during each period, there were unrealized losses of $0.4 million in the 2015 period, while there were unrealized gains of $3.6 million in the 2014 period.

        Interest and dividend income:    Interest and dividend income decreased $0.1 million, or 12.5%, to $0.7 million in the three months ended March 31, 2015 from $0.8 million in the three months ended March 31, 2014 due to lower dividend income.

        Interest expense:    Interest expense decreased to $0.3 million in the 2015 period from $0.4 million in the 2014 period primarily due to the paydown of $10 million of debt owed to GAMCO in March 2014.

Income Taxes

        The U.S. generally accepted accounting principles ("GAAP") effective tax rate ("ETR") was 31.7% and (7.6%) for the quarters ended March 31, 2015 and 2014, respectively. The first quarter of 2014 ETR reflected a larger benefit related to dividend received deductions as a result of an increase in qualfied dividends for the period.

Noncontrolling Interest

        Net income attributable to noncontrolling interests was a loss of $9,000 in the 2015 quarter compared to income of $0.1 million in the 2014 quarter.

Net Income

        Net income for the three months ended March 31, 2015 was $2.4 million versus $0.4 million for the three months ended March 31, 2014 substantially the result of the higher gains from GSG's proprietary investments partially offset by increased operating losses.

Operating Results for the Year Ended December 31, 2014 as Compared to the Year Ended December 31, 2013

Revenues

        Total revenues were $21.0 million for the year ended December 31, 2014, $0.6 million, or 3.0%, higher than total revenues of $20.4 million for the year ended December 31, 2013. Total revenues by revenue component were as follows (dollars in thousands):

	Year Ended December 31,		Increase (decrease)
(unaudited)	2014	2013	$	%
Investment advisory and incentive fees	$9,779	$10,805	$(1,026)	(9.5)%
Distribution fees and other income	2,090	677	1,413	208.7
Institutional research services	9,160	8,940	220	2.5

Total revenues	$21,029	$20,422	$607	3.0

        Investment advisory and incentive fees:    Investment advisory income is directly influenced by the level and mix of average AUM. We earn advisory fees based on the level of average AUM in our products.

        Advisory fees were $7.1 million for 2014 compared to $6.5 million for 2013, an increase of $0.6 million, or 9.2%. This increase is directly correlated to the increase in average AUM to $982 million in 2014 from $897 million in 2013, an increase of $85 million, or 9.5%.

        Incentive fees are directly related to the gains generated for our clients. We earn a percentage, usually 20%, of the economic gains of our clients' AUM. Incentive fees were $2.7 million in 2014, down $1.6 million, or 37.2%, from $4.3 million in 2013 as market appreciation in our clients' accounts were lower in 2014 as compared to 2013.

        Institutional research services:    Institutional research services revenues in 2014 were $9.2 million, a $0.3 million, or 2.5%, increase from $8.9 million in 2013 resulting from higher brokerage commissions derived from securities transactions executed on an agency basis.

        Distribution fees and other income:    Other income was $2.1 million for 2014 versus $0.7 million for 2013, an increase of $1.4 million. This increase was primarily from initiating an annual fee charged to affiliated entities for research services provided which totaled $1.5 million during 2014. There was no such fee charged in 2013.

Expenses

        Compensation:    Compensation costs, which include variable compensation, salaries, bonuses and benefits, were $22.3 million for the year ended December 31, 2014, a 4.3% decrease from $23.3 million for the year ended December 31, 2013. Fixed compensation costs, which include salaries, bonuses and benefits, increased 2.6% to $15.8 million in 2014 from $15.4 million in 2013 due primarily to higher salaries in 2014 than 2013. The remainder of the compensation expenses represents variable compensation that fluctuates with management fee and incentive allocation revenues. For 2014, variable payouts on revenues were $6.5 million, or 30.9% of revenues, down $1.4 million from the $7.9 million, or 38.7% of revenues in 2013. Variable payouts as a percent of revenues are impacted by the mix of products upon which performance fees are earned and the extent to which they may exceed their allocated costs.

        Stock based compensation:    Stock based compensation was $1.9 million in 2014, an increase of $1.4 million, as compared to $0.5 million in 2013. The increase results from the issuance by GAMCO of 576,950 RSAs in the second half of 2013 and 158,600 RSAs during 2014.

        Management fees:    Management fee expense is incentive-based and entirely variable compensation in the amount of 10% of the aggregate pre-tax profits which is paid to Mario J. Gabelli pursuant to his employment agreement. In 2014 and 2013, GSG recorded a management fee expense of $0.0 million and $4.5 million, respectively, as presented in the combined consolidated statements of income.

        Other operating expenses:    Our other operating expenses were $6.8 million in 2014 compared to $6.6 million in 2013, an increase of $0.2 million, or 3.0%, which was spread among multiple categories of expense.

Other income/(expense)

        Net gain from investments:    Net gain from investments is directly related to the performance of our proprietary capital accounts. For the year ended December 31, 2014, net gains from investments were $6.5 million versus $50.9 million in the prior year. In 2014, we realized gains in our trading portfolios of $5.2 million and gains from AFS securities of $3.0 million. In 2013, we realized gains in our trading portfolios of $6.1 million and gains from AFS securities of $16.4 million. In an effort to diversify the Company's proprietary portfolio, in 2013 we sold $27.4 million of one AFS holding which resulted in gains of $16.3 million. During 2014 we continued to diversify the portfolio and sold an additional $4.3 million of the same security resulting in gains of $2.7 million. Additionally, for the holdings in the proprietary portfolio that we held during each period, there were unrealized losses of $1.7 million in 2014, compared to $28.4 million of unrealized gains in 2013. This year over year change was largely impacted by the relative market performance during each year.

        Interest and dividend income:    Interest and dividend income decreased $1.5 million, or 25.4%, to $4.4 million in 2014 from $5.9 million in 2013 due to lower dividend income as interest income was $0.1 million in both periods.

        Interest expense:    Interest expense decreased to $1.4 million in 2014 from $1.9 million in 2013 primarily due to the paydown of $10 million of debt owed to GAMCO in March 2014.

Income Taxes

        In 2014, we recorded an income tax provision of $0.8 million despite a pretax loss of $0.4 million due to $4.2 million of losses attributable to noncontrolling interests. This results because income or losses attributable to noncontrolling interests are included in determining pretax earnings but provide no corporate tax provision or benefit. Excluding noncontrolling interests, the effective tax rate ("ETR") was 20.5% in 2014 and 33.0% in 2013. The decrease in ETR is due to the relative impact of book to tax differences on a lower taxable income in 2014.

Noncontrolling Interest

        Net income attributable to noncontrolling interests was a loss of $4.2 million in 2014 compared to income of $0.5 million in 2013, the result of currency fluctuations on Euro denominated share classes in the underlying investment partnerships consolidated for GAAP purposes.

Net Income

        Net income for the year ended December 31, 2014 was $3.0 million versus $26.8 million for the year ended December 31, 2013 substantially the result of the lower gains from GSG's proprietary investments offset by reduced operating losses.

Operating Results for the Year Ended December 31, 2013 as Compared to the Year Ended December 31, 2012

Revenues

        Total revenues were $20.4 million for the year ended December 31, 2013, $1.1 million, or 5.2%, below total revenues of $21.5 million for the year ended December 31, 2012. Total revenues by revenue component were as follows (dollars in thousands):

	Year Ended December 31,		Increase (decrease)
(unaudited)	2013	2012	$	%
Investment advisory and incentive fees	$10,805	$8,952	$1,853	20.7%
Distribution fees and other income	677	1,644	(967)	(58.8)
Institutional research services	8,940	10,953	(2,013)	(18.4)

Total revenues	$20,422	$21,549	$(1,127)	(5.2)

        Investment advisory and incentive fees:    Investment advisory income is directly influenced by the level and mix of average AUM. We earn advisory fees based on the level of average AUM in our products.

        Advisory fees were $6.5 million for 2013 compared to $6.2 million for 2012, an increase of $0.3 million, or 4.8%. This increase is directly correlated to the increase in average AUM to $897 million in 2013 from $844 million in 2012, an increase of $53 million, or 6.3%.

        Incentive fees are directly related to the gains generated for our clients. We earn a percentage, usually 20%, of the economic gains of our clients' AUM. Incentive fees were $4.3 million in 2013, increasing $1.6 million, or 59.3%, from $2.7 million in 2012 as market appreciation in our client's accounts was higher than in 2012.

        Institutional research services:    Institutional research services revenues in 2013 were $8.9 million, a $2.1 million, or 19.1%, decrease from $11.0 million in 2012 resulting from lower revenues from underwriting and syndicate activities. Brokerage commissions derived from securities transactions executed on an agency basis were higher, at $8.3 million in 2013 versus $7.9 million in 2012.

        Distribution fees and other income:    Other income was $0.7 million for 2013 versus $1.6 million for 2012, a decrease of $0.9 million, or 58.8%. This decrease was primarily related to lower distribution fees in 2013 as compared to 2012 of $1.0 million.

Expenses

        Compensation:    Compensation costs, which include variable compensation, salaries, bonuses and benefits, were $23.3 million for the year ended December 31, 2013, an 11.5% increase from $20.9 million for the year ended December 31, 2012. Fixed compensation costs, which include salaries, bonuses and benefits, increased 4.8% to $15.4 million in 2013 from $14.7 million in 2012 due primarily to higher salaries in 2013 than 2012. The remainder of the compensation expenses represents variable compensation that fluctuates with management fee and incentive allocation revenues. For 2013, variable payouts on revenues were $7.9 million, or 38.7% of revenues, increasing $1.7 million from the $6.2 million, or 28.8% of revenues in 2012. Variable payouts as a percent of revenues are impacted by the mix of products upon which performance fees are earned and the extent to which they may exceed their allocated costs.

        Stock based compensation:    Stock based compensation was $0.5 million in 2013, a decrease of $2.9 million, as compared to $3.4 million in 2012. The decrease results from the acceleration of RSAs vesting in 2012 which resulted in additional expense recognized in 2012 that would have been recognized from 2013 through 2016.

        Management fees:    Management fee expense is incentive-based and entirely variable compensation in the amount of 10% of the aggregate pre-tax profits which is paid to the Chairman (or his designee). In 2013 and 2012, GSG recorded a management fee expense of $4.5 million and $1.2 million, respectively, as presented in the combined consolidated statements of income.

        Other operating expenses:    Our other operating expenses were $6.6 million in 2013 compared to $8.8 million in 2012, a decrease of $2.2 million, or 25.0%. Of this decrease, $0.9 million was the result of lower amortization of advanced commission during 2013 as compared to 2012.

Other income/(expense)

        Net gain from investments:    Net gain from investments is directly related to the performance of our proprietary capital accounts. For the year ended December 31, 2013, net gains from investments were $50.9 million, rising $29.9 million, or 142%, from the prior year's $21.0 million. In 2013, we realized gains in our trading portfolios of $6.1 million and gains from AFS securities of $16.4 million. In 2012, we realized gains in our trading portfolios of $7.7 million and gains from AFS securities of $0.2 million. Additionally, for the holdings in the proprietary portfolio that we held during each period there were unrealized gains of $28.4 million in 2013 as compared to $13.1 million in 2012.

        Interest and dividend income:    Interest and dividend income increased by $1.5 million, or 34.1%, to $5.9 million in 2013 from $4.4 million in 2012.

Income Taxes

        Income tax expense was $13.2 million in 2013, versus $3.1 million in 2012. The ETR was 32.6% in 2013 and 28.8% in 2012. The increase in the ETR results from higher levels of taxable income.

Noncontrolling Interest

        Noncontrolling interest was an expense of $0.5 million in 2013 compared to $0.2 million in 2012.

Net Income

        Net income for the year ended December 31, 2013 was $26.8 million versus $7.5 million for the year ended December 31, 2012 largely the result of increased gains earned on our proprietary investments.

Liquidity and Capital Resources

        Our principal assets consist of cash equivalents, a U.S. Treasury money market mutual fund, that is invested 100% in U.S. treasuries, managed by Gabelli Funds, Inc., an affiliate. Although investments in Investment Partnerships are subject to restrictions as to the timing of distributions, the underlying investments of such Investment Partnerships are, for the most part, liquid, and the valuations of these products reflect that underlying liquidity.

        Summary cash flow data is as follows (in thousands):

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
Cash flows provided by (used in):
Operating activities	$38,228	$(25,393)	$(58,642)	$40,806	$(2,772)
Investing activities	(41,080)	1,806	3,839	29,402	1,867
Financing activities	37,682	55,508	140,797	(50,518)	(88,439)

Net increase (decrease) in cash and cash equivalents	34,830	31,921	85,994	19,690	(89,344)
Increase in cash from deconsolidation	13	—	—	—	—
Cash and equivalents at beginning of year	285,530	199,536	199,536	179,846	269,190

Cash and equivalents at end of year	$320,373	$231,457	$285,530	$199,536	$179,846

        We require relatively low levels of capital expenditures and have a highly variable cost structure where costs increase and decrease based on the level of revenues we receive. Our revenues, in turn, are highly correlated to the level of AUM and to their investment performance. We anticipate that we will be able to continue to produce positive operating cash flows and that together with our available liquid assets should be sufficient to meet our cash requirements. At March 31, 2015, we had cash equivalents of $320.4 million, an increase of $34.9 million from the prior year-end.

        Net cash provided by operating activities was $38.2 million for the three months ended March 31, 2015, principally resulting from net purchases of securities and partnership interests in our proprietary accounts of $8.3 million, $11.1 million from timing differences in the settlement of trading securities, net income of $2.4 million and a $16.7 million decrease in other assets offset by decreases in its accrued expenses and payables of $1.2 million. Net cash used in operating activities was $25.4 million for the three months ended March 31, 2014, principally due to a decrease in accrued expenses and payables of $16.2 million.

        Net cash used in investing activities was $41.1 million in 2015 primarily from purchases of AFS securities while net cash provided by investing activities was $1.8 million in 2014 largely due to proceeds from sales of AFS securities.

        Net cash provided by financing activities was $37.7 million for the three months ended March 31, 2015, largely resulting from $0.4 million in net redemptions from noncontrolling interests and $38.1 million in cash transfers from its parent. Net cash provided by financing activities was $55.5 million for the three months ended March 31, 2014, due to $1.7 million in net contributions from noncontrolling interests and $63.9 million in cash transfers from its parent less $10.0 million for the repayment of a demand loan.

        Net cash used in operating activities was $58.6 million for the year ended December 31, 2014, principally resulting from net purchases of securities and partnership interests in our proprietary accounts of $38.8 million, decreases in its accrued expenses and payables of $9.5 million and a $16.0 million increase in other assets offset by net income of $3.0 million and $7.8 million from timing differences in the settlement of trading securities. Net cash provided by operating activities was $40.8 million for the year ended December 31, 2013, principally due to net income of $26.8 million.

        Net cash provided by investing activities was $3.8 million in 2014 and $29.4 million in 2013, in both years largely due to proceeds from sales of AFS securities.

        Net cash provided by financing activities was $140.8 million for the year ended December 31, 2014, largely resulting from $65.7 million in net contributions from noncontrolling interests and $85.1 million in cash transfers from its parent. Net cash used in financing activities was $50.5 million for the year ended December 31, 2013, due to $11.1 million in net redemptions from noncontrolling interests and net transfers to its parent of $38.9 million.

        G.research is registered with the SEC as broker-dealers and is regulated by FINRA. As such, G.research is subject to the minimum net capital requirements promulgated by the SEC. G.research's net capital exceeded these minimum requirements at March 31, 2015. G.research computes its net capital under the alternative method permitted by the SEC, which requires minimum net capital of the greater of $250,000 or 2% of the aggregate debit items in the reserve formula for those broker-dealers subject to Rule 15c3-3 promulgated under the Exchange Act. As of March 31, 2015, December 31, 2014 and 2013, G.research had net capital, as defined, of approximately $8.4 million, $1.6 million and $3.6 million, respectively, exceeding the regulatory requirement by approximately $8.2 million, $1.4 million and $3.4 million, respectively. Net capital requirements for G.research may increase in accordance with rules and regulations to the extent it engages in other business activities.

        After the record date and before the distribution date, GAMCO expects to either sell or transfer to us shares of GAMCO Class A Stock that are currently held in treasury, newly issued preferred shares or a note of GAMCO or another party, or a combination of any or all three, in the amount of $         million to provide us with additional capital to, among other things, provide seed capital for Investment Partnerships that we expect to form. See "The Spin-Off—The Formation Transactions."

Off-Balance Sheet Arrangements

        We are the general partner or co-general partner of various Investment Partnerships whose underlying assets consist primarily of marketable securities.

        Our income from these Investment Partnerships consists of our share of the management fees and a 20% incentive allocation on profits earned by the limited partners. We also receive a pro rata return on any investment we have in the Investment Partnership. We earned management fees of $2.9 million, $2.8 million and $3.1 million in 2014, 2013 and 2012, respectively, and incentive fees of $1.0 million, $1.5 million and $1.2 million in 2014, 2013 and 2012, respectively. Our pro rata gain on investments in these limited partnerships totaled $1.5 million, $1.9 million and $0.9 million in 2014, 2013 and 2012, respectively.

        We do not invest in any other off-balance sheet vehicles that provide financing, liquidity, market or credit risk support or engage in any leasing activities that expose us to any liability that is not reflected on our Combined Consolidated Financial Statements.

Contractual Obligations

        The following table sets forth our significant contractual cash obligations as of December 31, 2014 (in thousands):

Contractual Obligations:	Total	2015	2016	2017	2018	2019	Thereafter
Demand Notes(1)	16,000	16,000	—	—	—	—	—
Occupancy charge	$4,004	$312	$284	$284	$284	$284	$2,556

Total	$20,004	$16,312	$284	$284	$284	$284	$2,556

(1)
The demand notes are due to GAMCO and are expected to be repaid in connection with the spin-off.

Market Risk

        Our primary market risk exposure is to changes in equity prices and interest rates. Because 100% of our AUM are equities, our financial results are subject to equity-market risk as revenues from our investment management services are sensitive to stock market dynamics. In addition, returns from our proprietary investment portfolio are exposed to interest rate and equity market risk.

        Historically, GAMCO's Chief Investment Officer has overseen our proprietary investment portfolios and allocations of proprietary capital among our various strategies, and he and the GAMCO Board reviewed our proprietary investment portfolios throughout the year. After the spin-off, it is expected that our Chief Investment Officer and our Board will perform these functions. Additionally, we will monitor our proprietary investment portfolios to ensure that they are in compliance with our guidelines.

Equity Price Risk

        We earn substantially all of our revenue as advisory and incentive fees from our Investment Partnership assets. Such fees represent a percentage of AUM, and the majority of these assets are in equity investments. Accordingly, since revenues are proportionate to the value of those investments, a substantial increase or decrease in equity markets overall will have a corresponding effect on our revenues.

        With respect to our proprietary investment activities, included in investments in securities and investments in sponsored registered investment companies of $241.7 million, $260.1 million and $232.2 million at March 31, 2015, December 31, 2014 and 2013, respectively, were investments in United States Treasury Bills and Notes of $10.0 million, $19.0 million and $38.0 million, respectively, mutual funds, largely invested in equity products, of $125.7 million, $44.4 million and $69.0 million, respectively, a selection of common and preferred stocks totaling $105.2 million, $195.0 million and $124.6 million, respectively, and other investments of approximately $0.8 million, $1.7 million and $0.6 million, respectively.

        Investments in mutual funds generally have lower market risk through the diversification of financial instruments within each mutual fund's portfolio. In addition, we may alter our investment holdings from time to time in response to changes in market risks and other factors considered appropriate by management. Of the approximately $105.2 million, $195.0 million and $124.6 million, invested in common and preferred stocks at March 31, 2015, December 31, 2014 and 2013, respectively, $68.7 million, $103.9 million and $32.3 million, respectively, was invested in risk arbitrage opportunities in connection with mergers, consolidations, acquisitions, tender offers or other similar transactions. Securities sold, not yet purchased are financial instruments purchased under agreements to resell and financial instruments sold under agreement to repurchase. These financial instruments are stated at fair value and are subject to market risks resulting from changes in price and volatility. At March 31, 2015, December 31, 2014 and 2013, the fair value of securities sold, not yet purchased was $8.6 million, $10.6 million and $6.2 million, respectively. Investments in partnerships and affiliates totaled $106.9 million, $107.6 million and $96.0 million at March 31, 2015, December 31, 2014 and 2013, respectively, the majority of which consisted of investment partnerships and offshore funds which invest in risk arbitrage opportunities. These transactions generally involve announced deals with agreed upon terms and conditions, including pricing, which typically involve less market risk than common stocks held in a trading portfolio. The principal risk associated with risk arbitrage transactions is the inability of the companies involved to complete the transaction.

        The following table provides a sensitivity analysis for our investments in equity securities and partnerships and affiliates which invest primarily in equity securities, excluding arbitrage products for which the principal exposure is to deal closure and not overall market conditions, as of March 31, 2015, December 31, 2014 and December 31, 2013. The sensitivity analysis assumes a 10% increase or decrease in the value of these investments (in thousands):

(unaudited)	Fair Value	Fair Value assuming 10% decrease in equity prices	Fair Value assuming 10% increase in equity prices
At March 31, 2015:
Equity price sensitive investments, at fair value	$218,888	$196,999	$240,777

At December 31, 2014:
Equity price sensitive investments, at fair value	$204,779	$184,301	$225,257

At December 31, 2013:
Equity price sensitive investments, at fair value	$248,300	$223,470	$273,130

        Investment Partnership advisory fees are computed based on monthly or quarterly asset values. The incentive allocation or fee of 20% of the economic profit from Investment Partnerships is impacted by changes in the market prices of the underlying investments of these products and is not recognized until the end of the measurement period.

Interest Rate Risk

        Our exposure to interest rate risk results, principally, from our investment of excess cash in a money market fund that holds U.S. Government securities. These investments are primarily short term in nature, and the carrying value of these investments generally approximates fair value. Based on March 31, 2015 cash and cash equivalent balance of $320.4 million, a 1% increase in interest rates would increase our interest income by $3.2 million annually. Given that our current annualized return on these investments is close to 0%, an analysis of a 1% decrease is not meaningful.

Critical Accounting Policies

        In the ordinary course of business, we make a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our financial statements in conformity with GAAP. We base our estimates on historical experience, when available, and on other various assumptions that are believed to be reasonable under the circumstances. Actual results could differ significantly from those estimates under different assumptions and conditions.

        We believe the critical assumptions and estimates are those applied to revenue recognition, the accounting for and valuation of investments in securities, partnerships, and offshore funds, goodwill and other long-lived intangibles, income taxes and stock based compensation accounting.

Revenue Recognition

        Our revenues are derived primarily from advisory fee income, incentive allocation income and gain/(loss) from investments.

        Advisory fee income is directly influenced by the level and mix of AUM as fees are derived from a contractually-determined percentage of AUM for each account. Advisory fees from Investment Partnerships are computed either monthly or quarterly, and amounts receivable are included in receivable from affiliates on the combined consolidated statements of financial condition. We derived approximately 34%, 32% and 29% of our total revenues from advisory fees, for the periods ended December 31, 2014, 2013 and 2012, respectively. These revenues vary depending upon the level of sales compared with redemptions, financial market conditions, performance and the fee structure for AUM.

        Revenues from Investment Partnerships also generally include an incentive allocation on the absolute gain in a portfolio or a fee of 20% of the economic profit as defined in the partnership agreement. The incentive allocation or fee is recognized at the end of the measurement period, which is annually, and amounts receivable are included in receivable from affiliates on the combined consolidated statements of financial condition. There were $1.9 million and $2.7 million in incentive allocations or fees receivable as of December 31, 2014 and 2013, respectively. We also receive incentive fees from separate accounts. These fees are based upon either meeting or exceeding a specific benchmark index or indices or 20% of the economic profit earned by the separate account and can be earned even if the return to the client is negative as long as the return exceeds the benchmark. These fees are recognized, for each respective account, at the end of the stipulated contract period, which is annually, and amounts receivable are included in investment advisory fees receivable on the combined consolidated statements of financial condition. There were $0.8 million and $1.2 million in incentive fees receivable relating to separate accounts as of December 31, 2014 and 2013, respectively. Our incentive allocations or fees from either Investment Partnerships or separate accounts are not subject to any clawbacks. Some of our Investment Partnerships and separate accounts do have provisions to provide our clients a loss carryforward, whereby we would have to earn a return for the client in excess of the loss carryforward prior to earning an incentive allocation or fee. As of December 31, 2014, approximately 3% of our AUM has loss carryforwards upon which we will not earn any incentive allocation or fee until the client's account has earnings in excess of such loss carryforwards.

Investments in Securities Transactions and Other Than Temporary Impairment

        Investments in securities are accounted for as either "trading securities" or "available for sale" and are stated at fair value. Management determines the appropriate classification of debt and equity securities at the time of purchase and reevaluates such designations as of each balance sheet date. U.S. Treasury Bills and Notes with maturities of greater than three months at the time of purchase are considered investments in securities. Securities that are not readily marketable are stated at their estimated fair values in accordance with GAAP. A substantial portion of investments in securities are held for resale in anticipation of short-term market movements and therefore are classified as trading securities. Trading securities are stated at fair value, with any unrealized gains or losses reported in current period earnings in net gain/(loss) from investments on the combined consolidated statements of income. AFS investments are stated at fair value, with any unrealized gains or losses, net of taxes, reported as a component of equity except for losses deemed to be other than temporary, which are recorded as realized losses on the combined consolidated statements of income. Securities transactions and any related gains and losses are recorded on a trade date basis. Realized gains and losses from securities transactions are recorded on the specific identified cost basis and are included in net gain/(loss) from investments on the combined consolidated statements of income.

        AFS securities are evaluated for other than temporary impairments each reporting period and any impairment charges are recorded in net gain/(loss) from investments on the combined consolidated statements of income. Management reviews all AFS securities whose cost exceeds their fair value to determine if the impairment is other than temporary. Management uses qualitative factors such as diversification of the investment, the intent to hold the investment, the amount of time that the investment has been impaired and the severity of the decline in determining whether the impairment is other than temporary.

        Securities sold but not yet purchased are recorded on the trade date, and are stated at fair value and represent obligations of GSG to purchase the securities at prevailing market prices. Therefore, the future satisfaction of such obligations may be for an amount greater or less than the amounts recorded on the combined consolidated statements of financial condition. The ultimate gains or losses recognized are dependent upon the prices at which these securities are purchased to settle the obligations under the sales commitments. Realized gains and losses from covers of securities sold, not yet purchased transactions are included in net gain/(loss) from investments on the combined consolidated statements of income. Securities sold but not yet purchased are stated at fair value, with any unrealized gains or losses reported in current period earnings in net gain/(loss) from investments on the combined consolidated statements of income.

Investments in Partnerships and Affiliates

Affiliated Entities

        We are general partner or co-general partner of various sponsored limited partnerships and the investment manager of various sponsored offshore funds (collectively "affiliated entities"), whose underlying assets consist primarily of marketable securities. In accordance with the consolidation assessment models set forth in ASC 810-10 and 810-20, we consolidate all investments in partnerships and affiliates in which we have a controlling financial interest.

        We first determine whether an entity is a variable interest entity ("VIE"). A VIE is an entity in which either (a) the equity investment at risk is not sufficient to permit the entity to finance its own activities without additional financial support or (b) the equity investors do not have the ability to make decisions about the entities' activities or obligation to absorb the expected losses of the entity or the right to receive the expected residual returns of the entity or (c) the voting rights are not proportional to their obligations to absorb the expected losses of the entity or their rights to receive the expected residual returns of the entity. We evaluate whether entities in which we have an interest are VIEs and whether we are the primary beneficiary of any VIEs identified in our analysis. We are determined to be the primary beneficiary if we absorb a majority of the VIE's expected losses, expected residual returns, or both. If we are the primary beneficiary of a VIE, we consolidate that entity. If we are not the primary beneficiary, we account for our investment under the equity method.

        In June 2009, the Financial Accounting Standards Board ("FASB") amended the guidance on VIEs when it issued ASU 2009-17. This guidance requires that if a decision maker has a variable interest in a VIE, the decision maker is not solely acting in a fiduciary capacity and would be required to consolidate the VIE if it has both the power to direct the most significant activities of the VIE and economic exposure that could potentially be significant to the VIE. If we were to apply such guidance, we would be required to consolidate most of our affiliated entities. In February 2010, the FASB issued ASU 2010-10, which indefinitely deferred the effective date of the amendments to ASC 810-10 made by

ASU 2009-17, for a reporting entity's interest in certain entities. Currently, interests in entities that qualify for the deferral are evaluated by applying the VIE model in ASC 810-10 (i.e., before the amendments by ASU 2009-17), while interests in entities that do not qualify for the deferral must be evaluated under the amendments in ASU 2009-17. Because all of the entities with which we are involved that would have been subject to the guidance in ASU 2009-17 were determined to qualify for the FASB's deferral of such guidance, we apply the guidance for VIEs that existed prior to the issuance of ASU 2009-17.

        If the entity is not considered a VIE, it is treated as a voting interest entity ("VOE") and we apply the guidance in ASC 810-20 in determining whether the entity should be consolidated. Under ASC 810-20, the general partner or investment manager is deemed to control the entity and therefore must consolidate it unless the unaffiliated limited partners or stockholders have the ability (a) to remove the general partner or investment manager, without cause, (b) to dissolve the entity or (c) have substantive participating rights. If the unaffiliated limited partners or stockholders possess substantive rights, then we do not consolidate the entity, and the equity method of accounting is applied. If the unaffiliated limited partners or stockholders do not have such rights, we consolidate the entity.

        For those investments accounted for under the equity method, our share in net earnings or losses of these affiliated entities is reflected in income as earned and is included in net gain/(loss) from investments on the combined consolidated statements of income. Capital contributions are recorded as an increase in investments when paid, while withdrawals and distributions received are recorded as reductions of the investments. Depending on the terms of the investment, we may be restricted as to the timing and amounts of withdrawals.

        For consolidated feeder funds ("CFFs") that own 100% of their offshore master funds, we retain the feeder funds' specialized investment company accounting (i.e., the feeder funds accounts for its investment in the master fund at fair value).

        We record noncontrolling interests in consolidated entities for which our ownership is less than 100%.

Unaffiliated entities

        We also have investments in unaffiliated partnerships, offshore funds and other entities. We apply the same guidance to unaffiliated entities as we do for affiliated entities, first looking at the VIE criteria, then VOE criteria and finally applying the equity method, if applicable. Given that we are not a general partner or investment manager in any unaffiliated entities, we do not earn any management or incentive fees and we do not have a controlling financial interest, we do not currently consolidate any unaffiliated entities.

        Our balance sheet caption "investments in partnerships" includes those investments, in both affiliated and unaffiliated entities, which we account for under the equity method of accounting and certain investments in consolidated feeder funds that we account for at fair value, as described above. We reflect the equity in earnings of these equity method investees and the change in fair value of the consolidated feeder funds under the caption net gain/(loss) from investments on the combined consolidated statements of income.

Goodwill and Identifiable Intangible Assets

        Goodwill is initially measured as the excess of the cost of the acquired business over the sum of the amounts assigned to assets acquired less the liabilities assumed. At December 31, 2014 and 2013, goodwill recorded on the combined consolidated statements of financial condition was $3.3 million and $3.3 million, respectively. We assess the recoverability of goodwill at least annually, or more often should events warrant, using a qualitative assessment of whether it is more likely than not that an impairment has occurred to determine if a quantitative analysis is required.

Income Taxes

        Deferred tax assets and liabilities are recorded for temporary differences between the tax basis of assets and liabilities and the reported amounts on the combined consolidated financial statements using the statutory tax rates in effect for the year when the reported amount of the asset or liability is recovered or settled, respectively. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying values of deferred tax assets to the amount that is more likely than not to be realized. For each tax position taken or expected to be taken in a tax return, we determine whether it is more likely than not that the position will be sustained upon examination based on the technical merits of the position, including resolution of any related appeals or litigation. A tax position that meets the more likely than not recognition threshold is measured to determine the amount of benefit to recognize. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. We recognize the accrual of interest on uncertain tax positions and penalties in income tax provision on the combined consolidated statements of income.

Recent Accounting Developments

        In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers," which supersedes the revenue recognition requirements in the Accounting Standards Codification ("Codification") Topic 605, Revenue Recognition, and most industry-specific guidance throughout the industry topics of the Codification. The core principle of the new ASU No. 2014-09 is for companies to recognize revenue from the transfer of goods or services to customers in amounts that reflect the consideration to which the company expects to be entitled in exchange for those goods or services. The new standard provides a five-step approach to be applied to all contracts with customers and also requires expanded disclosures about revenue recognition. The ASU is effective for annual reporting periods beginning after December 15, 2016, including interim periods and is to be retrospectively applied. Early adoption is not permitted. GSG is currently evaluating this guidance and the impact it will have on its combined consolidated financial statements.

        In June 2014, the FASB issued an accounting update clarifying that entities should treat performance targets that could be met after the requisite service period of a share-based payment award as performance conditions that affect vesting. Therefore, an entity would not record compensation expense (measured as of the grant date) for an award where transfer to the employee is contingent upon satisfaction of the performance target until it becomes probable that the performance target will be met. The guidance is effective for GSG beginning January 1, 2016. Early adoption is permitted. This guidance is not expected to have a material impact on our combined consolidated financial statements.

Internal Controls and Procedures

        Prior to the spin-off, the Gabelli Securities Group has been part of GAMCO and relied upon GAMCO accounting personnel to adequately execute and supervise our accounting processes and our internal control over financial reporting. After discussions with our independent registered public accounting firm, we concluded that as a result of a restatement of our historical combined consolidated financial statements there was a material weakness in our internal control over financial reporting. This material weakness related specifically to the transfer of financial information from GAMCO to GSG during its formation process and not in the design or operation of controls related to the normal course recognition, valuation or reporting of investment transactions. Realized gains related to a single investment were inadvertently included in our combined consolidated statements of income when the investment itself was not one of the assets transferred to GSG from GAMCO as part of the spin-off. See Note B to our audited combined consolidated financial statements beginning on page F-1 for a description of the restatement resulting from this material weakness. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. To address this material weakness, we have enhanced our procedures to include a detailed review of the transactions relating to this one investment that will not be transferred as part of the spin-off to ensure that we are properly accounting for it.

        Pursuant to the Transitional Services Agreement, we will rely on GAMCO for some of our internal control systems. In preparation to function as a separate public company from GAMCO, we have begun the process of evaluating our own internal control over financial reporting and are in the early phases of our review and will not complete our review until well after this spin-off is completed. We cannot predict the outcome of our review at this time. During the course of the review, we may identify additional control deficiencies, which may represent significant deficiencies and other material weaknesses, in addition to those previously identified, that require remediation. Our remediation efforts may not enable us to remedy or avoid material weaknesses or significant deficiencies in the future.

        We are not currently required to comply with the SEC's rules implementing Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC's rules implementing Sections 302 and 404(a) of the Sarbanes-Oxley Act, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. While we will be required to disclose material changes made to our internal control over financial reporting on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404(a) of the Sarbanes-Oxley Act until the year following our first annual report required to be filed with the SEC. To comply with the requirements of being a public company, we will need to implement additional internal controls and reporting systems.

Seasonality and Inflation

        We do not believe our operations are subject to significant seasonal fluctuations. We do not believe inflation will significantly affect our compensation costs, as they are substantially variable in nature. However, the rate of inflation may affect our expenses, such as information technology and occupancy costs. To the extent inflation results in rising interest rates and has other effects upon the securities markets, it may adversely affect our financial position and results of operations by reducing our AUM, revenues or otherwise.

ARRANGEMENTS BETWEEN GAMCO AND GSG AFTER THE SPIN-OFF

General

        As of the date of this information statement, GAMCO owns 93.9% of GSI. On the distribution date, this interest, along with GAMCO's interest in the Select Energy Fund will be contributed to GSG. After the spin-off, GAMCO will not own any shares of GSG common stock and will not have any interest in the Select Energy Fund.

        We will enter into agreements with GAMCO prior to and concurrently with the spin-off to govern the terms of the spin-off and to define our ongoing relationship following the spin-off, allocating responsibility for obligations arising before and after the spin-off, including obligations with respect to liabilities relating to GAMCO's business and to GSG's business and obligations with respect to our employees and certain transitional services. We will enter into these agreements with GAMCO while GSI is still a majority-owned subsidiary of GAMCO, and certain terms of these agreements may not be as favorable to GSG as could have been negotiated between independent parties.

        The following descriptions are summaries of the terms of the agreements. These summaries are qualified in their entirety by reference to the full text of such agreements, the forms of which will be included as exhibits to our registration statement on Form 10 filed with the SEC, of which this information statement is a part. We encourage you to read, in their entirety, each of the material agreements when they become available. The terms of these agreements have not yet been finalized; changes, some of which may be material, may be made prior to the spin-off.

Separation and Distribution Agreement

        The Separation Agreement will set forth our agreements with GAMCO regarding the principal transactions necessary to separate us from GAMCO. It will also set forth other terms that govern certain aspects of our relationship with GAMCO after the completion of the separation. We will enter into the Separation Agreement concurrently with our spin-off from GAMCO.

Distribution of Shares

        GAMCO will distribute to its stockholders all the shares of GSG common stock that it owns on the terms described in this information statement. GAMCO's obligation to consummate the distribution is subject to the following conditions:

  •
  the SEC has declared effective our registration statement on Form 10, of which this information statement is a part, under the Exchange Act, with no stop order in effect with respect to the Form 10;

  •
  this information statement shall have been mailed to the holders of GAMCO common stock;

  •
  the actions and filings, if any, necessary under securities and blue sky laws of the states of the United States and any comparable laws under any foreign jurisdictions must have been taken and become effective;

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  no order, injunction, decree or regulation issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the spin-off will be in effect and no other event outside GAMCO's control will have occurred or failed to occur that prevents the consummation of the spin-off;

  •
  the approval for listing of the GSG Class A Stock on the NYSE, subject to official notice of issuance, shall have been obtained; and

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  no event or development has occurred or exists that, in the judgment of the GAMCO Board, in its sole discretion, makes the spin-off inadvisable.

Mutual Release

        As of the time of the distribution, each party will release the other party and their respective affiliates and their directors, officers, employees and agents from all claims, demands and liabilities, in law and in equity, against such other party, which such releasing party has or may have had relating to events, circumstances or actions taken by such other party prior to the distribution. This release does not apply to claims arising from the Separation Agreement.

Indemnification

        From and after the distribution, GAMCO will indemnify GSG and its directors, officers, employees, agents and affiliates (collectively, "GSG indemnitees") against all losses, liabilities and damages incurred or suffered by any of the GSG indemnitees arising out of:

  •
  GAMCO's business;

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  the failure or alleged failure of GAMCO or any of its subsidiaries to pay, perform or otherwise discharge in due course any of GAMCO liabilities;

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  a breach by GAMCO of any of its obligations under the Separation Agreement; and

  •
  any untrue statement or alleged untrue statement of a material fact: (i) contained in any document filed with the SEC by GAMCO pursuant to any securities rule, regulation or law, (ii) otherwise disclosed by GAMCO or its subsidiaries to investors or potential investors in GAMCO or its subsidiaries or (iii) furnished to any GSG indemnitee by GAMCO or any of its subsidiaries for inclusion in any public disclosures to be made by any GSG indemnitee; or any omission or alleged omission to state in any information described in clauses (i), (ii) or (iii) a material fact necessary to make the statements not misleading. The indemnity described in this paragraph will be available only to the extent that GSG losses are caused by any such untrue statement or omission or alleged untrue statement or omission, and the information which is the subject of such untrue statement or omission or alleged untrue statement or omission was not supplied after the distribution by GSG or its agent.

        From and after the distribution, GSG will indemnify GAMCO and its directors, officers, employees, agents and affiliates (collectively, "GAMCO indemnitees") against all losses, liabilities and damages incurred or suffered by any of the GAMCO indemnitees arising out of:

  •
  GSG's business;

  •
  the failure or alleged failure of GSG or any of its subsidiaries to pay, perform or otherwise discharge in due course any of GSG liabilities;

  •
  a breach by GSG of any of its obligations under the Separation Agreement; and

  •
  any untrue statement or alleged untrue statement of a material fact: (i) contained in any document filed with the SEC by GSG following the distribution pursuant to any securities rule, regulation or law, (ii) otherwise disclosed following the distribution by GSG or its subsidiaries to investors or potential investors in GSG or its subsidiaries or (iii) furnished to any GAMCO indemnitee by GSG or any of its subsidiaries for inclusion in any public disclosures to be made by any GAMCO indemnitee; or any omission or alleged omission to state in any information described in clauses (i), (ii) or (iii) a material fact necessary to make the statements not misleading. The indemnity described in this paragraph will be available only to the extent that GAMCO losses are caused by any such untrue statement or omission or alleged untrue statement or omission, and the information which is the subject of such untrue statement or omission or alleged untrue statement or omission was not supplied by GAMCO or its agent.

Employee Matters

        Certain GAMCO employees will be transferred to GSG on an "at-will" basis. GSG will assume all the obligations relating to these employees arising on or after the distribution, including all obligations relating to employee benefits, vacation, health insurance and severance.

Further Assurances

        Each of the parties will agree to cooperate with the other and use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the Separation Agreement and the ancillary agreements.

Other Matters

        Other matters governed by the Separation Agreement include, without limitation, access to financial and other records and information, confidentiality and resolution of disputes between the parties relating to the Separation Agreement, the ancillary agreements and the agreements and transactions contemplated thereby.

Transitional Administrative and Management Services Agreement

        Concurrently with our separation from GAMCO, we will enter into the Transitional Services Agreement pursuant to which GAMCO will provide GSG with a variety of services following the spin-off. Among the principal services GAMCO will provide to us are:

  •
  general corporate management services and supervision of certain tax and other regulatory matters;

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  treasury services, including insurance and risk management services and administration of benefits;

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  operational and general administrative assistance including office space, office equipment, administrative personnel, payroll and procurement services, as needed;

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  accounting and related financial services;

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  legal, regulatory and compliance advice; and

  •
  human resources functions, including the temporary provision of a Chief Compliance Officer, sourcing of permanent and temporary employees as needed, recordkeeping, performance reviews and terminations.

        In providing the services pursuant to this agreement, GAMCO may, subject to the prior written consent of GSG, employ consultants and other advisers in addition to utilizing its own employees. In addition, Mr. Caterina, our Chief Financial Officer, will directly or indirectly supervise employees of GAMCO that may provide services to GSG pursuant to the Transitional Services Agreement.

        The services provided by GAMCO pursuant to the Transitional Services Agreement will be provided to GSG in exchange for a payment of $            per month.

        The Transitional Services Agreement has a term of twelve months, and may be extended in whole or in part by agreement of the parties. The Transitional Services Agreement is terminable by either party on 30 days' prior written notice to the other party.

Tax Indemnity and Sharing Agreement

        GAMCO and we expect to enter into a Tax Indemnity and Sharing Agreement effective as of the distribution date that will provide for certain agreements and covenants related to tax matters involving GAMCO and us. This agreement will cover time periods before and after the distribution. Among the matters to be addressed in the agreement are filing of tax returns, retention and sharing of books and records, cooperation in tax matters, control of possible tax audits and contests and tax indemnities. The agreement will also provide for limitations on certain corporate transactions that could affect the qualification of the spin-off as tax free under the Code.

 MANAGEMENT

Executive Officers Following the Separation

        The following table sets forth the information as of August 5, 2015 regarding the individuals who are expected to serve as our executive officers following the spin-off.

Name	Age	Title with Gabelli Securities Group, Inc.
Mario J. Gabelli	73	Chairman and Chief Executive Officer
Marc Gabelli	47	President
Kieran Caterina	42	Chief Financial Officer

        The biographical information of each of our executive officers is set forth below:

        Mario J. Gabelli has served as Chairman, Chief Executive Officer, Chief Investment Officer—Value Portfolios and a director of GAMCO since November 1976. In connection with those responsibilities, he serves as director or trustee of registered investment companies managed by GAMCO and its affiliates. Mario J. Gabelli also serves as the Chief Executive Officer and Chief Investment Officer of the Value Team of GAMCO Asset Management Inc., GAMCO's wholly owned subsidiary. Mario J. Gabelli has been a portfolio manager for Teton Advisors, Inc. ("Teton") since 1998 through the present. Teton is an asset management company which was spun-off from GAMCO in March 2009. Mario J. Gabelli has served as Chairman of LICT Corporation ("LICT"), a public company engaged in broadband transport and other communications services, from 2004 to the present and has been the Chief Executive Officer of LICT since December 2010. He has also served as a director of CIBL, Inc., a holding company with operations in broadcasting and telecommunications that was spun-off from LICT in 2007, from 2007 to the present, and as the Chairman of Morgan Group Holding Co., a public holding company, from 2001 to the present. Mario J. Gabelli was the Chief Executive Officer of Morgan Group Holding Co. from 2001 to November 2012. He has served as a director of ICTC Group, Inc., a rural telephone company serving southeastern North Dakota from July 2013 to the present. In addition, Mario J. Gabelli is the Chief Executive Officer, a director and the controlling shareholder of GGCP, a private company which owns a majority of the GAMCO Class B Stock (and, upon completion of the spin-off, a majority of GSG Class B Stock) through Holdings, an intermediate subsidiary, and the Chairman of MJG Associates, Inc., which acts as an investment manager of various investment funds and other accounts. Mario J. Gabelli serves as Overseer of the Columbia University Graduate School of Business and as a Trustee of Boston College and Trustee of Roger Williams University. He also serves as Director of The Winston Churchill Foundation, The E. L. Wiegand Foundation, The American-Italian Cancer Foundation and The Foundation for Italian Art & Culture. He is also Chairman of the Gabelli Foundation, Inc., a Nevada private charitable trust. Mario J. Gabelli also serves as Co-President of Field Point Park Association, Inc.

        Marc Gabelli has been a director of GAMCO since November 2014. He has served as President and Managing Director of GGCP since GAMCO's initial public offering in February 1999. He is Co-Chairman of GSI, our majority controlled institutional research services and merger arbitrage investment partnerships business. Marc Gabelli's focus is global, catalyst-driven value investing across all market capitalizations and industry sectors. His portfolio assignments have included hedge fund management since 1990 and traditional asset management since 1994. He has managed several Morningstar five star mutual funds, and a Lipper #1 ranked global equity mutual fund in the United States. He helped lead GAMCO's initial public offering, built the GSI hedge fund platform, and expanded the business internationally, opening the Gabelli London and Tokyo offices. Marc Gabelli has also served as Chief Executive Officer of Gabelli Securities International Ltd. since 1994, Chairman of The LGL Group, Inc. since 2004, Managing Partner of Horizon Research since 2013, Managing Member of Commonwealth Management Partners LLC since 2008, and Director and Managing Partner of GAMA Funds Holdings GmbH since 2009. Marc Gabelli started his investment career in arbitrage at Lehman Brothers International. He holds an M.B.A. from the Massachusetts Institute of Technology (MIT) Sloan School of Management, and a B.A. from Boston College. He is a member of the New York Society of Securities Analysts. Marc Gabelli has been registered since 2011 with the FCA to undertake the controlled functions of a CF1 Director and CF3 Chief Executive. He is involved with various educational charities in the United States and Europe. Marc Gabelli is a son of Mario J. Gabelli.

        Kieran Caterina has served as the Finance Director and Co-Chief Accounting Officer of GAMCO since March 2012 and as a Vice President since January 2007. He served as Finance Director and Co-Principal Accounting Officer of GAMCO from July 2008 to March 2012, as Acting Co-Chief Financial Officer from July 2007 to July 2008, as Chief Accounting Officer from January 2007 to July 2008 and as Controller from January 2002 to July 2008. Mr. Caterina joined GAMCO in March 1998 as a staff accountant.

Our Board Following the Separation

General

        Under Delaware law, the business and affairs of GSG will be managed under the direction of our Board. Our certificate of incorporation and bylaws will provide that the number of directors may be fixed by our Board from time to time, provided that there are always at least three and no more than twelve directors. As of the distribution date, our Board is expected to consist of the individuals listed below (ages as of August 5, 2015), three of whom are currently serving on the GAMCO Board. Richard L. Bready is expected to resign from the GAMCO Board on the distribution date. The present principal occupation or employment and five-year employment history of each individual is set forth below under "—Biographical Information Relating to Directors." Each of the individuals listed below is a citizen of the United States.

Name	Age
Mario J. Gabelli (Chairman)	73
Marc Gabelli	47
Richard L. Bready	71
Daniel R. Lee	58
Bruce M. Lisman	68
Salvatore F. Sodano (Vice Chairman)	59

Biographical Information Relating to Directors

        The present principal occupation or employment and five-year employment history of each of our directors is set forth below:

        Mario J. Gabelli.    For biographical information relating to Mario J. Gabelli, please refer to "—Executive Officers Following the Separation" above.

        Our Board believes that Mario J. Gabelli's qualifications to serve on the GSG board include his thirty-eight years of experience as CEO of GAMCO and his involvement with GSI since its inception and his control of GSG through his majority beneficial ownership.

        Marc Gabelli.    For biographical information relating to Marc Gabelli, please refer to "—Executive Officers Following the Separation" above.

        Our Board believes that Marc Gabelli's qualifications to serve on our Board include his extensive knowledge of GSG's business and industry, his financial and leadership expertise as an executive of various investment firms and as a director of other public companies.

        Richard L. Bready has been a director of GAMCO since May 2006 and is expected to resign from the GAMCO Board on the distribution date. Mr. Bready previously served as Chairman and Chief Executive Officer of Nortek, Inc., a manufacturer and distributor of building products for residential and commercial applications, from December 1990 until July 2011. He joined Nortek, Inc. in 1975 as Treasurer, was elected a director in 1976 and was appointed Executive Vice President and Chief Operating Officer in 1979. Prior to joining Nortek, Inc., Mr. Bready was an independent financial consultant and an audit manager with a major public accounting firm. He serves on the Board of Directors/Trustees of Professional Facilities Management, Inc., Providence Performing Arts Center, Rhode Island Public Expenditure Council (RIPEC), The International Yacht Restoration School, Saint Anselm College, Johnson & Wales University, as Chairman of Roger Williams University and is a Trustee Emeritus of Trinity Repertory Company. Mr. Bready has also served as a director of the Bank RI since 2007 and Bancorp Rhode Island, Inc. since 2007, and is on the Advisory Board of Sterling Investment Partners. He is a Corporation Member and serves on the National Council, Alumni Executive Forum and Audit Committee of Northeastern University. Mr. Bready is also a Corporation Member of Rhode Island Hospital. Nortek, Inc. filed for a prepackaged bankruptcy on October 21, 2009 and emerged from bankruptcy on December 17, 2009.

        Our Board believes that Mr. Bready's qualifications to serve on our Board include his former position as Chairman and Chief Executive Officer of Nortek, Inc. and his position as a director of other public companies and charitable organizations.

        Daniel R. Lee served as a director of Lynch Interactive Corporation from 2000-2005, and from January 2010 to July 2013. He has also served in a number of senior executive and financial positions over the course of a long and distinguished business career. Mr. Lee is currently the Chief Executive Officer, President and a director of Full House Resorts, Inc., a developer and manager of gaming properties headquartered in Las Vegas, NV. He has held these positions since December 1, 2014. Previously, he served as Chairman and Chief Executive Officer of F.P. Holdings, LP, the owner and operator of The Palms Casino Resort in Las Vegas, NV, from September 2013 to July 2014. Prior to that, he was Managing Partner of Creative Casinos, LLC, a casino developer and operator of gaming casinos. He also served as Chairman and Chief Executive Officer of Pinnacle Entertainment, Inc., a New York Stock Exchange listed company, from 2002-2009. He held the positions of Chief Financial Officer, Treasurer and Senior Vice President-Finance of Mirage Resorts, Inc., from 1992-1999. Previously, he was a Managing Director of a major brokerage firm and is a Chartered Financial Analyst.

        Our Board believes that Mr. Lee's substantial financial experience and expertise, his experience in the financial services industry, and his executive management experience as CEO of a large public corporation make him well-qualified to serve on the Company's board.

        Bruce M. Lisman has served as a director of National Life Group, a mutual life insurance company with approximately $2 billion in revenues, since 2004. Mr. Lisman has also served as a director of PC Construction, an engineering and construction company with approximately $500 million in annual revenues, since August 2013. Mr. Lisman has served as a director of Merchants Bancshares (NasdaqGS: MBVT), a community bank with $1.8 billion of assets, since 2005. In addition, he serves on the boards of American Forests, Smithsonian Libraries, and the National Gardening Association. Mr. Lisman was Research Director (1984 to 1987) and Co-Head of the Institutional Equity Division (1987 to 2008) for Bear Stearns Companies Inc. With his leadership, revenues grew from $50 million to $2.47 billion; head count grew from 150 to 2,350; and product and distribution expanse from U.S.-only to operations in Europe, Latin America, Asia ex-China, and China. Pretax income reached $670 million in 2007. After Bear Stearns was acquired by JP Morgan Chase & Co. (NYSE: JPM) in 2008, he became Chairman of JP Morgan's Global Equity Division, retiring in 2009. He also was responsible for Equity Capital Markets and worked extensively with CEOs, CFOs, and boards of directors across a variety of industries. Earlier in his career Mr. Lisman was Director of Global Research at Lehman Brothers and

before that he was an analyst covering banking companies (voted to Institutional Investor's Analyst All Star Team four times for banking industry analysis), as well as distribution, real estate, and capital goods companies. Mr. Lisman has served as a director of Myers Industries, Inc. (NYSE: MYE) since April 2015 and as a director of The Pep Boys—Manny, Moe & Jack (NYSE: PBY) since July 2015. He also served on the boards of Central Vermont Public Service, a public company from 2004 to 2009 and has also served on the boards of the Hewitt School, Pace University, HS Broadcasting, BRUT, Inc., Vermont Electric Power Company, Inc. (VELCO), STRYKE Trading, Shelburne Museum, and the Vermont Symphony Orchestra. Mr. Lisman graduated from the University of Vermont in 1969 and also served as its Chair for two years.

        Our Board believes that Mr. Lisman's qualifications to serve on our Board include his extensive board experience as a chair, vice chair, and committee chair/member in a broad range of businesses and civic organizations, in addition to his experience serving as an executive officer and his investment experience.

        Salvatore F. Sodano has served as chairman and chief executive officer of Worldwide Capital Advisory Partners, LLC ("Worldwide Capital") since April 2013. Worldwide Capital provides research and advisory services on corporate finance and investment activities, management, operations and technology matters. Since October 2012, Mr. Sodano has also served as a senior advisor to the chief executive officer of Burke & Quick Partners, where he previously served as chairman of strategy and business development from October 2012 to August 2013. Mr. Sodano has served as Vice Chairman and a member of the board of directors of GSI since September 2014 and has served as Chairman of the Audit Committee of the board of directors of GSI since January 2015. In January 2015, Mr. Sodano also became Chairman of the Board of Directors and Chairman of the Executive Committee and the Executive Compensation Committee of Catholic Health Services, a 17,000-employee healthcare system. From June 2006 to June 2010, Mr. Sodano served as the Dean of the Frank G. Zarb School of Business at Hofstra University. Mr. Sodano also served as Chairman of Hofstra University's Board of Trustees for the maximum three one-year terms from October 2002 through October 2005. From 1997 to 2004, Mr. Sodano held increasingly senior roles at the National Association of Securities Dealers, Inc. (the "NASD") and its affiliated companies. Mr. Sodano was serving as Deputy Chief Operating Officer and Chief Financial Officer of the NASD in 1998 when the NASD acquired the American Stock Exchange (the "AMEX"). From 1999 to 2000, Mr. Sodano simultaneously served as Chairman and Chief Executive Officer of the AMEX and Chief Operating Officer and Chief Financial Officer of the NASD. He served as a member of the Board of Governors of the NASD from 1999 to 2004. Mr. Sodano was appointed Vice Chairman of the NASD Board of Governors in 2000, at which point he relinquished his roles as Chief Operating Officer and Chief Financial Officer of the NASD. Mr. Sodano served as Vice Chairman of the NASD Board of Governors and Chairman and Chief Executive Officer of the AMEX until it was sold in 2004. He remained Chairman of the AMEX until he retired in 2005. Mr. Sodano is the Sorin Distinguished Teaching Fellow at the Frank G. Zarb School of Business at Hofstra University.

        Our Board believes that Mr. Sodano's qualifications to serve on our Board include his business and academic experience, his financial expertise, including his audit committee experience, his experience as a member of the GSI board of directors and as the Chairman of the GSI Audit Committee.

Corporate Governance

General

        We expect GSG Class A Stock to be approved for listing on the NYSE under the symbol "GSGI." As a result, we expect that we will be subject to NYSE corporate governance listing standards.

Controlled Company Exception

        Upon completion of the spin-off, Mario J. Gabelli and his affiliates will control a majority of the voting power of the GSG common stock. As a result, we will be a "controlled company" within the meaning of the corporate governance standards of the NYSE. Under these rules, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain corporate governance requirements, including the requirements (1) that a majority of our Board consist of independent directors, (2) that our Board have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities, (3) that our Board have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities and (4) that our Board conduct an annual performance evaluation of the nominating/corporate governance committee and the compensation committee. For at least some period following the spin-off, we intend to utilize some of these exemptions. As a result, immediately following the spin-off, we do not expect that our Nominating Committee will be composed entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a "controlled company" and our shares continue to be listed on the NYSE, we will be required to comply with these provisions within the applicable transition periods.

Corporate Governance Guidelines

        Our Board will adopt Corporate Governance Guidelines. These guidelines will set forth our practices and policies with respect to, among other things, board composition, board member qualifications, responsibilities and education, management succession and self-evaluation. The full text of our Corporate Governance Guidelines will be available on our website at www.GabelliSecuritiesGroup.com on or prior to the distribution date. Any stockholder may also obtain a copy of our Corporate Governance Guidelines upon request when they become available. Stockholders may address a written request for a printed copy of the Corporate Governance Guidelines to our Secretary at Gabelli Securities Group, Inc., One Corporate Center, Rye, NY 10580-1422.

Code of Business Conduct

        We will adopt a Code of Business Conduct (the "Code of Conduct") that applies to all of our officers, directors and staff members with additional requirements for our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Conduct will be available on our website at www.GabelliSecuritiesGroup.com on or prior to the distribution date. Any stockholder may also obtain a copy of the Code of Conduct upon request when it becomes available. Stockholders may address a written request for a printed copy of the Code of Conduct to our Secretary at Gabelli Securities Group, Inc., One Corporate Center, Rye, NY 10580-1422. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Conduct by posting such information on our website.

Leadership Structure; Meetings of Independent Directors

        Our Board believes that the most effective leadership structure is for our Chief Executive Officer to serve as Chairman given that Mario J. Gabelli is the controlling stockholder of GSG. By having Mario J. Gabelli serve as the Chief Executive Officer and as Chairman, our Board believes that it enables Mario J. Gabelli to ensure that our Board's agenda responds to strategic challenges, that our Board is presented with information required for it to fulfill its responsibilities, and that Board meetings are as productive and effective as possible.

        Upon completion of the spin-off, our non-management directors will meet, without any management directors or employees present, immediately after our regular quarterly board meetings. At least once each year, our independent directors are expected to meet in a separate executive session. Mr. Sodano is expected to serve as lead independent director and chair the meetings of our non-management and independent directors.

Communications with Our Board

        Prior to the distribution date, our Board will establish a process for stockholders and other interested parties to send communications to our Board. Stockholders or other interested parties who wish to communicate with our Board, the non-management or independent directors, or a particular director may send a letter to our Secretary at Gabelli Securities Group, Inc., One Corporate Center, Rye, NY 10580-1422. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Board Communication" or "Director Communication." All such letters must identify the author and clearly state whether the intended recipients are all members of our Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Transactions with Related Persons

        Our Board has adopted written procedures governing the review, approval or ratification of any transactions with related persons required to be reported pursuant to the rules of the SEC. The procedures require that all related party transactions, other than certain pre-approved categories of transactions, be reviewed and approved by our Governance Committee or our Board. Under the procedures, directors may not participate in any discussion or approval by our Board of related party transactions in which they or a member of their immediate family is a related person, except that they shall provide information to our Board concerning the transaction. Only transactions that are found to be in the best interests of GSG will be approved.

        Currently, we have a number of policies and procedures addressing conflicts of interest. Our Code of Conduct addresses the responsibilities of our officers, directors and staff to disclose conflicts of interest to our Legal/Compliance Department, which determines whether the matter constitutes a related party transaction that should be reviewed by our Governance Committee or our Board. Generally, matters involving employer-employee relationships, including compensation and benefits, ongoing arrangements that existed prior to our GAMCO's initial public offering and financial service relationships, including investments in our funds are not presented for review, approval or ratification by our Governance Committee or our Board.

        A description of certain related party transactions appears under the heading "Certain Relationships and Related Party Transactions." In addition, see "Description of Capital Stock—Corporate Opportunity and Conflict of Interest Policies" for information relating to provisions in our certificate of incorporation that address conflicts of interest that may arise and that limit the liability of Mario J. Gabelli, certain of his affiliates and immediate family members, including Marc Gabelli, as well as our other directors and officers for certain transactions that may involve conflicts of interest.

Committees of Our Board

        Our Board will have an Audit Committee, a Compensation Committee a Nominating Committee and a Governance Committee, and each of these standing committees will adopt a charter. Our Audit Committee will be composed exclusively of independent directors, as defined by the listing standards of the stock exchange on which GSG common stock will be listed, which we expect to be the NYSE. The Compensation Committee will be composed exclusively of individuals referred to as "non-employee directors" in Rule 16b-3 of the Exchange Act and "outside directors" in Section 162(m) of the Code. It is expected that all members of each of the Compensation Committee and the Governance Committee will meet the independence criteria set forth in the listing standards of the NYSE.

Audit Committee

        At the time of the distribution, our Audit Committee will consist of at least three members each of whom will be independent and financially literate under the rules of the stock exchange on which our stock will be listed, which we expect to be the NYSE, and at least one of whom will be an "audit committee financial expert," as that term is defined by the SEC. We expect that the initial members of our Audit Committee will be Messrs. Salvatore F. Sodano, Richard L. Bready and Bruce M. Lisman. Mr. Sodano is expected to serve as Chairperson of the Audit Committee. The Audit Committee will be responsible for, among other things, engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and assisting our Board in its oversight of our internal controls over financial reporting.

        On or prior to the distribution date, our Audit Committee charter will be available on our website at www.GabelliSecuritiesGroup.com and will also be available without charge to stockholders upon written request to our Secretary at Gabelli Securities Group, Inc., One Corporate Center, Rye, NY 10580-1422.

Governance Committee

        The Governance Committee will be responsible for, among other things, reviewing and recommending to our Board corporate governance policies and procedures, including our Corporate Governance Guidelines. It is also responsible for reviewing, approving or ratifying related party transactions. It will annually report to our Board on the performance and effectiveness of the Board to assist our directors in fulfilling their responsibilities in a manner that serves the interests of the stockholders. It is expected that all Governance Committee members will meet the independence criteria set forth in the listing standards of the NYSE.

        On or prior to the distribution date, our Governance Committee charter will be available on our website at www.GabelliSecuritiesGroup.com and will also be available without charge to stockholders upon written request to our Secretary at Gabelli Securities Group, Inc., One Corporate Center, Rye, NY 10580-1422.

Compensation Committee

        The Compensation Committee will be responsible for, among other things, determining compensation for our executive officers, administering and monitoring our equity compensation plans, evaluating the performance of our executive officers and producing an annual report on executive compensation for inclusion in our annual meeting proxy statement. The Compensation Committee will make recommendations to our Board regarding director compensation. The Compensation Committee may delegate some or all of its duties to a subcommittee comprising one or more members of the Compensation Committee. It is expected that all Compensation Committee members will meet the independence criteria set forth in the listing standards of the NYSE.

        On or prior to the distribution date, our Compensation Committee charter will be available on our website at www.GabelliSecuritiesGroup.com and will also be available without charge to stockholders upon written request to our Secretary at Gabelli Securities Group, Inc., One Corporate Center, Rye, NY 10580-1422.

Nominating Committee

        The Nominating Committee will be responsible for, among other things, identifying, interviewing and recruiting qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting. As a controlled company, we will rely upon the exemption from the requirement that we have a nominating committee composed entirely of independent directors.

        On or prior to the distribution date, our Nominating Committee charter will be available on our website at www.GabelliSecuritiesGroup.com and will also be available without charge to stockholders upon written request to our Secretary at Gabelli Securities Group, Inc., One Corporate Center, Rye, NY 10580-1422.

Compensation of Directors

        Our executive officers that serve on our Board do not receive compensation for such service. It is expected that all non-executive directors will receive annual cash retainers and meeting fees in amounts to be determined. In addition, it is expected that our directors will receive annual equity awards in a form and in amounts to be determined. Mr. Sodano currently receives quarterly director fees of $33,000 for serving as Vice Chairman and Chairman of the Audit Committee of GSI, and Mr. Lee currently receives quarterly director fees of $3,000 for serving as a director of GSI. From and after the distribution date, Mr. Sodano and Mr. Lee are not expected to receive fees for serving as members of the board of directors of GSI and will only receive fees and equity awards for serving as directors of GSG.

Stock Ownership of Directors and Executive Officers

        See "Security Ownership of Certain Beneficial Owners and Management."

EXECUTIVE COMPENSATION

        Mario J. Gabelli, our Executive Chairman and Chief Executive Officer, is also Chairman and Chief Executive Officer of GAMCO. Set forth below is the initial annual base salary for our Chief Executive Officer and the two executive officers other than our Chief Executive officers that we expect will be our most highly compensated executive officers in 2015 (the "named executive officers"). We expect to make restricted stock awards to the named executive officers, the number of which is expected to be determined subsequently in 2015.

Name and Position	Annual Base Salary(1)
Mario J. Gabelli, Executive Chairman and Chief Executive Officer
Marc Gabelli, President and Director
Kieran Caterina

(1)
Amounts of annual compensation for 2015 are annualized projections of salary for the year ending December 31, 2015 based on the expected salaries to be paid to our named executive officers.

Equity Award Adjustment

        At the time of the spin-off, all RSAs under GAMCO's 2002 Stock Award and Incentive Plan will be supplemented by the awarding of GSG equity awards such that each GAMCO award's pre-spin-off value will equate to the post-spin-off combined value of the GAMCO and associated GSG equity awards. Specifically, outstanding RSAs relating to GAMCO will remain unchanged, with each RSA holder also receiving an equal number of RSAs relating to GSG. The terms of the new GSG RSAs will remain substantially the same as the terms of the pre-spin-off GAMCO RSAs.

Employment Agreement with Mario J. Gabelli

        In connection with the spin-off, we expect to enter into an employment agreement with Mario J. Gabelli, which is expected to provide for, among other things, the payment of a management fee in the amount 10% of our aggregate pre-tax profits, before consideration of this fee and before consideration of the various consolidated feeder funds and partnerships, to Mario J. Gabelli or his designees. Mario J. Gabelli is currently entitled to a 10% management fee with respect to GAMCO pursuant to his employment agreement with GAMCO (the "GAMCO Employment Agreement"). Pursuant to the GAMCO Employment Agreement, Mario J. Gabelli was paid $(36,614), $4,485,913 and $1,202,864 by GAMCO for his 10% management fee with respect to the Gabelli Securities Group in 2014, 2013 and 2012, respectively.

Stock Award and Incentive Plan

General

        We expect to adopt, with the approval of our sole stockholder, the Gabelli Securities Group, Inc. 2015 Stock Award and Incentive Plan (the "Plan"), which is substantially similar to the current GAMCO stock award and incentive plan. A summary of the expected terms of the Plan is included below.

Purpose of the Plan

        The purpose of the Plan will be to afford an incentive to selected employees, directors and independent contractors of GSG and its affiliates to acquire a proprietary interest in GSG, to continue to perform their roles for GSG, to increase their efforts on behalf of GSG and to promote the success of GSG's business.

Administration of the Plan

        The Plan will be administered by the Compensation Committee of our Board. Our Compensation Committee will consist of non-employee directors and will be organized in a manner so as to satisfy the provisions of the federal securities and tax laws applicable to such plans. Our Compensation Committee will have the authority, subject to the provisions of the Plan, to determine the individuals to whom awards will be granted, the types of awards to be granted, the number of shares to be made subject to particular awards and the terms, conditions, restrictions and performance criteria relating to the awards as well as to interpret the Plan and prescribe, amend and rescind rules and regulations relating to the Plan.

Eligibility

        In general, awards may be granted at the discretion of our Compensation Committee to officers, independent contractors, employees and directors of GSG or of any of its subsidiaries and affiliates at the discretion of our Compensation Committee. In determining the individuals to whom awards are granted and the type of any award (including the number of shares to be covered by such award), our Compensation Committee will take into account such factors as our Compensation Committee considers to be relevant in connection with accomplishing the purposes of the Plan. Incentive stock options may not be granted to independent contractors. An individual may not receive awards with respect to more than                  shares in any one calendar year.

Shares Available For Awards

        The Plan will provide for an aggregate of not more than                  shares of GSG Class A Stock, par value $0.001, to be reserved for issuance under the Plan, subject to adjustment as described below. The                  shares will represent approximately        % of the number of shares of GSG common stock outstanding. The number of shares reserved for issuance under the Plan will be increased automatically on the first business day of each of our fiscal years during the term of the plan, commencing in 2016, by a number equal to the smallest of:                  shares;        % of the number of shares of GSG common stock outstanding on December 31 of the prior year; and the number of shares determined by our Board. Generally, shares subject to an award that remain unissued upon expiration or cancellation of awards will be available for other awards under the Plan.

Adjustment for Change in Capitalization

        In the event that our Compensation Committee determines that any dividend or other distribution, recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, share repurchase or exchange, or other similar corporate transaction or event affects the GSG Class A Stock such that an adjustment would be appropriate in order to prevent dilution or enlargement of the rights of participants under the Plan, then our Compensation Committee will make such equitable changes or adjustments as it deems necessary to the number and kind of shares of GSG Class A Stock or other property which may thereafter be issued in connection with awards, the number and kind of shares of GSG Class A Stock subject to each outstanding award, and the exercise price, grant price or purchase price of each award.

Types of Awards

        The Plan will provide for the grant of stock options (including "incentive stock options" and "nonqualified stock options"), stock appreciation rights (either in connection with options granted under the Plan or independently of options), restricted stock, restricted stock units, dividend equivalents and other stock- or cash-based awards. These awards are discussed in more detail below.

The Plan will not be subject to any provisions of ERISA, nor will the Plan be a qualified plan within the meaning of Section 401(a) of the Code.

Stock Options and Appreciation Rights

        Stock options may be either "incentive stock options," as such term is defined in Section 422 of the Code, or nonqualified stock options ("NSOs"). The exercise price of any stock option may be above or at (but not below) the fair market value per share of GSG Class A Stock on the date of grant. Subject to the terms of individual award agreements, the exercise price may be paid in cash, by the surrender of GSG Class A Stock, through a "net" exercise involving the surrender of shares subject to the award, or through a "broker's cashless exercise" procedure meeting the requirements of applicable securities rules.

        Our Compensation Committee may grant stock appreciation rights alone or in tandem with stock options. A stock appreciation right is a right to be paid an amount equal to the excess of the fair market value of a share of GSG Class A Stock on the date the stock appreciation right is exercised over either the fair market value of a share of GSG Class A Stock on the date of grant (in the case of a free standing stock appreciation right) or the exercise price of the related stock option (in the case of a tandem stock appreciation right), with payment to be made in cash, GSG Class A Stock or both, as specified in the award agreement or determined by our Compensation Committee.

        Stock options and stock appreciation rights will be exercisable at such times and upon such conditions as our Compensation Committee may determine, as reflected in the applicable award agreement. In addition, unless otherwise provided in an award agreement, all stock options and stock appreciation rights will become exercisable in the event of a change in control of GSG, which our Board may determine in their discretion. The exercise period will be determined by our Compensation Committee except it may not exceed ten years from the date of grant of such incentive stock option.

        Except to the extent that the applicable award agreement will provide otherwise, the participant's right to exercise stock options and stock appreciation rights will also cease shortly after the employment of the participant terminates.

Restricted Stock and Restricted Stock Units

        A restricted stock award is an award of actual shares of GSG Class A Stock ("restricted stock") and a restricted stock unit award is an award of the right to receive cash or shares of GSG Class A Stock ("restricted stock unit"). These awards are called "restricted" because they are subject to such restrictions on transferability, maintenance of employment and other matters as our Compensation Committee may impose at the date of grant, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments or otherwise, as our Compensation Committee may determine. Except to the extent restricted under the award agreement relating to the restricted stock, a participant granted restricted stock will have all of the rights of a stockholder, including without limitation the right to vote and the right to receive dividends thereon. Our Compensation Committee has the authority to cancel all or any portion of any outstanding restrictions at any time. In addition, all restrictions affecting the awarded shares or units will lapse in the event of a "change in control" of GSG.

        Upon termination of the participant's relationship with GSG during the applicable restriction period, restricted stock, restricted stock units and any accrued and unpaid dividends or dividend equivalents that are at that time subject to restrictions will be forfeited unless our Compensation Committee determines, as a general matter or in any individual case, that restrictions or forfeiture conditions relating to restricted stock will be waived in whole or in part in the event of terminations resulting from specified causes. Our Compensation Committee may also waive in whole or in part the forfeiture of restricted stock in other circumstances.

Other Awards

        Our Compensation Committee may grant to a participant the right to receive cash equal to the amount of dividends paid with respect to a specified number of shares of GSG Class A Stock ("dividend equivalents"). Dividend equivalents may be awarded on a free-standing basis or in connection with another award, and may be paid currently or on a deferred basis. Our Compensation Committee is expected to also be authorized to grant GSG Class A Stock as a bonus or on a tax-deferred basis or to grant other awards in lieu of our commitments to pay cash under other plans or compensatory arrangements, on such terms as are determined by our Compensation Committee.

Nontransferability

        Unless otherwise determined by our Compensation Committee and provided in an agreement evidencing the grant of an award, awards may not be transferred by the grantee except by will or the laws of descent and distribution and will be exercisable during the lifetime of the grantee only by the grantee or his or her guardian or legal representative.

Withholding of Taxes

        The Plan will provide that GSG or any subsidiary or affiliate may withhold from any award granted, any payment relating to an award under the Plan or any other payment to a grantee, amounts of withholding and other taxes due in connection with any transaction involving an award. Our Compensation Committee may also take whatever action it considers advisable to enable us and grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any award.

No Stockholder Rights

        The holder of an award granted under the Plan will have no rights as a stockholder with respect to any shares of GSG Class A Stock covered by an award until the date of issuance of a stock certificate to him or her for such shares related to such award.

Effect of Change in Control

        In the event of a change in control and unless otherwise determined by our Board, all outstanding options and stock appreciation rights not then exercisable will become fully exercisable, and all outstanding restricted stock, restricted stock unit, dividend equivalent or other stock- or cash-based awards not then fully vested will become fully vested.

Amendment or Termination of the Plan

        Our Board may alter, amend, suspend or terminate the Plan, in whole or in part, except that no amendment that requires stockholder approval in order for the Plan to reprice stock options or stock appreciation rights, to avoid the application of Section 162(m) of the Code for federal income tax purposes, or for the Plan to comply with state law, stock exchange requirements or other applicable law will be effective unless such amendment has received the requisite approval of stockholders. In addition, no amendment may be made which adversely affects any of the rights of a participant under any award previously granted, without such participant's consent.

Certain Federal Income Tax Effects

        The following discussion of certain relevant federal income tax effects that will be applicable to stock options and other stock-based awards granted under the Plan is a summary only, focuses on their tax consequences to GSG, and reference is made to the Code for a complete statement of all relevant federal tax provisions. Generally, GSG will become entitled to tax deductions at the same time and in the same amount that the award grantee recognizes as ordinary income, with no such income or GSG deduction occurring at the time a grant occurs.

Stock Options and Stock Appreciation Rights

        At the time of exercise of such NSO (and in the case of an untimely exercise of an Incentive Stock Option (an "ISO")), the grantee will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the option price, and GSG will generally be entitled to a corresponding tax deduction. Similarly, with respect to the exercise of a stock appreciation rights, GSG's tax deduction will equal the grantee's ordinary income from the GSG shares or other property that the grantee receives, at the time of exercise. On the other hand, GSG will not be entitled to a tax deduction if an ISO is exercised while the grantee remains an employee of GSG or a subsidiary at all times during the period beginning on the date of grant of the ISO and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of a disabled grantee), and if stock acquired pursuant to the timely exercise of an ISO is not disposed of by the grantee prior to the expiration of two years from the date of grant of the ISO or within one year from the date such stock is transferred to the grantee upon exercise. In the case of a disqualifying disposition by a grantee, GSG may claim a federal income tax deduction at the time of such disqualifying disposition for the amount taxable to the grantee as ordinary income.

Restricted Stock and Restricted Stock Unit Awards

        A grantee of restricted stock or restricted stock unit awards generally will recognize ordinary income in an amount equal to the fair market value of shares of GSG Class A Stock subject to the award at the time the shares are no longer subject to a substantial risk of forfeiture (as defined in the Code), at which time GSG will be entitled to a deduction in the amount that the grantee recognizes ordinary income. However, a grantee may elect (not later than 30 days after acquiring such shares) to recognize ordinary income at the time the restricted shares are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such shares are subject to restrictions and a substantial risk of forfeiture. If this election is made, no additional taxable income will be recognized by the grantee at the time the restrictions lapse. GSG will be entitled to a tax deduction at the time when, and to the extent that, income is recognized by the grantee.

DESCRIPTION OF CAPITAL STOCK

        Our certificate of incorporation and bylaws will be amended and restated prior to the spin-off. The following is a summary of the material terms of our capital stock that will be contained in our amended and restated certificate of incorporation and bylaws. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our amended and restated certificate of incorporation or our amended and restated bylaws to be in effect at the time of the spin-off and are qualified in their entirety by reference to these documents, which you should read (along with the applicable provisions of Delaware law) for complete information on our capital stock as of the time of the spin-off. Our amended and restated certificate of incorporation and bylaws to be in effect at the time of the spin-off will be included as exhibits to our registration statement on Form 10, of which this information statement forms a part, and this summary is qualified in its entirety by such exhibits.

General

        We are currently authorized to issue 100 shares of common stock. Prior to the distribution, we will amend and restate our certificate of incorporation to provide authorization for us to issue 210,000,000 shares of GSG common stock, consisting of: (i) 100,000,000 shares of GSG Class A Stock; (ii) 100,000,000 shares of GSG Class B Stock; and (i) 10,000,000 shares of preferred stock.

        The GSG Class B Stock is not being registered on the Form 10, of which this information statement is a part.

GSG Class A Stock and GSG Class B Stock

Voting Rights

        The holders of GSG Class A Stock and the GSG Class B Stock have identical voting rights except that:

  •
  holders of GSG Class A Stock are entitled to one vote per share while holders of GSG Class B Stock are entitled to ten votes per share on all matters to be voted on by stockholders; and

  •
  holders of GSG Class A Stock are not eligible to vote on matters relating exclusively to GSG Class B Stock and vice versa.

        Holders of shares of GSG Class A Stock and GSG Class B Stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes that are entitled to be cast by the holders of all shares of GSG Class A Stock and GSG Class B Stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to the certificate of incorporation generally must be approved by a majority of the combined voting power of all GSG Class A Stock and GSG Class B Stock voting together as a single class. Amendments to the certificate of incorporation that would alter or change the powers, preferences or special rights of the GSG Class A Stock or the GSG Class B Stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class.

Dividends

        Holders of GSG Class A Stock and GSG Class B Stock will receive an equal amount per share in any dividend declared by our Board, subject to any preferential rights of any outstanding preferred stock. Dividends consisting of shares of GSG Class A Stock and GSG Class B Stock may be paid only as follows:

  •
  shares of GSG Class A Stock may be paid only to holders of GSG Class A Stock and shares of GSG Class B Stock may be paid only to holders of GSG Class B Stock; and

  •
  shares will be paid proportionally with respect to each outstanding share of GSG Class A Stock and GSG Class B Stock.

Other Rights

        On liquidation, dissolution or winding up of GSG, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of GSG common stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of GSG common stock are subject to redemption or have preemptive rights to purchase additional shares of GSG common stock.

        In the event of any corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization in which any consideration is to be received by the holders of GSG Class A Stock or the holders of GSG Class B Stock as a class, the holders of GSG Class A Stock and the holders of GSG Class B Stock will receive the same consideration on a per share basis; except that, if such consideration shall consist in any part of voting securities (or of options or warrants to purchase, or of securities convertible into or exchangeable for, voting securities), the holders of GSG Class B Stock may receive, on a per share basis, voting securities with up to ten times the number of votes per share as those voting securities to be received by the holders of GSG Class A Stock (or options or warrants to purchase, or securities convertible into or exchangeable for, voting securities with up to ten times the number of votes per share as those voting securities issuable upon exercise of the options or warrants, or into which the convertible or exchangeable securities may be converted or exchanged, received by the holders of GSG Class A Stock). Accordingly, except with respect to voting rights, the holders of GSG Class B Stock will not receive greater value than the holders of GSG Class A Stock in an extraordinary corporate transaction involving GSG.

Special Stockholder Meetings

        Our bylaws provide that special meetings of its stockholders may be called by the Chairman, the President or a resolution of our Board.

No Cumulative Voting for Directors

        Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Amendments to GSG's Bylaws

        Our certificate of incorporation and bylaws provide that our Board shall have the power to make, alter or repeal our bylaws, subject to the power of the stockholders to alter or repeal the bylaws made or altered by our Board.

Anti-Takeover Provisions

        In our certificate of incorporation, we have elected not to be governed by Section 203 of the DGCL. Section 203 of the DGCL generally provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person is an "interested stockholder" and may not engage in certain "business combinations" with the corporation for a period of three years from the time such person became an interested stockholder, unless one of the following exceptions applies: (1) prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Liability of Directors; Indemnification

        Our certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director of GSG shall be liable to GSG or its stockholders for monetary damages for the breach of fiduciary duty in such capacity. Under the DGCL, such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (unlawful payments of dividends or unlawful stock repurchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

        As a result of this provision, GSG and its stockholders may be unable to obtain monetary damages from a director for breach of that director's duty of care. Although stockholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, stockholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

        Our bylaws provide that GSG will indemnify any person who was or is a party to any threatened, pending, or completed action, suit or proceeding because he or she is or was a director or officer of GSG or is or was serving at the request of GSG as a director or officer of another corporation, partnership or other enterprise. Our bylaws provide that indemnification will be from and against expenses, judgments, fines and amounts paid in settlement by the indemnitee. However, this indemnification will only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of GSG, and with respect to a criminal action or proceeding, if the indemnitee had no reasonable cause to believe that his or her conduct was unlawful. In addition, our certificate of incorporation provides that GSG will, to the fullest extent permitted by law, indemnify and hold harmless and advance expenses to any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of GSG or serves or served at any other enterprise as a director or officer at the request of GSG or any subsidiary or affiliate of GSG.

Corporate Opportunity and Conflict of Interest Policies

Overview and Definitions

        In order to address certain potential conflicts of interest between GSG and Mario J. Gabelli, members of his immediate family and affiliates, Mario J. Gabelli and members of his immediate family who are at the time officers or directors of GSG have agreed to limitations on their activities in the investment management business other than with respect to Permissible Accounts (as defined below). In addition, our certificate of incorporation contains provisions concerning the conduct of certain affairs of GSG as they may involve Mario J. Gabelli, members of his immediate family and affiliates, and the powers, rights, duties and liabilities of GSG and its subsidiaries and their respective officers, directors and stockholders in connection therewith.

        For purposes of these provisions, which are summarized below,

            (i)  "Corporate opportunities" potentially allocable to GSG consist of business opportunities (a) that GSG is financially able to undertake; (b) that are, from their nature, in GSG's actual line or lines of business and are of practical advantage to GSG; and (c) in which GSG has an interest or reasonable expectancy; provided, that "corporate opportunities" do not include (a) transactions in which GSG or a Gabelli is permitted to participate pursuant to any agreement between GSG and such Gabelli that is entered into with the approval of the members of the Board of Directors and (b) passive investments

           (ii)  a "Gabelli" includes Mario J. Gabelli, any member of his immediate family (which shall include Mr. Gabelli's spouse, parents, children and siblings) who is at the time an officer or director of GSG and any entity in which one or more Gabellis beneficially own a controlling interest of the outstanding voting securities or comparable interests.

          (iii)  "GSG" includes its subsidiaries and other entities in which GSG beneficially owns 50% or more of the outstanding voting securities or comparable interests, and

          (iv)  "Permissible Accounts" means (i) those investment funds and accounts currently managed by Mario J. Gabelli outside GSG and GAMCO under performance fee arrangements but only to the extent, in the case of an investment fund, such fund's investors consist solely of one or more of the persons who were investors as of the date of the initial public offering of GAMCO Class A Stock in 1999 (the "GAMCO IPO Consummation Date") and the successors, heirs, donees or immediate families thereof and, in the case of an investment account, the parties to such account are solely one or more of the persons who were parties to such account as of the GAMCO IPO Consummation Date and the successors, heirs, donees or immediate families thereof (collectively, "Qualifying Persons") and (ii) successor funds and accounts which serve no persons other than the Qualifying Persons referred to in clause (i), which funds and accounts operate according to an investment style similar to such other accounts or funds and which style was not used at GAMCO (formerly Gabelli Asset Management Inc.) as of the GAMCO IPO Consummation Date and which are subject to performance fee arrangements; and

           (v)  "Trigger Date" means the date on which Mario J. Gabelli "beneficially" owns (within the meaning of Section 13(d) of the of the Exchange Act and the rules and regulations promulgated thereunder) less than a majority of the voting power of the Voting Stock.

        Before the Trigger Date, the affirmative vote of the holders of a majority of the GSG's outstanding voting stock, voting together as a single class, will be required to alter, amend or repeal any of these conflict of interest or corporate opportunity provisions in a manner adverse to the interests of any Gabelli. After the Trigger Date, such vote will be increased to 80% to alter, amend, repeal or replace any of the conflict of interest and corporate opportunity provisions.

Corporate Opportunity Policy

        Except with respect to opportunities that involve Permissible Accounts, if a Gabelli acquires knowledge of a potential transaction on a matter that is a corporate opportunity for both any Gabelli and GSG, such Gabelli will have a duty to communicate that opportunity to GSG and may not pursue that opportunity or direct it to another person unless GSG declines such opportunity or fails to pursue it.

        If a director or officer of GSG other than a Gabelli acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both GSG and a Gabelli, our certificate of incorporation requires that such director or officer act in good faith in accordance with the following two-part policy.

        First, a corporate opportunity offered to any person who is a director but not an officer of GSG and who is also a director (whether or not an officer) of an entity which is at the time a Gabelli will belong to such Gabelli or to GSG, as the case may be, depending on whether the opportunity is expressly offered to the person primarily in his or her capacity as an officer or director of the entity which is at the time a Gabelli or in his or her capacity as a director of GSG, respectively. Otherwise, the opportunity will belong to GSG to the same extent as if the opportunity came directly to GSG.

        Second, a corporate opportunity offered to any person who is an officer (whether or not a director) of GSG and who is also a director or an officer of an entity which is at the time a Gabelli will belong to GSG, unless the opportunity is expressly offered to that person primarily in his or her capacity as a director or officer of the entity which is at the time a Gabelli, in which case the opportunity will belong to such Gabelli to the same extent as if the opportunity came directly to a Gabelli.

        Under our certificate of incorporation, a director or officer of GSG (other than a Gabelli) who acts in accordance with the foregoing two-part policy

            (i)  will be deemed fully to have satisfied his or her fiduciary duties to GSG and its stockholders with respect to such corporate opportunity;

           (ii)  will not be liable to GSG or its stockholders for any breach of fiduciary duty by reason of the fact that a Gabelli pursues or acquires such opportunity or directs such corporate opportunity to another person or entity or does not communicate information regarding such opportunity to GSG;

          (iii)  will be deemed to have acted in good faith and in a manner he or she reasonably believes to be in the best interests of GSG; and

          (iv)  will be deemed not to have breached his or her duty of loyalty to GSG or its stockholders and not to have derived an improper benefit therefrom.

        Under our certificate of incorporation, any corporate opportunity that belongs to a Gabelli or to GSG pursuant to the foregoing policy will not be pursued by the other (or directed by the other to another person or entity) unless and until such Gabelli or GSG, as the case may be, determines not to pursue the opportunity. If the party to whom the corporate opportunity belongs does not, however, within a reasonable period of time, begin to pursue, or thereafter continue to pursue, such opportunity diligently and in good faith, the other party may pursue such opportunity (or direct it to another person or entity).

Conflict of Interest Policy

        Our certificate of incorporation provides that no contract, agreement, arrangement or transaction, or any amendment, modification or termination thereof, or any waiver of any right thereunder, (each, a "Transaction") between GSG and

            (i)  a Gabelli,

           (ii)  any customer or supplier or any entity in which a director of GSG has a financial interest (a "Related Entity"),

          (iii)  one or more of the directors or officers of GSG or any Related Entity.

will be voidable solely because any of the persons or entities listed in (i) through (iii) above are parties thereto, if the standard specified below is satisfied.

        Further, no Transaction will be voidable solely because any such directors or officers are present at or participate in the meeting of our Board or the committee thereof that authorizes the Transaction or because their votes are counted for such purpose, if the standard specified is satisfied. That standard will be satisfied, and such Gabelli, the Related Entity, and the directors and officers of GSG or the Related Entity (as applicable) will be deemed to have acted reasonably and in good faith (to the extent such standard is applicable to such person's conduct) and fully to have satisfied any duties of loyalty and fiduciary duties they may have to GSG and its stockholders with respect to such Transaction if any of the following four requirements are met:

            (i)  the material facts as to the relationship or interest and as to the Transaction are disclosed or known to our Board or the committee thereof that authorizes the Transaction, and our Board or such committee in good faith approves the Transaction by the affirmative vote of a majority of the disinterested directors on our Board or such committee, even if the disinterested directors are less than a quorum;

           (ii)  the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the holders of our voting stock entitled to vote thereon, and the Transaction is specifically approved by vote of the holders of a majority of the voting power of the then outstanding voting stock not owned by such Gabelli or such Related Entity, voting together as a single class;

          (iii)  the Transaction is effected pursuant to guidelines that are in good faith approved by a majority of the disinterested directors on our Board or the applicable committee thereof or by vote of the holders of a majority of our then outstanding voting stock not owned by such Gabelli or such Related Entity, voting together as a single class; or

          (iv)  the Transaction is fair to GSG as of the time it is approved by our Board, a committee thereof or the stockholders of GSG.

        Our certificate of incorporation also provides that any such Transaction authorized, approved, or effected, and each of such guidelines so authorized or approved, as described in (i), (ii) or (iii) above, will be deemed to be entirely fair to GSG and its stockholders, except that, if such authorization or approval is not obtained, or such Transaction is not so effected, no presumption will arise that such Transaction or guideline is not fair to GSG and its stockholders. In addition, our certificate of incorporation provides that, to the fullest extent permitted by law and our certificate of incorporation, a Gabelli will not be liable to GSG or its stockholders for breach of any fiduciary duty that a Gabelli may have as a director of GSG by reason of the fact that a Gabelli takes any action in connection with any transaction between such Gabelli and GSG. For purposes of these provisions, interests in an entity that are not equity or ownership interests or that constitute less than 10% of the equity or ownership interests of such entity will not be considered to confer a financial interest on any person who beneficially owns such interests.

Litigation Forum Selection Clause

        Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of GSG to GSG or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or our bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the

Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware).

Our Board

        GSG's bylaws provide that directors shall be elected at each annual stockholder meeting by a plurality of the votes cast and shall hold office for a term expiring at the next annual meeting of stockholders, with each director to hold office until his or her successor has been duly elected and qualified. All vacancies on our Board, including those created by an increase in the size of the board, shall be filled by vote of the remaining directors, even if less than a quorum.

Transfer Agent and Registrar

        Computershare Trust Company, N.A. is the transfer agent and registrar for the GSG common stock. Our stockholders can contact the transfer agent and registrar at:

Computershare Trust Company, N.A.
250 Royall Street
Canton, Massachusetts 02021-1011
Telephone: (877) 282-1168 or
(781) 575-2879 (outside the United States, Canada and Puerto Rico)

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Following the distribution, we will be a public company, and GAMCO will have no ownership interest in us. However, GGCP, through Holdings, will own a majority of the GSG Class B Stock and 32,000 shares of the GSG Class A Stock, together representing approximately 94% of the combined voting power and approximately 72% of the outstanding shares of GSG common stock. Mario J. Gabelli serves as the Chief Executive Officer, a director and is the controlling shareholder of GGCP. Marc Gabelli (a son of Mario J. Gabelli and a member of the GAMCO Board), is President of GGCP. Various other family members of Mario J. Gabelli are shareholders of GGCP, including Marc Gabelli. Mario J. Gabelli is also the Chairman and Chief Executive Officer of GAMCO. In addition, on the distribution date, GGCP is expected to have the same voting and ownership percentages of GAMCO common stock as it will of GSG common stock.

        Mario J. Gabelli and GGCP will enter into a registration rights agreement with GSG, which will become effective upon the distribution date (the "Gabelli Registration Rights Agreement"). Under the Gabelli Registration Rights Agreement, GSG will provide Mario J. Gabelli and GGCP with certain demand and piggyback registration rights with respect to their shares of GSG Class A Stock (including those issued upon conversion of their shares of GSG Class B Stock). The Gabelli Registration Rights Agreement will be filed as an exhibit to the registration statement, of which this information statement forms a part, prior to the distribution date, and the foregoing discussion of the Gabelli Registration Rights Agreement is qualified in its entirety by reference to Gabelli Registration Rights Agreement that will be filed prior to the distribution date.

        GAMCO has historically performed many corporate functions for the Gabelli Securities Group. Also, in connection with the spin-off, GSG has entered into certain other agreements with GAMCO to define GSG's ongoing relationship with GAMCO after the spin-off. These other agreements define responsibility for obligations arising before and after the distribution date, including obligations relating to GSG's employees, certain transitional services and taxes. See "Arrangements Between GAMCO and GSG After the Spin-Off."

        GSI invests a substantial amount of its cash equivalents in a money market mutual fund managed by Gabelli Funds, LLC, which is owned 100% by GAMCO. GSG had $285.5 million, $199.0 million and $179.7 million in these money market funds at December 31, 2014, 2013 and 2012, respectively, and earned $3,838, $17,723 and $49,677 for the years ended December 31, 2014, 2013 and 2012, respectively.

        GSI is charged or incurs certain overhead expenses that are also attributable to other affiliates. These overhead expenses are allocated to GSG by GAMCO, if general and administrative related, and by GSI to other affiliates, if payroll or expense reimbursement related, as the expenses are incurred, based upon methodologies periodically reviewed by the management of GSG and the affiliates for reasonableness. The methodologies of the allocation are based on usage of shared services, whether personnel, administrative or other. Each service is analyzed by management as to the users of the service and is allocated in proportion to that usage at the cost of the particular service.

        GSG entered into a $15,000,000 demand loan with GAMCO on March 15, 2004 at a rate of 5.5% per year. Of the $15,000,000 borrowed, $5,000,000 was paid back to GAMCO on February 28, 2007. GSG entered into an additional demand loan for $16,000,000 with GAMCO on August 17, 2010 at a rate of 5.5% per year. On March 7, 2014, GSG repaid $10,000,000 of the loan to GAMCO. The balances on these demand loans were $16,000,000, $26,000,000 and $26,000,000 as of December 31, 2014, 2013 and 2012, respectively. These loans are due on demand by GAMCO, and the GSG has a prepayment option. The interest paid was $980,833, $1,430,000 and $1,430,000 for 2014, 2013 and 2012, respectively. The largest aggregate amount outstanding any time since January 1, 2012 was $26,000,000. We expect that these demand loans will be repaid in connection with the spin-off.

        We had an aggregate investment in affiliated partnerships and offshore funds of approximately $94.2 million, $82.0 million and $83.9 million at December 31, 2014, 2013 and 2012, respectively.

        After the record date and before the distribution date, GAMCO expects to either sell or transfer to us shares of GAMCO Class A Stock that are currently held in treasury, newly issued preferred shares or a note of GAMCO or another party, or a combination of any or all three, in the amount of $             million to provide us with additional capital to, among other things, provide seed capital for Investment Partnerships that we expect to form.

        Gabelli Securities International Limited ("GS International") was formed in 1994 to provide management and investment advisory services to offshore funds and accounts. Marc Gabelli (a son of Mario J. Gabelli and a member of the GAMCO Board) owns 55% of GS International, and GSG owns the remaining 45%. In 1994, Gabelli International Gold Fund Limited ("GIGFL"), an offshore investment company investing primarily in securities of issuers with gold-related activities, was formed and GS International entered into an agreement to provide management services to GIGFL. GSG in turn entered into an agreement with GS International to provide investment advisory services to GIGFL in return for receiving all investment management fees paid by GIGFL. Pursuant to such agreement, GSG received investment management fees of $11,096 and no incentive fees for 2014, investment management fees of $13,478 and no incentive fees for 2013 and investment management fees of $23,192 and no incentive fees for 2012. As of December 31, 2014, 2013 and 2012, there were $2,936, $50,639 and $11,957, respectively, payable to GIGFL included in payables to affiliates on the combined consolidated statements of financial condition relating to management fees.

        In April 1999, Gabelli Global Partners, Ltd. ("GGP Ltd."), an offshore investment fund, was incorporated. GS International and Gemini Capital Management, LLC ("Gemini"), an entity owned by Marc Gabelli, a director of GSG and GAMCO and the son of GSG's and GAMCO's Chairman, were engaged by GGP Ltd. as investment advisors as of July 1, 1999. GGP Ltd. paid all of the management fees for 2014, 2013 and 2012 in the amounts of $286,360, $148,909 and $80,761, respectively, to GS International. For 2014 and 2013, GGP Ltd. paid all of the incentive fees in the amount of $20,886 and $31,217, respectively, to GS International. There was no incentive fee earned in 2012.

        In April 1999, GSI formed Gabelli Global Partners, L.P., an investment limited partnership for which GSI and Gemini are the general partners. In March 2002, Gabelli Global Partners, L.P. changed its name to Gemini Global Partners, L.P. Gemini and GSI each received half of the management fee paid by the partnership to the general partners in the amount of $78,288, $76,776 and $76,548 for 2014, 2013 and 2012, respectively. In 2014 and 2013, the incentive fees earned were $178 and $16,740, respectively. There was no incentive fee earned in 2012. As of December 31, 2014, 2013 and 2012, there were $98,144, $19,678 and $36,257, respectively, receivable from Gemini Global Partners, L.P. included in receivables from affiliates on the combined consolidated statements of financial condition.

        Mario J. Gabelli and GSI serve as co-general partners of Gabelli Associates Fund, LP ("GAF"). Mario J. Gabelli receives portfolio manager and relationship manager compensation through an incentive allocation directly from GAF. In 2014, Mario J. Gabelli earned $348,274 in incentive fees from GAF, of which he allocated $107,172 to other professional staff, and his net compensation was $241,102. In 2013, Mario J. Gabelli earned $487,353 in incentive fees from GAF, of which he allocated $148,328 to other professional staff, and his net compensation was $339,025. In 2012, Mario J. Gabelli earned $419,077 in incentive fees from GAF, of which he allocated $128,171 to other professional staff, and his net compensation was $290,906.

        At December 31, 2014, 2013 and 2012, approximately $80 million, $81 million and $85 million, respectively, of our proprietary investment accounts were managed by our analysts or portfolio managers other than Mario J. Gabelli. The individuals managing these accounts receive 20% of the net profits, if any, earned on the accounts; however, some of the analysts are required to meet a hurdle rate of 5% before earning this 20% payout. In August 2006, Matthew Gabelli, a son of

Mario J. Gabelli, was given responsibility for managing a proprietary investment account on which he would be paid, on an annual basis, 20% of any net profits earned on the account for the year. The account was initially funded with approximately $40 million during 2006. During the period from inception through December 31, 2014, market appreciation totaled $13 million and redemptions totaling $31 million were transferred from the account managed by the Chairman's son back to the Gabelli Securities Group's proprietary account and is no longer subject to the 20% payout. For 2014, 2013 and 2012, this account was up 1.6%, 41.9% and 14.3%, respectively, and therefore he earned approximately $0.1 million, $1.5 million and $0.2 million, respectively, for managing this account. At December 31, 2014, there was $22 million in this account.

        At December 31, 2014, 2013 and 2012, the Gabelli Securities Group had investments of $285.5 million, $199.0 million and $179.7 million, respectively, invested in the Gabelli U.S. Treasury Money Market Fund, which is a fund operated by a subsidiary of GAMCO. Investments in affiliated equity mutual funds ("Funds"), which are advised by Gabelli Funds, LLC, a subsidiary of GAMCO, and Teton Advisors, Inc., which is majority-owned by GGCP Holdings LLC, which is also the majority stockholder of GAMCO, at December 31, 2014, 2013 and 2012 totaled $40.9 million, $45.7 million and $63.6 million, respectively. The Gabelli Securities Group earned $3,838, $17,723 and $49,677 in 2014, 2013 and 2012, respectively, in interest income from the investment in the money market mutual fund. Dividend income earned from the Funds, excluding the money market mutual fund, was $2.1 million, $2.3 million and $1.8 million in 2014, 2013 and 2012, respectively.

        As required by our Code of Ethics, our staff members are required to maintain their brokerage accounts at G.research, Inc. unless they receive permission to maintain an outside account. G.research, Inc. offers all of these staff members the opportunity to engage in brokerage transactions at discounted rates. Accordingly, many of our staff members, including the executive officers or entities controlled by them, have brokerage accounts at G.research, Inc. and have engaged in securities transactions through it at discounted rates.

        In connection with his employment agreement, Mario J. Gabelli will enter into a service restrictive covenant according to which Mr. Gabelli shall not provide investment management services for compensation other than in his capacity as an officer or employee of GSG or GAMCO or their subsidiaries except as to certain funds which were in existence at the time of the GAMCO initial public offering and which are subject to performance fee arrangements (collectively "Permissible Accounts"). The Permissible Accounts may include new investors, provided that all of the performance fees, less expenses, earned on assets attributable to these investors ("Post-IPO AUM") are paid to GSG. Post-IPO AUM in Permissible Accounts totaled $104.9 million, $63.2 million and $29.2 million as of December 31, 2014, 2013 and 2012, respectively. Performance fees, less expenses, earned on Post-IPO AUM totaled $58,567, $393,924 and $82,541 for the three years ended December 31, 2014, 2013, and 2012, respectively.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

Limitation of Liability of Directors

        GSG's certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

  •
  for any breach of their duty of loyalty to the corporation or its stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  •
  for any transaction from which the director derived an improper personal benefit.

        The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

Indemnification of Officers and Directors

        GSG's certificate of incorporation and bylaws provide that each person who was or is a director or officer shall be indemnified to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary, and states that GSG may advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

        We expect to obtain directors and officers liability insurance for the benefit of our directors and officers.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information with respect to the anticipated beneficial ownership of GSG Class A Stock and GSG Class B Stock by:

  •
  each stockholder who is expected following the spin-off to beneficially own more than 5% of GSG common stock;

  •
  each executive officer named in the Summary Compensation Table;

  •
  each person expected to serve on our Board as of the distribution date; and

  •
  all of our executive officers and directors as a group.

        We have based the percentage of class amounts set forth below on each indicated person's beneficial ownership of GAMCO common stock as of August 5, 2015, unless we indicate some other basis for the share amounts, and based on the distribution of one share of GSG Class A Stock for each one share of GAMCO Class A Stock outstanding as of the record date and one share of GSG Class B Stock for each one share of GAMCO Class B Stock outstanding as of the record date. To the extent our directors and executive officers own shares of GAMCO common stock or GAMCO restricted stock awards at the time of the spin-off, they will participate in the distribution of shares of GSG common stock in the spin-off on the same terms as other holders of GAMCO common stock. Following the spin-off, we expect to have an aggregate of approximately 25,678,991 shares of GSG common stock outstanding, based on 25,678,991 shares of GAMCO common stock outstanding on August 5, 2015. The number of shares beneficially owned by each stockholder, director or officer is determined according to the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, to our knowledge, the persons or entities named in the table below have sole voting and investment power with respect to all shares indicated as beneficially owned by those persons.

									Percentage of Combined Voting Power of All Classes of Stock(2)
	Number of Shares Beneficially Owned					Percentage of Shares Beneficially Owned(1)
Name of Beneficial Owner*	Class A		Class B		Total	Class A	Class B	Total
5% or More Stockholders
Frederick J. Mancheski	1,705,974	(3)	—		1,705,974	26.4%	—	6.6%	**
Keeley Asset Management Corp.	345,000	(4)	—		345,000	5.3%	—	**	**
E.S. Barr & Company	392,988	(5)	—		392,988	6.1%	—	**	**
Directors and Executive Officers
Mario J. Gabelli	45,000	(6)	18,868,683	(7)	18,913,683	**	98.2%	73.7%	95.0%
Marc Gabelli	20,766	(8)	1,237		22,003	**	**	**	**
Kieran Caterina	8,750	(9)	—		8,750	**	—	**	**
Richard L. Bready	11,000		—		11,000	**	—	**	**
Daniel R. Lee	—		—		—	—	—	—	—
Bruce M. Lisman	5,000	(10)	—		5,000	**	—	**	**
Salvatore F. Sodano	—		—		—	**	—	**	**
All Directors and Executive Officers as a Group (7 persons)	90,516		18,869,920		18,960,436	1.4%	98.2%	73.8%	95.0%

(*)
The address of each beneficial owner of more than 5% of the GSG Class A Stock or GSG Class B Stock is as follows: Frederick J. Mancheski, 1060 Vegas Valley Drive, Las Vegas, NV 89109; Keeley Asset Management Corp., 111 West Jackson Boulevard, Suite 810, Chicago, IL 60604: E.S. Barr & Company, 1999 Richmond Road, Suite 1B, Lexington, KY 40502 and Mario J. Gabelli, GAMCO Investors, Inc., One Corporate Center, Rye, NY 10580.

(**)
Represents beneficial ownership of less than 1%.

(1)
Based on 6,460,177 shares of GAMCO Class A Stock and 19,218,814 shares of GAMCO Class B Stock outstanding as of August 5, 2015.

(2)
These percentages reflect the combined voting rights of GSG Class A Stock and GSG Class B Stock. On all matters submitted to a vote of our stockholders, GSG Class A Stock entitles its holders to one vote per share and GSG Class B Stock entitles its holders to ten votes per share.

(3)
As reported in Amendment No. 6 to Schedule 13D filed with the SEC by Frederick J. Mancheski on July 2, 2015, Mr. Mancheski beneficially owns 1,705,974 shares of Class A Stock. According to this filing, 802,735 of the shares are held by Mr. Mancheski individually, 758,397 shares are held by Mancheski, LLC and 144,842 shares are owned by the Frederick J. Mancheski 2009 Irrevocable Trust.

(4)
As reported in Amendment No. 5 to Schedule 13G that was filed with the SEC by Keeley Asset Management Corp., Keeley Small Cap Value Fund and John L. Keeley, Jr., on February 9, 2015. According to this filing, Keeley Asset Management Corp. and Keeley Small Cap Value Fund share beneficial ownership over the same 345,000 shares. Keeley Asset Management Corp. holds the sole voting and investment power with respect to these shares.

(5)
As reported in Amendment No. 5 to Schedule 13G that was filed with the SEC by E.S. Barr & Company on February 17, 2015. According to this filing, E.S. Barr & Company beneficially owns 392,988 shares, Edward S. Barr beneficially owns 396,603 shares (6.06% of the shares) which includes 3,615 shares he holds individually (or through retirement accounts for his benefit), and E.S. Barr Holdings, LLC beneficially owns 392,988 shares. E.S. Barr & Company, Edward S. Barr and E.S. Barr Holdings, LLC hold no voting power and a shared investment power with respect to 392,988 shares. Edward S. Barr holds the sole voting and investment power with respect to 3,615 shares he holds individually.

(6)
Includes 35,000 shares held by GGCP. Mario J. Gabelli has voting and dispositive control of these shares.

(7)
Of this amount, 224,942 are owned directly by Mario J. Gabelli and 18,643,741 of these shares are owned by Holdings via GGCP. Mario J. Gabelli may be deemed to have beneficial ownership of the GSG Class B Stock held by Holdings on the basis of (i) his position as the Chief Executive Officer of, a director of, and the controlling shareholder of GGCP, which is the manager and the majority member of Holdings, and (ii) a certain profit interest in Holdings. Mario J. Gabelli disclaims beneficial ownership of the shares owned by Holdings except to the extent of his pecuniary interest therein.

(8)
Includes 10,000 GSG RSAs that Marc Gabelli will receive in the spin-off with respect to the 10,000 GAMCO RSAs he currently owns.

(9)
Includes 8,000 GSG RSAs that Kieran Caterina will receive in the spin-off with respect to the 8,000 GAMCO RSAs he currently owns.

(10)
Shares are held through a family trust.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form 10 under the Exchange Act relating to the GSG common stock being distributed in the spin-off. This information statement forms a part of that registration statement but does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information relating to us and the shares of GSG common stock, reference is made to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC's Public Reference Room, located at 100 F Street, NE, Washington, DC 20549 or on the SEC's website at http://www.sec.gov. You may obtain a copy of the registration statement from the SEC's Public Reference Room upon payment of prescribed fees. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room.

        As a result of the spin-off, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC. Those periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's Public Reference Room and the SEC's website at http://www.sec.gov.

        We intend to furnish holders of GSG common stock with annual reports containing financial statements prepared in accordance with GAAP and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

        We plan to make available free of charge on our website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. All of these documents will be made available free of charge on our website, www.GabelliSecuritiesGroup.com, and will be provided free of charge to any stockholders requesting a copy by writing to: Gabelli Securities Group, Inc., One Corporate Center, Rye, NY 10580-1422, Attention: Corporate Secretary.

        The information on our website is not, and shall not be deemed to be, a part of this information statement or incorporated into any other filings we make with the SEC.

        No person is authorized to give any information or to make any representations with respect to the matters described in this information statement other than those contained in this information statement or in the documents incorporated by reference in this information statement and, if given or made, such information or representation must not be relied upon as having been authorized by us or GAMCO. Neither the delivery of this information statement nor consummation of the spin-off shall, under any circumstances, create any implication that there has been no change in our affairs or those of GAMCO since the date of this information statement, or that the information in this information statement is correct as of any time after its date.

Index to Combined Consolidated Financial Statements

Page
Combined financial statements for Gabelli Securities Group and Subsidiaries as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012:
Report of Independent Registered Public Accounting Firm	F-3
Audited Combined Financial Statements:
Combined Consolidated Statements of Income	F-4
Combined Consolidated Statements of Comprehensive Income	F-5
Combined Consolidated Statements of Financial Condition	F-6
Combined Consolidated Statements of Equity	F-7
Combined Consolidated Statements of Cash Flows	F-10
Notes to Combined Consolidated Financial Statements	F-11
Combined financial statements for Gabelli Securities Group and Subsidiaries as of March 31, 2015 and December 31, 2014 and for the three months ended March 31, 2015 and 2014 (Unaudited)
Combined Condensed Consolidated Statements of Income	F-45
Combined Condensed Consolidated Statements of Comprehensive Income	F-46
Combined Condensed Consolidated Statements of Financial Condition	F-47
Combined Condensed Consolidated Statements of Equity	F-48
Combined Condensed Consolidated Statements of Cash Flows	F-50
Notes to Unaudited Combined Condensed Consolidated Financial Statements	F-51

COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Gabelli Securities Group and Subsidiaries

Years ended December 31, 2014, 2013 and 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Boards of Directors of GAMCO Investors, Inc., and Gabelli Securities Group
Rye, New York

        We have audited the accompanying combined consolidated balance sheets of GAMCO Investors, Inc.'s subsidiary, Gabelli Securities Group and Subsidiaries (the "Company"), as of December 31, 2014 and 2013, and the related combined consolidated statements of income, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such combined consolidated financial statements present fairly, in all material respects, the financial position of Gabelli Securities Group and Subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note A to the combined consolidated financial statements, the Company is comprised of the assets and liabilities used in managing and operating the Company. The combined consolidated financial statements also include certain cash accounts, investments in securities, investments in investment partnerships and offshore funds owned by GAMCO Investors, Inc. that were transferred to the Company as well as certain investments in investment partnerships and offshore funds in which the Company has a controlling financial interest. These combined consolidated financial statements may not be reflective of the actual level of assets, liabilities, or costs which would have been incurred had the Company operated as a separate entity apart from GAMCO Investors, Inc.

/s/ DELOITTE & TOUCHE LLP

New York, New York
May 12, 2015 (August 6, 2015 as to the effect of the restatement discussed in Note B)

Gabelli Securities Group and Subsidiaries

Combined Consolidated Statements of Income

(in thousands)

	For the year ended December 31,
	2014	2013	2012
Revenues
Investment advisory and incentive fees	$9,779	$10,805	$8,952
Distribution fees and other income	2,090	677	1,644
Institutional research services	9,160	8,940	10,953

Total revenues	21,029	20,422	21,549
Expenses
Compensation	22,298	23,322	20,864
Stock based compensation	1,921	510	3,432
Management fee	(37)	4,486	1,203
Other operating expenses	6,771	6,624	8,771

Total expenses	30,953	34,942	34,270

Operating loss	(9,924)	(14,520)	(12,721)
Other income (expense)
Net gain from investments	6,502	50,949	21,012
Interest and dividend income	4,416	5,865	4,419
Interest expense	(1,376)	(1,908)	(1,928)

Total other income (expense), net	9,542	54,906	23,503

Income/(loss) before income taxes	(382)	40,386	10,782
Income tax provision	775	13,157	3,106

Net income/(loss) before noncontrolling interests	(1,157)	27,229	7,676
Net income/(loss) attributable to noncontrolling interests	(4,157)	463	170

Net income	$3,000	$26,766	$7,506

See accompanying notes.

Gabelli Securities Group and Subsidiaries

Combined Consolidated Statements of Comprehensive Income

(in thousands)

	Year ended December 31,
	2014	2013	2012
Net income/(loss) before noncontrolling interests	$(1,157)	$27,229	$7,676
Other comprehensive income/(loss), net of tax:
Net unrealized gains/(losses) on securities available for sale(a)	(2,426)	(2,961)	2,584

Other comprehensive income/(loss)	(2,426)	(2,961)	2,584
Comprehensive income/(loss)	(3,583)	24,268	10,260
Less: Comprehensive (income)/loss attributable to noncontrolling interests	4,157	(463)	(170)

Comprehensive income attributable to Gabelli Securities Group	$574	$23,805	$10,090

(a)
Net of income tax expense (benefit) of ($1,424), ($1,739) and $1,518 for 2014, 2013 and 2012, respectively.

See accompanying notes.

Gabelli Securities Group and Subsidiaries

Combined Consolidated Statements of Financial Condition

(in thousands)

	December 31,
	2014	2013
ASSETS
Cash and cash equivalents	$285,530	$199,536
Investments in securities	220,595	188,182
Investments in sponsored registered investment companies	39,537	44,042
Investments in partnerships	107,646	95,989
Receivable from brokers	74,407	48,850
Investment advisory fees receivable	4,145	5,251
Receivable from affiliates	402	826
Goodwill	3,254	3,254
Other assets	19,178	2,790

Total assets	$754,694	$588,720

LIABILITIES AND EQUITY
Payable to brokers	$43,397	$10,001
Income taxes payable and deferred tax liabilities	16,363	22,465
Compensation payable	9,179	14,457
Securities sold, not yet purchased	10,595	6,178
Mandatorily redeemable noncontrolling interests	1,302	1,355
Payable to affiliates	20,733	29,346
Accrued expenses and other liabilities	1,864	2,792

Total liabilities	103,433	86,594
Redeemable noncontrolling interests	68,334	6,751
Equity	573,749	483,771
Accumulated comprehensive income	9,178	11,604

Total equity	582,927	495,375

Total liabilities and equity	$754,694	$588,720

See accompanying notes.

Gabelli Securities Group and Subsidiaries

Combined Consolidated Statements of Equity

(in thousands)

	Equity	Accumulated Comprehensive Income	Total Equity	Redeemable Noncontrolling Interests
Balance at December 31, 2011	$584,561	$11,981	$596,542	$6,071
Redemptions from noncontrolling interest	—	—	—	(13,069)
Contributions from redeemable noncontrolling interest	—	—	—	24,190
Net income	7,506	—	7,506	170
Net unrealized gains on securities available for sale, net of income tax benefit ($1,518)	—	2,584	2,584	—
Stock based compensation expense	3,432	—	3,432	—
Net transfers to Parent	(99,560)	—	(99,560)	—

Balance at December 31, 2012	$495,939	$14,565	$510,504	$17,362

See accompanying notes.

Gabelli Securities Group and Subsidiaries

Combined Consolidated Statements of Equity (Continued)

(in thousands)

	Equity	Accumulated Comprehensive Income	Total Equity	Redeemable Noncontrolling Interests
Balance at December 31, 2012	$495,939	$14,565	$510,504	$17,362
Redemptions from noncontrolling interest	(523)	—	(523)	(16,224)
Contributions from redeemable noncontrolling interest	—	—	—	5,150
Net income	26,766	—	26,766	463
Net unrealized gains on securities available for sale, net of income tax ($4,280)	—	7,287	7,287	—
Amounts reclassified from accumulated other comprehensive income, net of income tax benefit ($6,019)	—	(10,248)	(10,248)	—
Stock based compensation expense	510	—	510	—
Net transfers to Parent	(38,921)	—	(38,921)	—

Balance at December 31, 2013	$483,771	$11,604	$495,375	$6,751

See accompanying notes.

Gabelli Securities Group and Subsidiaries

Combined Consolidated Statements of Equity (Continued)

(in thousands)

	Equity	Accumulated Comprehensive Income	Total Equity	Redeemable Noncontrolling Interests
Balance at December 31, 2013	$483,771	$11,604	$495,375	$6,751
Redemptions from noncontrolling interest	—	—	—	(6,353)
Contributions from redeemable noncontrolling interest	—	—	—	72,093
Net income (loss)	3,000	—	3,000	(4,157)
Net unrealized losses on securities available for sale, net of income tax benefit ($328)	—	(559)	(559)	—
Amounts reclassified from accumulated other comprehensive income, net of income tax benefit ($1,096)	—	(1,867)	(1,867)	—
Stock based compensation expense	1,921	—	1,921	—
Net transfers from Parent	85,057	—	85,057	—

Balance at December 31, 2014	$573,749	$9,178	$582,927	$68,334

See accompanying notes.

Gabelli Securities Group and Subsidiaries

Combined Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2014	2013	2012
Operating activities
Net income/(loss) before noncontrolling interests	$(1,157)	$27,229	$7,676
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in net gains/(losses) from partnerships	(1,169)	(5,663)	(6,034)
Depreciation	14	17	10
Stock based compensation expense	1,921	510	3,432
Other-than-temporary loss on available for sale securities	69	97	20
Fair value of donated securities	56	37	35
Gains on sales of available for sale securities	(2,978)	(16,364)	(237)
(Increase) decrease in operating assets:
Trading investments in securities	(28,328)	101	17,174
Contributions to partnerships	(20,998)	(12,257)	(27,443)
Distributions from partnerships	10,510	19,562	36,735
Receivable from brokers	(25,557)	1,819	(29,935)
Investment advisory fees receivable	1,106	(1,295)	(246)
Other assets	(15,977)	3,571	797
Increase (decrease) in liabilities:
Payable to brokers	33,396	(4,345)	3,633
Income taxes payable and deferred tax liabilities	(4,677)	19,092	(1,492)
Payable to affiliates	1,386	(139)	(7,021)
Compensation payable	(5,278)	10,784	(276)
Mandatorily redeemable noncontrolling interests	(53)	13	(44)
Accrued expenses and other liabilities	(928)	(1,963)	444

Total adjustments	(57,485)	13,577	(10,448)

Net cash provided by (used in) operating activities	(58,642)	40,806	(2,772)

Investing activities
Purchases of available for sale securities	(1,428)	(4,683)	(1,268)
Proceeds from sales of available for sale securities	4,748	32,626	604
Return of capital on available for sale securities	519	1,459	2,531

Net cash provided by investing activities	3,839	29,402	1,867

Financing activities
Contributions from redeemable noncontrolling interests	72,093	5,150	24,190
Redemptions of redeemable noncontrolling interests	(6,353)	(16,224)	(13,069)
Buyback of subsidiary noncontrolling interests	—	(523)	—
Repayment of demand loan	(10,000)	—	—
Net transfer (to) / from Parent	85,057	(38,921)	(99,560)

Net cash provided by (used in) financing activities	140,797	(50,518)	(88,439)

Net increase (decrease) in cash and cash equivalents	85,994	19,690	(89,344)
Cash and cash equivalents at beginning of period	199,536	179,846	269,190

Cash and cash equivalents at end of period	$285,530	$199,536	$179,846

Supplemental disclosures of cash flow information:
Cash paid for interest	$981	$1,430	$1,430

Cash paid for taxes	$2	$2	$5

See accompanying notes

Notes to Combined Consolidated Financial Statements

A. Organization and Business Description

        Gabelli Securities Group ("GSG," the "Company," "we," "us" and "our" or similar terms refer to Gabelli Securities Group) is comprised of certain subsidiaries and accounts of GAMCO Investors, Inc. ("GAMCO" or "Parent"). These combined consolidated financial statements include the accounts of GSG and Gabelli Securities, Inc. ("GSI") and GSI's wholly-owned subsidiaries, G.research, Inc. ("G.research"), d.b.a. Gabelli & Company, Gabelli & Partners, LLC ("Gabelli & Partners"), Gabelli Direct, Inc. ("Gabelli Direct"), Gabelli Convertible Holdings, LLC ("Gabelli Convertible"), and certain cash accounts, investments in securities, investment partnerships and offshore funds owned by GAMCO that were transferred to GSG as well as certain investment partnerships and offshore funds in which we have a controlling financial interest. The consolidation of these partnerships and offshore funds has the effect of increasing our investments in securities, receivables from brokers and clearing organizations, accrued expenses and other liabilities and recognizing redeemable noncontrolling interest on our combined consolidated statements of financial condition. All intercompany transactions and balances have been eliminated. Subsidiaries are fully consolidated from the date the Company obtains control and continue to be consolidated until the date that such control ceases.

        The Company manages investment partnerships, which consist primarily of limited partnerships and offshore funds through which GSI or Gabelli & Partners is the general partner or investment manager and earns an advisory fee and either an incentive fee or allocation on the absolute gain in a portfolio or a fee of 20% of the economic profit.

        G.research acts as an introducing broker, and all securities transactions for the Company and its customers are cleared through and carried by two New York Stock Exchange ("NYSE") member firms on a fully disclosed basis. G.research has Proprietary Accounts of Introducing Brokers ("PAIB") agreements with these firms. Accordingly, open customer transactions are not reflected in the accompanying combined consolidated statements of financial condition. G.research is exposed to credit losses on these open transactions in the event of nonperformance by its customers, pursuant to conditions of its clearing agreements with its clearing brokers. This exposure is reduced by the clearing brokers' policy of monitoring the collateral and credit of the counterparties until the transaction is completed.

        The Company provides institutional investors with investment ideas on numerous industries and special situations, with a particular emphasis on small-cap and mid-cap companies. Our research analysts are industry focused, following sectors that stem from our core competencies. They research companies of all market capitalizations on a global basis. The primary function of the research team is to gather data, array the data, and then project and interpret data from which investment decisions can be made. Analysts publish their insights in the form of research reports and daily notes. In addition, we host numerous conferences each year which bring together industry leaders and institutional investors. The objective of the institutional research services is to provide superior investment ideas to investment decision makers.

        The Company provides institutional research services and earns revenues from securities transactions executed on an agency basis on behalf of institutional clients and mutual funds, private wealth management clients and retail customers of affiliate companies. The Company is involved in syndicated underwriting activities. It participates in the offerings of certain closed-end funds advised by Gabelli Funds, LLC, a wholly owned subsidiary of GAMCO, earns distributions fees as outlined in "Distribution Fees and Distribution Costs" in Note B, and has investment income generated from its proprietary trading activities.

        The Company's principal market is in the United States.

Notes to Combined Consolidated Financial Statements (Continued)

B. Significant Accounting Policies

Basis of Presentation

        Immaterial Restatement—Subsequent to the issuance of the Company's combined consolidated financial statements as of December 31, 2014, 2013 and 2012 that were included in the Form 10 Registration Statement filed on May 12, 2015, it was determined that realized gains and gains related to donations of a specific investment were included in the Company's combined consolidated statements of income, when the investment itself was not transferred to the Company from GAMCO. As a result, the prior periods in the accompanying combined consolidated financial statements have been corrected to appropriately reflect the removal of these gains on the affected financial statement line items in the combined consolidated statements of income, combined consolidated statements of comprehensive income, combined consolidated statments of financial condition, combined consolidated statements of equity and combined consolidated statements of cash flows. The impact of this error had no impact on the Company's reported investments, cash or total assets. The Company does not believe these corrections are material, individually or in the aggregate, to the combined consolidated financial statements in any prior period.

        The following changes have been made to our combined consolidated financial statements for the years ended December 31, 2014, 2013 and 2012 (in thousands):

	For the year ended December 31,
	2014		2013		2012
	As Previously Reported	Restated	As Previously Reported	Restated	As Previously Reported	Restated
Statements of Income:
Management fee	392	(37)	4,998	4,486	1,380	1,203
Total expenses	31,382	30,953	35,454	34,942	34,447	34,270
Operating loss	(10,353)	(9,924)	(15,032)	(14,520)	(12,898)	(12,721)
Net gain from investments	10,784	6,502	56,070	50,949	22,786	21,012
Total other income, net	13,824	9,542	60,027	54,906	25,277	23,503
Income/(loss) before income taxes	3,471	(382)	44,995	40,386	12,379	10,782
Income tax provision	2,127	775	14,774	13,157	3,666	3,106
Net income/(loss) before noncontrolling interests	1,344	(1,157)	30,221	27,229	8,713	7,676
Net income	5,501	3,000	29,758	26,766	8,543	7,506

	Year ended December 31,
	2014		2013		2012
	As Previously Reported	Restated	As Previously Reported	Restated	As Previously Reported	Restated
Statements of Comprehensive Income:
Net income/(loss) before noncontrolling interests	1,344	(1,157)	30,221	27,229	8,713	7,676
Comprehensive income/(loss)	(1,082)	(3,583)	27,260	24,268	11,297	10,260
Comprehensive income attributable to Gabelli Securities Group	3,075	574	26,797	23,805	11,127	10,090

Notes to Combined Consolidated Financial Statements (Continued)

B. Significant Accounting Policies (Continued)

	December 31,
	2014		2013
	As Previously Reported	Restated	As Previously Reported	Restated
Statements of Financial Condition:
Income taxes payable and deferred tax liabilities	16,363	15,011	22,836	22,465
Compensation payable	9,607	9,179	14,969	14,457
Total liabilities	103,861	102,081	87,476	86,594
Equity	573,321	575,101	482,889	483,771
Total equity	582,499	584,279	494,493	495,375

	For the year ended December 31,
	2014		2013		2012
	As Previously Reported	Restated	As Previously Reported	Restated	As Previously Reported	Restated
Statements of Equity
Net income	5,501	3,000	29,758	26,766	8,543	7,506
Net transfer (to)/from Parent	83,010	85,057	(42,058)	(38,921)	(101,334)	(99,560)

	Year ended December 31,
	2014		2013		2012
	As Previously Reported	Restated	As Previously Reported	Restated	As Previously Reported	Restated
Statements of Cash Flows:
Net income/(loss) before noncontrolling interests	1,344	(1,157)	30,221	27,229	8,713	7,676
Income taxes payable and deferred tax liabilities	(5,048)	(4,677)	18,902	19,092	(933)	(1,492)
Compensation payable	(5,361)	(5,278)	11,119	10,784	(98)	(276)
Total adjustments	(57,939)	(57,485)	13,722	13,577	(9,711)	(10,448)
Net cash provided by (used in) operating activities	(56,595)	(58,642)	43,943	40,806	(998)	(2,772)
Net transfer (to)/from Parent	83,010	85,057	(42,058)	(38,921)	(101,334)	(99,560)
Net cash provided by (used in) financing activities	138,750	140,797	(53,655)	(50,518)	(90,213)	(88,439)

Cash and Cash Equivalents

        Cash equivalents primarily consist of an affiliated money market mutual fund which is highly liquid. U.S. Treasury Bills and Notes with maturities of three months or less at the time of purchase are also considered cash equivalents.

Investments in Securities

        Investments in securities are accounted for as either "trading securities" or "available for sale" and are stated at fair value. Management determines the appropriate classification of debt and equity securities at the time of purchase and reevaluates such designations as of each balance sheet date. U.S.

Notes to Combined Consolidated Financial Statements (Continued)

B. Significant Accounting Policies (Continued)

Treasury Bills and Notes with maturities of greater than three months at the time of purchase are considered investments in securities. Securities that are not readily marketable are stated at their estimated fair values in accordance with accounting principles generally accepted in the United States of America ("GAAP"). A substantial portion of investments in securities are held for resale in anticipation of short-term market movements and therefore are classified as trading securities. Trading securities are stated at fair value, with any unrealized gains or losses reported in current period earnings in net gain from investments on the combined consolidated statements of income. Available for sale ("AFS") investments are stated at fair value, with any unrealized gains or losses, net of taxes, reported as a component of other comprehensive income on the combined consolidated statements of comprehensive income except for losses deemed to be other than temporary which are recorded as realized losses on the combined consolidated statements of income. Securities transactions and any related gains and losses are recorded on a trade date basis. Realized gains and losses from securities transactions are recorded on the specific identified cost basis and are included in net gain from investments on the combined consolidated statements of income.

        AFS securities are evaluated for other than temporary impairments each reporting period, and any impairment charges are recorded in net gain from investments on the combined consolidated statements of income. Management reviews all AFS securities whose cost exceeds their fair value to determine if the impairment is other than temporary. Management uses qualitative factors such as diversification of the investment, the intent to hold the investment, the amount of time that the investment has been impaired and the severity of the decline in determining whether the impairment is other than temporary.

        Securities sold, not yet purchased are recorded on the trade date, and are stated at fair value and represent obligations of the Company to purchase the securities at prevailing market prices. Therefore, the future satisfaction of such obligations may be for an amount greater or less than the amounts recorded on the combined consolidated statements of financial condition. The ultimate gains or losses recognized are dependent upon the prices at which these securities are purchased to settle the obligations under the sales commitments. Realized gains and losses from covers of securities sold, not yet purchased transactions are included in net gain/(loss) from investments on the combined consolidated statements of income. Unrealized gains and losses on securities sold, not yet purchased are reported in current period earnings in net gain from investments on the combined consolidated statements of income.

Fair Value of Financial Instruments

        All of the instruments within investments in securities are measured at fair value. Certain investments in partnerships are also measured at fair value.

        The Company's assets and liabilities recorded at fair value have been categorized based upon a fair value hierarchy in accordance with the Financial Accounting Standards Board's ("FASB") guidance on fair value measurement. The levels of the fair value hierarchy and their applicability to the Company are described below:

  •
  Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities at the reporting date. Level 1 assets include cash equivalents, government obligations, open-end mutual funds, closed-end funds and equities.

Notes to Combined Consolidated Financial Statements (Continued)

B. Significant Accounting Policies (Continued)

  •
  Level 2 inputs utilize inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities that are not active and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly-quoted intervals. Assets that generally are included in this category may include certain limited partnership interests in private funds and over the counter derivatives that have inputs to the valuations that can generally be corroborated by observable market data.

  •
  Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. Assets included in this category generally include equities that trade infrequently and direct private equity investments held within consolidated partnerships.

        In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. Investments are transferred into or out of any level at their beginning period values.

        The availability of observable inputs can vary from instrument to instrument and is affected by a wide variety of factors, including, for example, the type of instrument, whether the instrument is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized as Level 3.

        The valuation process and policies reside with the financial reporting and accounting group which reports to the Chief Financial Officer of the Company. The Company uses the "market approach" valuation technique to value investments in Level 3 investments. The Company's valuation of the Level 3 investments has been based upon either i) the recent sale prices of the issuer's equity securities or ii) the net assets, book value or cost basis of the issuer when there are no recent sales prices available.

        In the absence of a closing price, an average of the bid and ask price is used. Bid prices reflect the highest price that the market is willing to pay for an asset. Ask prices represent the lowest price that the market is willing to accept for an asset.

        Cash equivalents—Cash equivalents primarily consist of an affiliated money market mutual fund which is invested solely in U.S. Treasuries and valued based on the net asset value of the fund. Cash equivalents are valued using unadjusted quoted market prices. Accordingly, cash equivalents are categorized in Level 1 of the fair value hierarchy.

        Investments in securities—Investments in securities are generally valued based on quoted prices from an exchange. To the extent these securities are actively traded, valuation adjustments are not applied, and they are categorized in Level 1 of the fair value hierarchy. Securities categorized in Level 2 investments are valued using other observable inputs. Nonpublic and infrequently traded

Notes to Combined Consolidated Financial Statements (Continued)

B. Significant Accounting Policies (Continued)

investments are included in Level 3 of the fair value hierarchy because significant inputs to measure fair value are unobservable.

        Investments in Partnerships—The Company's investments include limited partner investments in consolidated feeder funds. The Company considers the net asset value of the master funds held by the consolidated feeder fund to be the best estimate of fair value. Investments in private funds that are redeemable at the measurement date or within the near term are categorized in Level 2 of the fair value hierarchy. We may redeem our investments in these funds monthly with 30 days' notice.

Receivables from Affiliates and Payables to Affiliates

        Receivables from affiliates consist primarily of incentive fees/allocation and advisory fees due from certain affiliated partnerships. Payables to affiliates primarily consist of loans payable to GAMCO. See Note G.

Receivables from and Payables to Brokers

        Receivables from and payables to brokers consist of amounts arising from the purchases and sales of securities as well as cash amounts held in anticipation of investment.

Consolidation

        In accordance with the consolidation assessment models set forth in Accounting Standards Codification ("Codification") 810-10 and 810-20, the Company consolidates all investments in partnerships and affiliates in which the Company has a controlling interest or is deemed to be the primary beneficiary. In order to make this determination, an analysis is performed to determine if the entity is a variable interest entity ("VIE") or a voting interest entity ("VOE"). If the entity is a VIE, further analysis, as discussed below, is performed to determine if the Company is the primary beneficiary of the entity. If the entity is not a VIE, the Company will apply the VOE model as discussed below.

Variable Interest Entities

        A VIE is an entity in which either (a) the equity investment at risk is not sufficient to permit the entity to finance its own activities without additional financial support; (b) the equity investors do not have the ability to make decisions about the entities' activities or obligation to absorb the expected losses of the entity or the right to receive the expected residual returns of the entity or (c) the voting rights are not proportional to their obligations to absorb the expected losses of the entity or their rights to receive the expected residual returns of the entity. The Company evaluates whether entities in which it has an interest are VIEs and whether the Company is the primary beneficiary of any VIEs identified in its analysis. The Company is the primary beneficiary if it absorbs a majority of the VIE's expected losses, expected residual returns, or both. If the Company is the primary beneficiary of a VIE, it consolidates that entity. If the Company is not the primary beneficiary, it accounts for its investment under the equity method.

        In June 2009, the FASB amended the guidance on VIEs when it issued ASU 2009-17. This guidance requires that if a decision maker has a variable interest in a VIE, the decision maker is not solely acting in a fiduciary capacity and would be required to consolidate the VIE if it has both the power to direct the most significant activities of the VIE and economic exposure that could potentially

Notes to Combined Consolidated Financial Statements (Continued)

B. Significant Accounting Policies (Continued)

be significant to the VIE. The Company is general partner or co-general partner of various sponsored partnerships and the investment manager of various sponsored offshore funds whose underlying assets consist primarily of marketable securities (the "affiliated entities"). If the Company were to apply such guidance, it would be required to consolidate most of its affiliated entities. In February 2010, the FASB issued ASU 2010-10, which indefinitely deferred the effective date of the amendments to Codification 810-10 made by ASU 2009-17, for a reporting entity's interest in certain entities. Currently, interests in entities that qualify for the deferral are evaluated by applying the VIE model in Codification 810-10 (i.e., before the amendments by ASU 2009-17), while interests in entities that do not qualify for the deferral must be evaluated under the amendments in ASU 2009-17. Because all of the entities with which the Company is involved which would have been subject to the guidance in ASU 2009-17 were determined to qualify for the FASB's deferral of such guidance, the Company applies the guidance for VIEs that existed prior to the issuance of ASU 2009-17.

Voting Interest Entities

        If the entity is not considered a VIE, it is treated as a VOE, and the Company applies the guidance in Codification 810-20 in determining whether the entity should be consolidated. Under Codification 810-20, the general partner or investment manager is deemed to control the entity and therefore must consolidate it unless the unaffiliated limited partners or shareholders (a) have the ability to remove the general partner or investment manager, without cause; (b) have the ability to dissolve the entity or (c) have substantive participating rights. If the unaffiliated limited partners or shareholders possess any of the foregoing rights, then the Company does not consolidate the entity, and either the equity or cost method of accounting is applied. If the unaffiliated limited partners or shareholders do not have any such rights, the Company consolidates the entity.

Equity Method Investments

        Substantially all of the Company's equity method investees are entities that record their underlying investments at fair value. Therefore, under the equity method of accounting, the Company's share of the investee's underlying net income predominantly represents fair value adjustments in the investments held by the equity method investees. The Company's share of the investee's underlying net income or loss is based upon the most currently available information and is recorded as "Net gain from investments" on the combined consolidated statements of income. Capital contributions are recorded as an increase in investments when paid, while withdrawals and distributions are recorded as reductions of the investments when received. Depending on the terms of the investment, the Company may be restricted as to the timing and amounts of withdrawals.

        See Note D. Investments in Partnerships, Offshore Funds and Variable Interest Entities for more detail as to the number and types of entities consolidated as well as the impact on the combined consolidated statements of financial condition and combined consolidated statements of income.

Investments in Partnerships and Affiliates

        The Company is general partner or co-general partner of various affiliated entities. We also have investments in unaffiliated partnerships, offshore funds and other entities ("unaffiliated entities"). Given that we are not a general partner or investment manager in any unaffiliated entities, we do not earn any management or incentive fees/allocation and we do not have a controlling financial interest, we do not currently consolidate any unaffiliated entities.

Notes to Combined Consolidated Financial Statements (Continued)

B. Significant Accounting Policies (Continued)

        Our balance sheet caption "Investments in partnerships" includes those investments, in both affiliated and unaffiliated entities, which the Company accounts for under the equity method of accounting and certain investments in consolidated feeder funds ("CFFs") that the Company accounts for at fair value, as described below.

        For CFFs that own 100% of their offshore master funds, the Company retains the CFF's specialized investment company accounting (i.e., the CFFs account for their investment in master funds at fair value).

        The Company records noncontrolling interests in consolidated entities for which the Company's ownership is less than 100%. Refer to Noncontrolling Interests section within Note B for additional disclosures.

Derivative Financial Instruments

        The Company recognizes all derivatives as either assets or liabilities measured at fair value and are included in either investments in securities or securities sold, not yet purchased on the combined consolidated statements of financial condition. From time to time, the Company will enter into hedging transactions to manage its exposure to foreign currencies and equity prices related to its proprietary investments. During 2014, 2013 and 2012, the Company had derivative transactions which resulted in net gains of $729,000, net gains of $775,000 and net losses of $207,000, respectively. At December 31, 2014 and 2013, we held derivative contracts on 3.8 million equity shares and 1.3 million equity shares, respectively, and the net fair value was $262,000 and $120,000, respectively, and are included as investments in securities on the combined consolidated statements of financial condition. These transactions are not designated as hedges for accounting purposes, and changes in fair values of these derivatives are included in net gain from investments on the combined consolidated statements of income and included in investments in securities or securities sold, not yet purchased on the combined consolidated statements of financial condition.

Securities Transactions

        The Company also generates investment gains or losses from its proprietary trading activities which are included in net gain from investments on the combined consolidated statements of income.

Major Revenue-Generating Services and Revenue Recognition

        Advisory fees from investment partnerships and offshore funds are computed either monthly or quarterly, and amounts receivable are included in receivables from affiliates on the combined consolidated statements of financial condition.

        Revenues from investment partnerships and offshore funds also generally include either an incentive fee/allocation on the absolute gain in a portfolio or a fee of 20% of the economic profit as defined in the partnership agreement and is included in investment advisory and incentive fees on the combined consolidated statements of income. The incentive allocation or fee is recognized at the end of the measurement period, which is annually, and amounts receivable are included in either receivables from affiliates or investment advisory fees receivable on the combined consolidated statements of financial condition.

        Institutional research services includes commission revenues, sales manager fees and underwriting fees and amounts receivable are included in receivables from brokers and clearing organizations on the

Notes to Combined Consolidated Financial Statements (Continued)

B. Significant Accounting Policies (Continued)

combined consolidated statements of financial condition. Related clearing charges are recorded on a trade-date basis, and are included in other operating expenses on the combined consolidated statements of income. Underwriting fees include underwriting revenues and syndicate profits and are accrued as earned. Underwriting fees include gains, losses, selling concessions and fees, net of syndicate expenses, arising from securities offerings in which the Company acts as underwriter or agent.

        Effective January 1, 2014, the Company, through G.research, entered into agreements with two affiliates, GAMCO Asset Management Inc. and Gabelli Funds, LLC, to provide each affiliate with the same types of research services that it provides to its other clients. The agreements call for the two affiliates to pay a research services fee. The annual fee amounts are determined by negotiations between the Company and each entity that utilizes the Company's research.

        Other revenue is primarily comprised of a retention payment received from one of the Company's clearing firms that is deferred and recognized over four years. It is netted against reimbursed distribution costs in distribution fees and other income on the combined consolidated statements of income. See Note G.

Distribution Fees and Distribution Costs

        Distribution plan fees are computed daily based on average net assets and accrued for during the period in which they are earned. See Note C. Effective August 1, 2011, the mutual fund distributor component of the Company's operations was transferred to an affiliate, G.distributors, a wholly-owned subsidiary of GAMCO. On July 27, 2011, the Company entered into a selected dealer and stockholder servicing agreement ("Distribution Agreement") with G.distributors. Pursuant to the Distribution Agreement, the Company receives distribution fees on ongoing client relationships which certain of its registered representatives continue to provide stockholder services for and for which it is the broker of record.

        Prior to the transfer of the mutual fund distributor component of GSI's operations, distribution costs were accrued as they were incurred. During 2014, 2013 and 2012, GSI reversed distribution costs totaling $598,503, $746,445 and $845,252, respectively, for which there is no longer an obligation to pay the broker due to the expiry of statute of limitations which is six years. These expenses were initially recorded within other operating expenses on the combined consolidated statements of income in previous years, and the reversal of these costs is included in other operating expenses on the combined consolidated statements of income.

Depreciation

        Fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives of four to seven years. For the years ended December 31, 2014, 2013 and 2012, depreciation was $13,966, $16,712 and $10,031, respectively, on fixed assets with a cost of $60,649, $72,424 and $68,705, respectively, and a net book value of $30,344, $40,523 and $38,978, respectively. We estimate that depreciation will be approximately $14,000 annually over the next three years. As of December 31, 2014, 2013 and 2012, the Company wrote off assets in the amount of $15,563, $16,369 and $1,527, respectively, that were fully depreciated and had been retired.

Notes to Combined Consolidated Financial Statements (Continued)

B. Significant Accounting Policies (Continued)

Allocated Expenses

        The Company is charged or incurs certain overhead expenses that are paid by, or paid on our behalf by other affiliates and are included in other operating expenses on the combined consolidated statements of income. These overhead expenses primarily relate to centralized functions including finance and accounting, legal, compliance, treasury, tax, internal audit, information technology, human resources and risk management functions. These overhead expenses are allocated to the Company by other affiliates or allocated by the Company to other affiliates as the expenses are incurred, based upon direct usage when identifiable, with the remainder allocated based on revenue, headcount, space or other methodologies periodically reviewed by the management of the Company and the affiliates. In addition, the Company serves as paymaster under a compensation payment sharing agreement. This includes compensation expense and related payroll taxes and benefits which are fully paid by the Company for professional staff performing duties related to the Company and affiliates. These compensation expenses are included in compensation on the combined consolidated statements of income. All of the allocations and estimates in these financial statements are based on assumptions that management of GSG believes are reasonable. However, these allocations may not be indicative of the actual expenses we would have incurred or may incur in the future.

Management Fee

        Management fee expense in the amount of 10% of the aggregate pre-tax profits, before consideration of this fee and before consideration of the various consolidated feeder funds and partnerships, is paid to the Chairman of GAMCO or his designated assignees in accordance with his employment agreement.

Stock Based Compensation

        GAMCO has granted restricted stock awards ("RSAs") and stock options to staff members which were recommended by GAMCO's Chairman, who has never received an RSA or option award, and approved by the Compensation Committee of GAMCO's Board of Directors. GAMCO uses a fair value based method of accounting for stock-based compensation provided to our employees.

        The estimated fair value of RSAs is determined by using the closing price of GAMCO's Class A Stock on the day prior to the grant date. The total expense, which is reduced by estimated forfeitures, is recognized over the vesting period for these awards which is either (1) 30% over three years from the date of grant and 70% over five years from the date of grant or (2) 30% over three years from the date of grant and 10% each year over years four through ten from the date of grant. The forfeiture rate is determined by reviewing historical forfeiture rates for previous stock-based compensation grants and is reviewed and updated quarterly, if necessary. During the vesting period, dividends to RSA holders are held for them until the RSA vesting dates and are forfeited if the grantee is no longer employed by the Company on the vesting dates. Dividends declared on these RSAs, less estimated forfeitures, are charged to retained earnings on the declaration date. During 2012, GAMCO's Board of Directors accelerated the lapsing of restrictions on all RSAs outstanding at that time.

Notes to Combined Consolidated Financial Statements (Continued)

B. Significant Accounting Policies (Continued)

        As the stock-based compensation plans have been established by GAMCO and not the Company, compensation expense recognized in the accompanying combined consolidated statements of income is reflected as a contribution to equity in the combined consolidated statements of equity.

Goodwill

        Goodwill is initially measured as the excess of the cost of the acquired business over the sum of the fair value assigned to assets acquired less the liabilities assumed. At December 31, 2014 and 2013, goodwill recorded on the combined consolidated statements of financial condition relates to the exchange of certain shares of the Company with its parent in a prior year.

        Goodwill is tested for impairment at least annually on November 30th and whenever certain triggering events are met. In assessing the recoverability of goodwill for our annual impairment test on November 30, 2014 and 2013, we performed a qualitative assessment of whether it was more likely than not that an impairment has occurred and concluded that a quantitative analysis was not required. As part of this assessment, it was also determined that there was no risk of failing the quantitative impairment testing step that compares GSI's fair value to its carrying value. No impairment was recorded during 2014.

Income Taxes

        For purposes of the preparation of the combined consolidated financial statements, the Company accounts for income taxes as if it followed the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income tax expense/benefit in the period that includes the enactment date of the change in tax rate.

        The Company records net deferred tax assets to the extent the Company believes these assets will more likely than not be realized. A valuation allowance would be recorded to reduce the carrying value of deferred tax assets to the amount that is more likely than not to be realized. In making such a determination of whether a valuation allowance is necessary, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. In the event the Company were to determine that the Company would be able to realize the Company's deferred income tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

        The Company records uncertain tax positions in accordance with Codification Topic 740 on the basis of a two-step process whereby (1) the Company determines whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is greater than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company recognizes the accrual of interest on uncertain tax positions and penalties in income tax provision on the combined consolidated statements of income. Accrued

Notes to Combined Consolidated Financial Statements (Continued)

B. Significant Accounting Policies (Continued)

interest and penalties on uncertain tax positions are included within accrued expenses and other liabilities on the combined consolidated statements of financial condition.

Noncontrolling Interests

        Noncontrolling interests that are mandatorily redeemable upon a certain date or event occurring are classified as liabilities and relate to certain stockholders of GSI who are employed by GAMCO, or its affiliates, who are required to sell their shares back to GSI at book value once they cease being employed by GAMCO, or its affiliates. Noncontrolling interests in investment partnerships and offshore funds that are redeemable at the option of the holder are classified as redeemable noncontrolling interests in the mezzanine section of the combined consolidated statements of financial condition between liabilities and equity.

        For the years ended December 31, 2014, 2013 and 2012, net income attributable to noncontrolling interests on the combined consolidated statements of income represents income attributable to certain limited partners of investment partnerships and offshore funds that are consolidated. The income attributable to the mandatorily redeemable noncontrolling interests classified as liabilities is included in other operating expenses on the combined consolidated statements of income.

Use of Estimates

        The Company's combined consolidated financial statements are prepared in accordance with GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and receivable from brokers. The Company maintains cash and cash equivalents primarily in the Gabelli U.S. Treasury Money Market Fund, which invests fully in instruments issued by the U.S. Government, and has receivables from brokers with various brokers and financial institutions, where these balances can exceed the federally insured limit. The concentration of credit risk with respect to advisory fees and incentive fees/allocation, which are included in receivables from affiliates on the combined consolidated statements of financial condition, is generally limited due to the short payment terms extended to clients by the Company. All investments in securities are held at third party brokers or custodians.

Net transfer to / from Parent

        Net transfer to / from Parent in the combined consolidated financial statements represents the net effect of transactions with and allocations from GAMCO.

Business Segment

        The Company operates in one business segment, the investment advisory and asset management business. The Company conducts its investment advisory business principally through GSI. The

Notes to Combined Consolidated Financial Statements (Continued)

B. Significant Accounting Policies (Continued)

Company also provides institutional research through G.research, the Company's broker-dealer subsidiary.

Recent Accounting Developments

        In December 2013, the FASB issued ASU 2013-12, Definition of a Public Business Entity, which defines the term "public business entity." It defines a public business entity as any entity required to file or furnish financial statements to the U.S. Securities and Exchange Commission ("SEC") or does file or furnish financial statements (including voluntary filers) with the SEC or who files or furnishes financial statements with a regulatory agency other than the SEC. Whereas the Company does not file or furnish financial statements with a regulatory agency or the SEC, it does not meet the definition. However, because the entity is a majority-owned subsidiary of a public company, in most cases, the definition of a public business entity will be used in considering the scope of new accounting and reporting guidance and in identifying whether the guidance does or does not apply to the Company. ASU 2013-12 does not contain an effective date but requires entities to apply the definition of a public business entity in connection with its adoption of the first new ASU that uses the term. The Company adopted the guidance for its fiscal year ended December 31, 2013 and this adoption did not have a material impact on the Company.

        In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, "Revenue from Contracts with Customers," which supersedes the revenue recognition requirements in the Codification Topic 605,

        Revenue recognition, and most industry-specific guidance throughout the Industry Topics of the Codification. The core principle of the new ASU No. 2014-09 is for companies to recognize revenue from the transfer of goods or services to customers in amounts that reflect the consideration to which the company expects to be entitled in exchange for those goods or services. The new standard provides a five-step approach to be applied to all contracts with customers and also requires expanded disclosures about revenue recognition. The ASU is effective for annual reporting periods beginning after December 15, 2016, including interim periods and is to be retrospectively applied. Early adoption is not permitted. The Company is currently evaluating this guidance and the impact it will have on its combined consolidated financial statements.

        In February 2015, the FASB issued an accounting update amending the consolidation requirements under GAAP. This guidance is effective for the Company beginning January 1, 2016. Early adoption is permitted. The Company is continuing to analyze the impact, if any, that this update may have on its financial statements.

Notes to Combined Consolidated Financial Statements (Continued)

C. Investments in Securities

        Investments in securities at December 31, 2014 and 2013 consisted of the following:

	2014		2013
(In thousands)	Cost	Fair Value	Cost	Fair Value
Trading securities:
Government obligations	$18,994	$18,996	$37,986	$37,994
Common stocks	170,977	195,029	96,225	124,634
Mutual funds	2,432	3,498	21,074	23,285
Other investments	743	1,704	287	582

Total trading securities	193,146	219,227	155,572	186,495

Available for sale securities:
Mutual funds	681	1,368	843	1,687

Total available for sale securities	681	1,368	843	1,687

Total investments in securities	$193,827	$220,595	$156,415	$188,182

        Securities sold, not yet purchased at December 31, 2014 and 2013 consisted of the following:

	2014		2013
(In thousands)	Cost	Fair Value	Cost	Fair Value
Trading securities:
Common stocks	$9,835	$9,960	$5,319	$6,023
Other investments	1	635	—	155

Total securities sold, not yet purchased	$9,836	$10,595	$5,319	$6,178

        Investments in sponsored registered investment companies at December 31, 2014 and 2013 consisted of the following:

	2014		2013
(In thousands)	Cost	Fair Value	Cost	Fair Value
Trading securities:
Mutual funds	$1	$1	$19	$10

Total trading securities	1	1	19	10

Available for sale securities:
Closed-end funds	21,962	36,323	23,100	40,624
Mutual funds	1,898	3,213	1,951	3,408

Total available for sale securities	23,860	39,536	25,051	44,032

Total investments in sponsored registered investment companies	$23,861	$39,537	$25,070	$44,042

Notes to Combined Consolidated Financial Statements (Continued)

C. Investments in Securities (Continued)

        The following table identifies all reclassifications out of accumulated other comprehensive income and into net income/(loss) for the year ended December 31, 2014 and 2013 (in thousands):

Amount Reclassified from AOCI
Twelve months ended December 31,
		Affected Line Item in in the Statements Of Income
2014	2013		Reason for Reclassification from AOCI
$2,978	$16,364	Net gain/(loss) from investments	Realized gain / (loss) on sale of AFS securities
54	—	Other operating expenses	Donation of AFS securities
(69)	(97)	Net gain/(loss) from investments	Other than temporary impairment of AFS securities

2,963	16,267	Income before income taxes

(1,096)	(6,019)	Income tax provision

$1,867	$10,248	Net income

        The Company is a party to enforceable master netting arrangements for swaps entered into as part of the Company's investment strategy. They are typically not used as hedging instruments. These swaps, while settled on a net basis with the counterparties, major U.S. financial institutions, are shown gross in assets and liabilities on the condensed combined consolidated statements of financial condition. The swaps have a firm contract end date and are closed out and settled when each contract expires.

			Net Amounts of Assets Presented in the Statements of Financial Condition	Gross Amounts Not Offset in the Statements of Financial Condition
		Gross Amounts Offset in the Statements of Financial Condition
	Gross Amounts of Recognized Assets
				Financial Instruments	Cash Collateral Received	Net Amount
	(In thousands)
Swaps:
December 31, 2014	$896	$—	$896	$(634)	$—	$262
December 31, 2013	$275	$—	$275	$(155)	$—	$120

			Net Amounts of Liabilities Presented in the Statements of Financial Condition	Gross Amounts Not Offset in the Statements of Financial Condition
		Gross Amounts Offset in the Statements of Financial Condition
	Gross Amounts of Recognized Liabilities
				Financial Instruments	Cash Collateral Pledged	Net Amount
	(In thousands)
Swaps:
December 31, 2014	$634	$—	$634	$(634)	$—	$—
December 31, 2013	$155	$—	$155	$(155)	$—	$—

Notes to Combined Consolidated Financial Statements (Continued)

C. Investments in Securities (Continued)

        The following is a summary of the cost, gross unrealized gains, gross unrealized losses and fair value of AFS investments as of December 31, 2014 and 2013:

	December 31, 2014
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
Closed-end Funds	$21,962	$14,398	$(37)	$36,323
Mutual funds	2,579	2,030	(28)	4,581

Total available for sale securities	$24,541	$16,428	$(65)	$40,904

	December 31, 2013
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
Closed-end Funds	$23,100	$17,654	$(130)	$40,624
Mutual funds	2,794	2,325	(24)	5,095

Total available for sale securities	$25,894	$19,979	$(154)	$45,719

        Increases in unrealized losses, net of taxes, for AFS securities for the years ended December 31, 2014 of $0.6 million have been included in other comprehensive income at December 31, 2014. Increases in unrealized gains, net of taxes, for AFS securities for the years ended December 31, 2013 and 2012 of $17.3 million and $3.8 million have been included in other comprehensive income at December 31, 2013 and 2012, respectively.

        The amount reclassified from other comprehensive income for the years ended December 31, 2014 and 2013 was $4.6 million and $13.4 million respectively. Return of capital on AFS securities were $0.5 million, $1.5 million and $2.5 million for the years ended December 31, 2014, 2013 and 2012, respectively. Proceeds from sales of investments available for sale were approximately $8.6 million, $37.9 million and $3.2 million for the years ended December 31, 2014, 2013 and 2012, respectively. For the years ended December 31, 2014, 2013 and 2012, gross gains on the sale of investments available for sale amounted to $3.6 million, $17.7 million and $1.6 million, respectively, and were reclassed from other comprehensive income into the combined consolidated statements of income. Gross losses on the sale of AFS securities was $49,000 for the year ended December 31, 2013. There were no losses on the sale of investments available for sale for the years ended December 31, 2014 and 2012. The basis on which the cost of a security sold is determined is specific identification. Accumulated other comprehensive income on the combined consolidated statements of equity is primarily comprised of unrealized gains/losses, net of taxes, for AFS securities.

        The Company has an established accounting policy and methodology to determine other-than-temporary impairment. Under this policy, AFS securities are evaluated for other than temporary impairments and any impairment charges are recorded in net gain from investments on the combined consolidated statements of income. Management reviews all AFS securities whose cost exceeds their market value to determine if the impairment is other than temporary. Management uses qualitative factors such as diversification of the investment, the amount of time that the investment has

Notes to Combined Consolidated Financial Statements (Continued)

C. Investments in Securities (Continued)

been impaired, the intent to sell and the severity of the decline in determining whether the impairment is other than temporary.

        Investments classified as AFS that are in an unrealized loss position for which other-than-temporary impairment has not been recognized consisted of the following:

	December 31, 2014			December 31, 2013
(in thousands)	Cost	Unrealized Losses	Fair Value	Cost	Unrealized Losses	Fair Value
Closed-end Funds	$812	$(37)	$775	$912	$(130)	$782
Mutual Funds	303	(28)	275	303	(24)	279

Total available for sale securities	$1,115	$(65)	$1,050	$1,215	$(154)	$1,061

        At December 31, 2014, there were four holdings in loss positions which were not deemed to be other-than-temporarily impaired due to the length of time that they had been in a loss position and because they passed scrutiny in our evaluation of issuer-specific and industry-specific considerations. In these specific instances, the investments at December 31, 2014 were mutual funds and closed-end funds with diversified holdings across multiple companies and across multiple industries. One holding was impaired for one month, one for three months and two for four months at December 31, 2014. The value of these holdings at December 31, 2014 was $1.1 million. If these holdings were to continue to be impaired, we may need to record an impairment in a future period on the condensed combined consolidated statement of income for the amount of unrealized loss, which at December 31, 2014 was $0.1 million.

        At December 31, 2013, there were four holdings in loss positions which were not deemed to be other-than-temporarily impaired due to the length of time that they had been in a loss position and because they passed scrutiny in our evaluation of issuer-specific and industry-specific considerations. In these specific instances, the investments at December 31, 2013 were mutual funds and closed-end funds with diversified holdings across multiple companies and across multiple industries. One holding was impaired for one month, one for two months, one for four months and one for seven months at December 31, 2013. The value of these holdings at December 31, 2013 was $1.1 million.

        For the years ended December 31, 2014, 2013 and 2012, there were $69,000, $97,000 and $20,000 of losses, respectively, on AFS securities deemed to be other than temporary.

D. Investment in Partnerships, Offshore Funds and Variable Interest Entities

        The Company is general partner or co-general partner of various affiliated entities, in which the Company had investments totaling $94.2 million and $82.0 million at December 31, 2014 and 2013, respectively, whose underlying assets consist primarily of marketable securities (the "affiliated entities"). We also had investments in unaffiliated partnerships, offshore funds and other entities of $13.4 million and $14.0 million at December 31, 2014 and 2013, respectively (the "unaffiliated entities"). We evaluate each entity for the appropriate accounting treatment and disclosure. Certain of the affiliated entities, and none of the unaffiliated entities, are consolidated, as discussed in Note B.

        For those entities where consolidation is not deemed appropriate, we report them in our combined consolidate statements of financial condition under the caption "Investments in partnerships." The caption includes those investments, in both affiliated and unaffiliated entities, which the Company accounts for under the equity method of accounting, as well as certain investments that the feeder

Notes to Combined Consolidated Financial Statements (Continued)

D. Investment in Partnerships, Offshore Funds and Variable Interest Entities (Continued)

funds hold that are carried at fair value, as described in Note B. The Company reflects the equity in earnings of these equity method investees and the change in fair value of the consolidated feeder funds under the caption net gain from investments on the combined consolidated statements of income.

        The following table highlights the number of entities, including VOEs that we consolidate as well as under which accounting guidance they are consolidated, including CFFs which retain their specialized investment company accounting, and partnerships and offshore funds which we consolidate as described in Note B.

Entities consolidated

	CFFs		Partnerships		Offshore Funds		Total
	VIEs	VOEs	VIEs	VOEs	VIEs	VOEs	VIEs	VOEs
Entities consolidated at December 31, 2011	1	2	-	1	-	1	1	4
Additional consolidated entities	-	-	-	-	-	-	-	-
Deconsolidated entities	-	-	-	-	-	-	-	-

Entities consolidated at December 31, 2012	1	2	-	1	-	1	1	4
Additional consolidated entities	-	-	-	-	-	-	-	-
Deconsolidated entities	-	-	-	-	-	-	-	-

Entities consolidated at December 31, 2013	1	2	-	1	-	1	1	4
Additional consolidated entities	-	-	-	-	-	-	-	-
Deconsolidated entities	-	-	-	-	-	-	-	-

Entities consolidated at December 31, 2014	1	2	-	1	-	1	1	4

        At and for the year ended December 31, 2014, 2013 and 2012, one CFF VIE is consolidated, as the Company is the primary beneficiary because it has an equity interest and absorbs the majority of the expected losses and/or expected gains. At and for the year ended December 31, 2014, 2013 and 2012, two CFF VOEs, and the one Partnership VOE are consolidated because the unaffiliated partners or stockholders lack substantive rights, and the Company, as either the general partner or investment manager, is deemed to have control.

        The following table breaks down the investments in partnerships line by accounting method, either fair value or equity method, and investment type (in thousands).

	December 31, 2014 Investment Type
	Affiliated			Unaffiliated
Accounting method	Consolidated Feeder Funds	Partnerships	Offshore Funds	Partnerships	Offshore Funds	Total
Fair Value	$23,815	$—	$—	$—	$—	$23,815
Equity Method	—	34,382	36,033	6,552	6,864	83,831

Total	$23,815	$34,382	$36,033	$6,552	$6,864	$107,646

Notes to Combined Consolidated Financial Statements (Continued)

D. Investment in Partnerships, Offshore Funds and Variable Interest Entities (Continued)

	December 31, 2013 Investment Type
	Affiliated			Unaffiliated
Accounting method	Consolidated Feeder Funds	Partnerships	Offshore Funds	Partnerships	Offshore Funds	Total
Fair Value	$25,253	$—	$—	$—	$—	$25,253
Equity Method	—	21,666	35,030	6,509	7,531	70,736

Total	$25,253	$21,666	$35,030	$6,509	$7,531	$95,989

        The following table includes the net impact by line item on the combined consolidated statements of financial condition for each category of entity consolidated:

	December 31, 2014
	Prior to Consolidation	CFFs	Partnerships	Offshore Funds	As Reported
Assets
Cash and cash equivalents	$285,455	$(11)	$86	$—	$285,530
Investments in securities	201,038	—	7,801	51,293	260,132
Investments in partnerships	111,389	4,438	(8,181)	—	107,646
Receivable from brokers	22,629	—	623	51,155	74,407
Investment advisory fees receivable	4,375	(6)	(2)	(222)	4,145
Other assets	22,683	—	—	151	22,834

Total assets	$647,569	$4,421	$327	$102,377	$754,694

Liabilities and equity
Securities sold, not yet purchased	$9,991	$—	$—	$604	$10,595
Accrued expenses and other liabilities	54,651	22	24	38,141	92,838
Redeemable noncontrolling interests	—	4,399	303	63,632	68,334
Total equity	582,927	—	—	—	582,927

Total liabilities and equity	$647,569	$4,421	$327	$102,377	$754,694

Notes to Combined Consolidated Financial Statements (Continued)

D. Investment in Partnerships, Offshore Funds and Variable Interest Entities (Continued)

	December 31, 2013
	Prior to Consolidation	CFFs	Partnerships	Offshore Funds	As Reported
Assets
Cash and cash equivalents	$198,752	$450	$334	$—	$199,536
Investments in securities	233,198	—	7,473	(8,447)	232,224
Investments in partnerships	98,491	6,517	(9,019)	—	95,989
Receivable from brokers	34,540	—	—	14,310	48,850
Investment advisory fees receivable	6,254	(24)	(14)	(965)	5,251
Other assets	7,498	(2,339)	1,592	119	6,870

Total assets	$578,733	$4,604	$366	$5,017	$588,720

Liabilities and equity
Securities sold, not yet purchased	$6,049	$—	$—	$129	$6,178
Accrued expenses and other liabilities	77,309	165	29	2,913	80,416
Redeemable noncontrolling interests	—	4,439	337	1,975	6,751
Total equity	495,375	—	—	—	495,375

Total liabilities and equity	$578,733	$4,604	$366	$5,017	$588,720

        The CFFs, Partnerships and Offshore Funds columns above include only affiliated entities as no unaffiliated entities are consolidated.

        The following table includes the net impact by line item on the combined consolidated statements of income for each category of entity consolidated (in thousands):

	Twelve Months Ended December 31, 2014
	Prior to Consolidation	CFFs	Partnerships	Offshore Funds	As Reported
Total revenues	$22,027	$(28)	$(3)	$(967)	$21,029
Total expenses	29,920	62	44	927	30,953

Operating income	(7,893)	(90)	(47)	(1,894)	(9,924)
Total other income (expense), net	11,668	13	50	(2,189)	9,542

Income before income taxes	3,775	(77)	3	(4,083)	(382)
Income tax provision	775	—	—	—	775

Net income before NCI	3,000	(77)	3	(4,083)	(1,157)
Net income attributable to noncontrolling interests	—	(77)	3	(4,083)	(4,157)

Net income	$3,000	$—	$—	$—	$3,000

Notes to Combined Consolidated Financial Statements (Continued)

D. Investment in Partnerships, Offshore Funds and Variable Interest Entities (Continued)

	Twelve Months Ended December 31, 2013
	Prior to Consolidation	CFFs	Partnerships	Offshore Funds	As Reported
Total revenues	$22,425	$(53)	$(15)	$(1,935)	$20,422
Total expenses	33,945	175	47	775	34,942

Operating income	(11,520)	(228)	(62)	(2,710)	(14,520)
Total other income, net	51,443	475	111	2,877	54,906

Income before income taxes	39,923	247	49	167	40,386
Income tax provision	13,157	—	—	—	13,157

Net income before NCI	26,766	247	49	167	27,229
Net income attributable to noncontrolling interests	—	247	49	167	463

Net income	$26,766	$—	$—	$—	$26,766

	Twelve Months Ended December 31, 2012
	Prior to Consolidation	CFFs	Partnerships	Offshore Funds	As Reported
Total revenues	$23,463	$2	$(6)	$(1,910)	$21,549
Total expenses	33,432	132	39	667	34,270

Operating income	(9,969)	(130)	(45)	(2,577)	(12,721)
Total other income, net	20,581	216	67	2,639	23,503

Income before income taxes	10,612	86	22	62	10,782
Income tax provision	3,106	—	—	—	3,106

Net income before NCI	7,506	86	22	62	7,676
Net income (loss) attributable to noncontrolling interests	—	86	22	62	170

Net income	$7,506	$—	$—	$—	$7,506

        The CFFs, Partnerships and Offshore Funds columns above include only affiliated entities as no unaffiliated entities are consolidated.

Variable Interest Entities

        We also have sponsored a number of investment vehicles where we are the general partner or investment manager. These vehicles are VIEs, but we are not the primary beneficiary, in all but one case, because we do not absorb a majority of the entities' expected losses or expected returns, and they are therefore, not consolidated. We consolidate the one VIE where we are the primary beneficiary. The Company has not provided any financial or other support to these entities. The total assets of these non-consolidated VIEs at December 31, 2014 and 2013 were $71.6 million and $72.7 million, respectively. Our maximum exposure to loss as a result of our involvement with the VIEs is limited to the investment in one VIE and the deferred carried interest that we have in one another.

        On December 31, 2014, we had an investment in two of the non-consolidated VIE offshore funds of approximately $10.6 million which was included in investment in partnerships on the combined consolidated statements of financial condition. On December 31, 2013, we had an investment in one of

Notes to Combined Consolidated Financial Statements (Continued)

D. Investment in Partnerships, Offshore Funds and Variable Interest Entities (Continued)

the non-consolidated VIE offshore funds of approximately $10.0 million which was included in investments in partnerships on the combined consolidated statements of financial condition. On December 31, 2014 and 2013, we had a deferred carried interest in one of the VIE offshore funds of approximately $42,742 and $44,890, respectively, which was included in investments in partnerships on the combined consolidated statements of financial condition. Additionally, as the general partner or investment manager to these VIEs the Company earns fees in relation to these roles, which given a decline in AUMs of the VIEs would result in lower fee revenues earned by the Company which would be reflected on the combined consolidated statements of income, combined consolidated statements of comprehensive income, combined consolidated statements of financial condition and combined consolidated statements of cash flows.

        The assets of these VIEs may only be used to satisfy obligations of the VIEs. The following table presents the balances related to these VIEs that are consolidated and were included on the combined consolidated statements of financial condition as well as the Company's net interest in these VIEs. Only one VIE is consolidated at both December 31, 2014 and December 31, 2013:

(In thousands)	December 31, 2014	December 31, 2013
Investments in partnerships	$13,434	$15,540
Accrued expenses and other liabilities	(12)	(2,022)
Redeemable noncontrolling interests	(794)	(1,120)

The Company's net interests in consolidated VIEs	$12,628	$12,398

Equity Method Investments

        The Company's equity method investments include its investments in partnerships and offshore funds. These equity method investments are not consolidated but on an aggregate basis exceed 10% of the Company's combined consolidated total assets or income. No single equity method investment held by the Company exceeded 20% of the Company's combined consolidated total assets or income. As such, the Company is not required to present separate financial statements for any of its equity method investees.

        The summarized financial information of the Company's equity method investments for December 31, 2012, 2013 and 2014 are as follows:

(In millions)	December 31, 2014	December 31, 2013	December 31, 2012
Total assets	$2,436	$1,951	$1,577
Total liabilities	293	344	191
Total equity	2,143	1,607	1,386

	For the year
	2014	2013	2012
Net income	$49	$192	$81

Notes to Combined Consolidated Financial Statements (Continued)

E. Fair Value

        The following tables present information about the Company's assets and liabilities by major categories measured at fair value on a recurring basis as of December 31, 2014 and 2013 and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value:

Assets and Liabilities Measured at Fair Value on a Recurring Basis as of December 31, 2014

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2014
Assets
Cash equivalents	$285,504	$—	$—	$285,504

Investments in partnerships	—	23,803	—	23,803

Investments in securities:
AFS—Mutual funds	1,368	—	—	1,368
Trading—Gov't obligations	18,996	—	—	18,996
Trading—Common stocks	193,735	1	1,293	195,029
Trading—Mutual funds	3,498	—	—	3,498
Trading—Other	513	897	294	1,704

Total investments in securities	218,110	898	1,587	220,595

Investments in sponsored registered investment companies:
AFS—Closed-end Funds	36,323	—	—	36,323
AFS—Mutual Funds	3,213	—	—	3,213
Trading—Mutual funds	1	—	—	1

Total investments in sponsored registered investment companies	39,537	—	—	39,537

Total investments	257,647	24,701	1,587	283,935

Total assets at fair value	$543,151	$24,701	$1,587	$569,439

Liabilities
Trading—Common stocks	$9,960	$—	$—	$9,960
Trading—Other	—	635	—	635

Securities sold, not yet purchased	$9,960	$635	$—	$10,595

Notes to Combined Consolidated Financial Statements (Continued)

E. Fair Value (Continued)

Assets and Liabilities Measured at Fair Value on a Recurring Basis as of December 31, 2013

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2013
Assets
Cash equivalents	$199,044	$—	$—	$199,044

Investments in partnerships	—	25,253	—	25,253

Investments in securities:
AFS—Mutual funds	1,687	—	—	1,687
Trading—Gov't obligations	37,994	—	—	37,994
Trading—Common stocks	123,927	7	700	124,634
Trading—Mutual funds	23,285	—	—	23,285
Trading—Other	23	275	284	582

Total investments in securities	186,916	282	984	188,182

Investments in sponsored registered investment companies:
AFS—Closed-end Funds	40,624	—	—	40,624
AFS—Mutual Funds	3,408	—	—	3,408
Trading—Mutual funds	10	—	—	10

Total investments in sponsored registered investment companies	44,042	—	—	44,042

Total investments	230,958	25,535	984	257,477

Total assets at fair value	$430,002	$25,535	$984	$456,521

Liabilities
Trading—Common stocks	$6,023	$—	$—	$6,023
Trading—Other	—	155	—	155

Securities sold, not yet purchased	$6,023	$155	$—	$6,178

Notes to Combined Consolidated Financial Statements (Continued)

E. Fair Value (Continued)

        The following table presents additional information about assets by major categories measured at fair value on a recurring basis and for which the Company has utilized Level 3 inputs to determine fair value:

Changes in Level 3 Assets Measured at Fair Value on a Recurring Basis for the year ended December 31, 2014

				Total Unrealized Gains or (Losses) Included in Other Comprehensive Income
		Total Realized and Unrealized Gains or (Losses) in Income			Total Realized and Unrealized Gains or (Losses)
								Net Transfers In and/or (Out) of Level 3
	December 31, 2013 Beginning Balance
Asset		Trading	AFS Investments			Purchases	Sales		Ending Balance
Financial instruments owned:
Trading—Common stocks	$700	$41	$—	$—	$41	$—	$(343)	$895	$1,293
Trading—Other	284	—	—	—	—	10	—	—	294

Total	$984	$41	$—	$—	$41	$10	$(343)	$895	$1,587

Changes in Level 3 Assets Measured at Fair Value on a Recurring Basis for the year ended December 31, 2013

				Total Unrealized Gains or (Losses) Included in Other Comprehensive Income
		Total Realized and Unrealized Gains or (Losses) in Income			Total Realized and Unrealized Gains or (Losses)
								Net Transfers In and/or (Out) of Level 3
	December 31, 2012 Beginning Balance
Asset		Trading	AFS Investments			Purchases	Sales		Ending Balance
Financial instruments owned:
Trading—Common stocks	$675	$25	$—	$—	$25	$—	$—	$—	$700
Trading—Other	362	(2)	—	—	(2)	3	(79)	—	284

Total	$1,037	$23	$—	$—	$23	$3	$(79)	$—	$984

        During the years ended December 31, 2013, the Company did not reclassify investments across any levels. During the year ended December 31, 2014, there were no transfers between Level 1 and Level 2 holdings. During the year ended December 31, 2014, the Company reclassed approximately $895,000 of investments from Level 1 to Level 3. The reclassifications were due to decreased availability of market price quotations and were based on the values at the beginning of the period in which the reclass occurred.

F. Income Taxes

        We calculate the provision for income taxes by using a "separate return" method. Under this method, we are assumed to file a separate return with the tax authority, thereby reporting our taxable income or loss and paying the applicable tax or receiving the appropriate refund from GAMCO. Our current provision is the amount of tax payable or refundable on the basis of a hypothetical current-year separate return. We provide deferred taxes on temporary differences and on any carryforwards that we could claim on our hypothetical return and assess the need for a valuation allowance.

Notes to Combined Consolidated Financial Statements (Continued)

F. Income Taxes (Continued)

        Any difference between the tax provision or benefit allocated to us under the separate return method and payments to be made to or received from GAMCO for tax expense are treated as either dividends or capital contributions. Accordingly, the amount by which our tax liability under the separate return method exceeds the amount of tax liability ultimately settled as a result of using incremental expenses of GAMCO is periodically settled as a capital contribution from GAMCO to us.

        The provision for income taxes for the years ended December 31, 2014, 2013 and 2012 consisted of the following:

(in thousands)	2014	2013	2012
Current income tax
Federal	$5,775	$7,023	$(2,797)
State	39	(38)	(9)

Subtotal	5,814	6,985	(2,806)
Deferred income taxes
Federal	(5,003)	6,193	5,926
State	(36)	(21)	(14)

Subtotal	(5,039)	6,172	5,912

Total Provision for income taxes	$775	$13,157	$3,106

        The Company has separate state net operating losses of $107,000 which will expire in 2030 through 2034. We believe that it is more likely than not that the benefit from the separate state net operating loss carryforwards will not be realized. In recognizing this risk, we have provided a valuation allowance of $107,000 on the deferred assets relating to these net operating losses.

        Significant components of our deferred tax assets and liabilities are as follows:

(in thousands)	2014	2013
Deferred tax assets:
Stock based compensation expense	$847	$179
Deferred compensation expense	835	254
Other assets	193	191

Total deferred tax assets	1,875	624
Deferred tax liabilities:
Investments in securities available for sale	(1,510)	(2,333)
Investments in securities and partnerships	(14,911)	(18,534)
Deferred gain	(2,000)	(2,173)
Other liabilities	(34)	(27)

Total deferred tax liabilities	(18,455)	(23,067)

Net deferred tax liabilities	$(16,580)	$(22,443)

Notes to Combined Consolidated Financial Statements (Continued)

F. Income Taxes (Continued)

        A reconciliation of the Federal statutory rate to the effective tax rate is set forth below:

	2014	2013	2012
Statutory Federal income tax rate	35.0%	35.0%	35.0%
State income tax, net of Federal benefit	(0.5)	(0.1)	(0.1)
Dividends received deduction	133.0	(2.3)	(8.7)
Donation of appreciated securities	13.5	—	(0.2)
Noncontrolling interests	(377.0)	—	—
Other	(6.9)	—	2.8

Total Provision for income taxes	(202.9)%	32.6%	28.8%

        A reconciliation of the beginning and ending amount of gross unrecognized tax benefits related to uncertain tax positions is as follows:

(in thousands)
Balance January 1, 2012	$109.8
Additions based on tax positions related to the current year	(11.4)
Additions based on tax positions related to the prior year	9.1
Reductions for tax positions of prior years	9.9
Settlements	—

Balance at December 31, 2012	117.4
Additions based on tax positions related to the current year	(29.0)
Additions based on tax positions related to the prior year	17.3
Reductions for tax positions of prior years	(13.0)
Settlements	—

Balance at December 31, 2013	92.7
Additions based on tax positions related to the current year	(34.2)
Additions based on tax positions related to the prior year	—
Reductions for tax positions of prior years	(1.4)
Settlements	—

Balance at December 31, 2014	$57.1

        The Company records penalties and interest related to tax uncertainties in income taxes. As of December 31, 2014 and 2013, the Company's had gross unrecognized tax liabilities of $57,054 and $92,735 respectively, of which $37,085 and $60,278, respectively, if recognized, would impact the Company's effective tax rate. The Company has accrued liability of $78,689 and $68,972 as of December 31, 2014 and 2013, respectively, for interest and penalties. These amounts are included in accrued expenses and other liabilities on the consolidated statements of financial condition.

        The Company is subject the tax indemnity agreement for tax audits as a member of GAMCO's consolidated Federal and combined state tax returns, as well as separate filed state tax returns. GAMCO is currently being audited by New York State for years 2001 through 2006, but we do not expect that any potential assessments will be material to our results of operations. GAMCO is subject to future audits by New York State for all years after 2006. GAMCO's remaining state tax returns and the Company's separately filed state tax returns are subject to audit for all years after 2008. GAMCO's Federal tax returns are subject to future audit for years after 2010.

Notes to Combined Consolidated Financial Statements (Continued)

G. Related Party Transactions

Loan with GAMCO

        The Company entered into a $15,000,000 demand loan with GAMCO on March 15, 2004 at a rate of 5.5% per year. $5,000,000 was paid back to GAMCO on February 28, 2007. GSI entered into an additional demand loan for $16,000,000 with GAMCO on August 17, 2010 at a rate of 5.5% per year. On March 7, 2014, the Company repaid $10,000,000 of the loan to GAMCO. The balances, which approximate the fair value, on these demand loans were $16,000,000 and $26,000,000 as of December 31, 2014 and 2013, respectively, and were included in payable to affiliates on the combined consolidated statements of financial condition. These loans, which are level 2 valuations, are due on demand by GAMCO, and the Company has a prepayment option. The interest was $980,833, $1,430,000 and $1,430,000 in 2014, 2013 and 2012, respectively, and is included in interest expense on the combined consolidated statements of income.

Investment in Securities

        At December 31, 2014 and 2013, approximately $80 million and $81 million, respectively, of our proprietary investment accounts, which were included in investments in securities on the combined consolidated statements of financial condition, were managed by our analysts or portfolio managers other than Mr. Mario Gabelli. The individuals managing these accounts receive 20% of the net profits, if any, earned on the accounts; however, some of the analysts are required to meet a hurdle rate of 5% before earning this 20% payout. In August 2006, a son of the Chairman was given responsibility for managing a proprietary investment account on which he would be paid, on an annual basis, 20% of any net profits earned on the account for the year. The account was initially funded with approximately $40 million during 2006. During 2014 and 2013, $2 million and $2 million, respectively, was transferred from the account managed by the Chairman's son back to the firm's proprietary account and is no longer subject to the 20% payout. For 2014, 2013 and 2012, this account was up 1.6%, 41.9% and 14.3%, respectively, and therefore he earned approximately $0.1 million, $1.5 million and $0.2 million, respectively, for managing this account.

        At December 31, 2014 and 2013, the Company had investments of $285.5 million and $199.0 million, respectively, invested in the Gabelli U.S. Treasury Money Market Fund, which is recorded in cash and cash equivalents on the combined consolidated statements of financial condition. Investments in affiliated equity mutual funds ("Funds"), which are advised by Gabelli Funds, LLC and Teton Advisors, Inc., which is majority-owned by GGCP Holdings LLC, which is also the majority stockholder of GAMCO, at December 31, 2014 and 2013 totaled $40.9 million and $45.7 million, respectively, and are included in investments in securities on the combined consolidated statements of financial condition. The Company earned $3,838, $17,723 and $49,677 in 2014, 2013 and 2012, respectively, in interest income from the investment in the money market mutual fund which is included within interest and dividend income on the combined consolidated statements of income. Dividend income earned from the Funds, excluding the money market mutual fund, is included within interest and dividend income on the combined consolidated statements of income in the amounts of $2.1 million, $2.3 million and $1.8 million in 2014, 2013 and 2012, respectively.

Investment in Partnerships

        We had an aggregate investment in affiliated partnerships and offshore funds of approximately $94.2 million and $82.0 million at December 31, 2014 and 2013, respectively.

Notes to Combined Consolidated Financial Statements (Continued)

G. Related Party Transactions (Continued)

Investment Advisory Services

        Gabelli Securities International Limited ("GS International") was formed in 1994 to provide management and investment advisory services to offshore funds and accounts. Marc Gabelli, a director of GAMCO owns 55% of GS International, and GSI owns the remaining 45%. In 1994, Gabelli International Gold Fund Limited ("GIGFL"), an offshore investment company investing primarily in securities of issuers with gold-related activities, was formed and GS International entered into an agreement to provide management services to GIGFL. GSI in turn entered into an agreement with GS International to provide investment advisory services to GIGFL in return for receiving all investment advisory fees paid by GIGFL. Pursuant to such agreement, GSI earned investment advisory fees of $11,096 and no incentive fees for 2014. Comparable amounts for 2013 were $13,478 and no incentive fee. Comparable amounts for 2012 were $23,192 and no incentive fee. As of December 31, 2014 and 2013, there were $2,936, and $50,639, respectively, payable to GIGFL included in payables to affiliates on the combined consolidated statements of financial condition relating to advisory fees.

        In April 1999, Gabelli Global Partners, Ltd. ("GGP Ltd."), an offshore investment fund, was incorporated. GS International and Gemini Capital Management, LLC ("Gemini"), an entity owned by a son of GAMCO's Chairman, were engaged by GGP Ltd. as investment advisors as of July 1, 1999. GGP Ltd. paid all of the advisory fees for 2014, 2013 and 2012 in the amounts of $286,360, $148,909 and $80,761, respectively, to GS International. For 2014 and 2013, GGP Ltd. paid all of the incentive fees in the amount of $20,886 and $31,217, respectively, to GS International. There was no incentive fee in 2012.

        In April 1999, GSI formed Gabelli Global Partners, L.P., an investment limited partnership for which GSI and Gemini are the general partners. In March 2002, Gabelli Global Partners, L.P. changed its name to Gemini Global Partners, L.P. Gemini and GSI each received half of the advisory fee paid by the partnership to the general partners in the amount of $78,288, $76,776 and $76,548 for 2014, 2013 and 2012, respectively. In 2014 and 2013, the incentive fee earned was $178 and $16,740, respectively. There was no incentive fee in 2012. As of December 31, 2014 and 2013, there were $98,144 and $19,678, respectively, receivable from Gemini Global Partners, L.P. included in receivables from affiliates on the combined consolidated statements of financial condition.

        As general partner or co-general partner of various affiliated limited partnerships, the Company receives an advisory fee based on a percentage of each partnership's net assets and a 20% incentive allocation based on economic profits.

Compensation

        The Company pays the Chairman, or his designated assignee, a monthly management fee equal to 10% of the Company's pretax profits before consideration of this fee and before consolidation of the various consolidated feeder funds and partnerships discussed in Note D. In 2014, 2013 and 2012, the Company paid the Chairman $0.0 million, $4.5 million and $1.2 million, respectively. These fees are recorded as management fee on the combined consolidated statements of income. The Company also pays GAMCO an administrative management fee of 2.75% of total brokerage income (as defined in an agreement between the parties). In 2014, 2013 and 2012, the administrative management fee amounted to $235,920, $229,967, and $217,925, respectively. These fees are recorded as other operating expenses on the combined consolidated statements of income. The Company also pays or receives from GAMCO the amount of its portion of the consolidated current tax expense or benefit, respectively. See Note F for details.

Notes to Combined Consolidated Financial Statements (Continued)

G. Related Party Transactions (Continued)

Intercompany Balances

        At December 31, 2014 and 2013, the receivables from affiliates consist primarily of expenses paid on behalf of affiliates by the Company.

        At December 31, 2014 and 2013, the payables to affiliates primarily consisted of the loans payable to GAMCO of $16,000,000, and $26,000,000, respectively, and compensation and administrative expenses of $4,712,772 and $3,442,698, respectively, which is payable on demand.

GAMCO Capital Lease

        On December 5, 1997, GAMCO entered into a fifteen-year lease, expiring on April 30, 2013, of office space at 401 Theodore Fremd Ave, Rye, NY from M4E, LLC, an entity owned by the adult children of the GAMCO Chairman, one of whom joined the Company's board of directors as Co-Chairman in June 2014. On September 15, 2008, GAMCO modified and extended this lease to December 31, 2023, and on June 11, 2013, GAMCO further modified and extended this lease to December 31, 2028. The Company paid $312,014, $288,721 and $286,667 to GAMCO in 2014, 2013 and 2012, respectively, for its use of the Rye location. The amounts are included within other operating expenses on the combined consolidated statements of income.

Other

        In 2014, 2013 and 2012, the Company earned $4,663,109, $4,810,055 and $4,769,020, respectively, or 54%, 58% and 61%, respectively, of its commission revenue, which is included in institutional research services on the combined consolidated statements of income, from transactions executed on behalf of Funds and private wealth management clients advised by GAMCO Asset Management Inc., a wholly-owned subsidiary of GAMCO.

        GAMCO Asset Management Inc. and Gabelli Funds, LLC paid $724,929 and $803,656, respectively, to the Company pursuant to research services agreements (see Note B) for the year ended December 31, 2014. There were no such similar agreements in 2013 or 2012.

        During 2014, 2013 and 2012, the Company participated as agent in the at the market offerings of The Gabelli Global Gold, Natural Resources & Income Trust ("GGN"). Pursuant to sales agreements between the parties, the Company earned sales manager fees related to these offerings of $564,357, $574,710 and $3,022,058 during 2014, 2103 and 2012, respectively, which is included in institutional research services on the combined consolidated statements of income.

        In September 2014, the Company acted as co-underwriter in The Gabelli Healthcare & WellnessRx Trust 5.875% Series B Cumulative Preferred Stock ("GRX Series B") offering. Underwriting fees and selling concessions, net of expenses, related to the GRX Series B launch were $18,995 and are included in institutional research services in the combined consolidated statements of income.

        During 2014, the Company also acted as Dealer Manager for The Gabelli Healthcare & WellnessRx Trust, The Gabelli Multimedia Trust, and The Gabelli Equity Trust common stock rights offerings. During 2014, the Company earned no revenue for this role.

        In May 2013, the Company acted as co-manager in the GGN 5% Series B Cumulative Preferred Stock ("GGN Series B") offering. Underwriting fees and selling concessions, net of expenses, related to the GGN Series B launch were $196,482 and are included in institutional research services in the combined consolidated statements of income.

Notes to Combined Consolidated Financial Statements (Continued)

G. Related Party Transactions (Continued)

        During 2013, the Company also acted as Dealer Manager for The Gabelli Global Utility and Income Trust's ("GLU") Series A Preferred Share Rights Offering. The offering closed on June 11, 2013. GLU agreed to pay the Company a fee for its financial structuring, marketing and solicitation services equal to $0.25 per three rights exercised pursuant to the rights offering. The Dealer Manager reallowed the fees to other broker-dealers that had executed and delivered a soliciting dealer agreement and had solicited the exercise of rights solicitation fees equal to $0.25 for each preferred share issued, subject to a maximum fee of $10,000. Those fees related to broker-dealers that did not execute soliciting dealer agreements were remitted to GLU. The net amount of fees retained by the Company, which related entirely to the rights solicitation fee earned by the Company on the exercise of rights by its own clients, was $3,211 and is included in distribution fees and other income on the combined consolidated statements of income.

        Underwriting fees on the combined consolidated statements of income is comprised of syndicate revenue of $18,995, $257,697, and $123,658 related to the offering of certain Funds for the years ended December 31, 2014, 2013 and 2012, respectively.

        On July 27, 2011, the Company entered into a Distribution Agreement with G.distributors. As stated in the Distribution Agreement, the Company is the broker of record for certain ongoing client relationships for which it earns distribution fees. Subsequent to July 31, 2011, the Company recorded distribution fees revenue of $537,611, $517,118, and $1,489,290 in 2014, 2013 and 2012, respectively, in relation to this role. At December 31, 2014 and 2013, distribution fees of $44,460 and $46,389, respectively, are due from G.distributors and are included in the other assets on the combined consolidated statements of financial condition.

H. Stockholder's Equity

        On August 1, 2011, the Company transferred all of the rights and obligations in respect to certain Distribution and 12b-1 Plan Agreements to GAMCO. In consideration for the transfer, GAMCO paid $7,000,000 to the Company which was subsequently contributed to G.research. In accordance with Codification 740 in 2011, the Company recorded a deferred tax liability and a corresponding deduction from additional paid-in capital of $2,592,856 representing a deferred gain associated with the sale of its mutual fund distribution business to G.distributors as if the Company were filing a separate tax return. The deferred gain associated with the sale of its mutual fund distribution business will be recognized on a book basis if and when the business is dissolved or sold to an unaffiliated entity. On a tax basis, the deferred gain is amortized over fifteen years which gives rise to a timing difference between book and tax.

        On May 31, 2013, the Company redeemed 5,000 shares of GSI common stock from a stockholder at a book value of $523,350. This amount is reflected on the combined consolidated statements of stockholders' equity as a reduction of $523,350 of equity.

        During 2014, 2013 and 2012, GAMCO issued 158,600, 576,950 and 105,300 RSAs, respectively, at grant date fair values of $80.23, $63.82 and $43.49 per share, respectively. As of December 31, 2014 and 2013, there were 710,750 RSA shares and 566,950 RSA shares, respectively, outstanding that were issued at an average grant price of $67.45 per share and $63.93 per share, respectively. There were no RSA shares outstanding at December 31, 2012.

Notes to Combined Consolidated Financial Statements (Continued)

H. Stockholder's Equity (Continued)

        The total compensation costs related to non-vested awards not yet recognized is approximately $8.9 million as of December 31, 2014. This will be recognized as expense in the following periods (in thousands):

2015	2016	2017	2018	2019
$2,510	$2,255	$1,571	$1,132	$655

2020	2021	2022	2023	2024
$324	$217	$133	$58	$10

        For the years ended December 31, 2014, 2013 and 2012, the Company recorded approximately $1.9 million, $0.5 million and $3.4 million, respectively, in stock based compensation expense which resulted in the recognition of tax benefits of approximately $0.7 million, $0.2 million and $1.2 million, respectively. The $3.4 million for the year ended December 31, 2012, includes $2.4 million in stock compensation expense as a result of accelerating all outstanding RSAs. There were no comparable accelerations in the years ended December 31, 2014 or 2013.

I. Retirement Plan

        The Company participates in an incentive savings plan (the "Plan"), covering substantially all employees. Company contributions to the Plan are determined annually by management of the Company and GAMCO's Board of Directors but may not exceed the amount permitted as a deductible expense under the Internal Revenue Code. For the year ended December 31, 2014, the Company used unvested contributions that were forfeited from prior year's matching to satisfy the current year's contribution. Amounts recovered for allocated contributions to this Plan amounted to approximately $5,228 in 2013 and are included as income in compensation on the combined consolidated statements of income. Amount expensed for allocated contributions to this Plan amounted to approximately $16,342 in 2012 and is included in compensation on the combined consolidated statements of income.

J. Guarantees, Contingencies, and Commitments

        G.research has agreed to indemnify the clearing brokers for losses they may sustain from the customer accounts that trade on margin introduced by G.research. At December 31, 2014, the total amount of customer balances subject to indemnification (i.e., unsecured margin debits) was immaterial. G.research also has entered into arrangements with various other third parties, many of which provide for indemnification of the third parties against losses, costs, claims and liabilities arising from the performance of G.research's obligations under the agreements. G.research has had no claims or payments pursuant to these or prior agreements, and management believes the likelihood of a claim being made is remote, and therefore, an accrual has not been made on the combined consolidated financial statements.

        G.research agreed to resolve an outstanding matter from 2012 through the payment of $1 million to FINRA regarding lapses in the G.research's supervision of certain registered representatives of the Company in their role as general partners of unaffiliated outside private partnerships. The $1 million expense was recorded in 2012 and paid in June 2013.

        From time to time, the Company is named in legal actions and proceedings. These actions may seek substantial or indeterminate compensatory as well as punitive damages or injunctive relief. The Company is also subject to governmental or regulatory examinations or investigations. The

Notes to Combined Consolidated Financial Statements (Continued)

J. Guarantees, Contingencies, and Commitments (Continued)

examinations or investigations could result in adverse judgments, settlements, fines, injunctions, restitutions or other relief. The Company cannot predict the ultimate outcome of such matters. The financial statements include the necessary provisions for losses that the Company believes are probable and estimable. Furthermore, the Company evaluates whether there exists losses which may be reasonably possible and, if material, the necessary disclosures. Such amounts, both those that are probable and those that are reasonably possible, are not considered material to the Company's financial condition, operations or cash flows.

K. Net Capital Requirements

        G.research is a registered broker-dealer, and is subject to the SEC Uniform Net Capital Rule 15c3-1 (the "Rule"), which specifies, among other requirements, minimum net capital requirements for registered broker-dealers. G.research computes its net capital under the alternative method as permitted by the Rule, which requires that minimum net capital be the greater of $250,000 or 2% of the aggregate debit items in the reserve formula for those broker-dealers subject to Rule 15c3-3. G.research, Inc. is exempt from Rule 15c3-3 pursuant to paragraph (k)(2)(ii) of that rule which exempts all customer transactions cleared through another broker-dealer on a fully disclosed basis. In addition, our assets at the clearing broker-dealer are treated as allowable assets for net capital purposes as we have in place PAIB agreements pursuant to Rule 15c3-3. These requirements also provide that equity capital may not be withdrawn, advances to affiliates may not be made or cash dividends paid if certain minimum net capital requirements are not met. G.research had net capital, as defined, of $1,647,403 and $3,641,621, exceeding the required amount of $250,000 by $1,397,403 and $3,391,621, at December 31, 2014 and 2013, respectively. There was one subordinated borrowing during the years ended December 31, 2014. There was no subordinated borrowing during the year ended December 31, 2013.

        On September 12, 2014, the Company and G.research entered into a subordinated loan agreement to support its underwriting activity with respect to the GRX Series B offering. The Company lent G.research $1,000,000, which was repaid in full including accrued interest of 2.25% per annum or $2,813 on the October 27, 2014 due date.

L. Regulatory Developments

        Beginning with fiscal years ending on or after June 1, 2014, broker-dealers are required to file one of two new supplemental reports: a Compliance Report or an Exemption Report. Carrying broker-dealers that have custody of customer assets are required to file the new Compliance Report, and non-carrying broker-dealers are required to file the new Exemption Report. Since G.research is an introducing broker-dealer who does not carry customer accounts, the new Exemption Report is what is required and will be separately filed with the appropriate regulatory agencies.

M. Subsequent Events

        The Company has evaluated the impact of subsequent events through May 12, 2015, which is the date the combined consolidated financial statements were available to be issued, and determined there were no additional subsequent events requiring adjustment to or further disclosure on the combined consolidated financial statements.

COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

 Gabelli Securities Group and Subsidiaries
For the Three Months Ended March 31, 2015

Gabelli Securities Group and Subsidiaries

Combined Condensed Consolidated Statements of Income

(unaudited)

(in thousands)

	Three Months Ended March 31,
	2015	2014
Revenues
Investment advisory and incentive fees	$2,135	$1,578
Distribution fees and other income	516	519
Institutional research services	2,066	1,807

Total revenues	4,717	3,904
Expenses
Compensation	5,880	4,926
Stock based compensation	638	447
Management fee	387	53
Other operating expenses	1,692	1,756

Total expenses	8,597	7,182

Operating loss	(3,880)	(3,278)
Other income (expense)
Net gain from investments	6,946	3,285
Interest and dividend income	745	841
Interest expense	(334)	(398)

Total other income, net	7,357	3,728

Income before income taxes	3,477	450
Income tax provision	1,101	(34)

Net income before noncontrolling interests	2,376	484
Net income (loss) attributable to noncontrolling interests	(9)	62

Net income	$2,385	$422

See accompanying notes.

Gabelli Securities Group and Subsidiaries

Combined Condensed Consolidated Statements of Comprehensive Income

(unaudited)

(in thousands)

	Three Months Ended March 31,
	2015	2014
Net income before noncontrolling interests	$2,376	$484
Other comprehensive income, net of tax:
Net unrealized gains/(losses) on securities available for sale(a)	138	(730)

Other comprehensive income/(loss)	138	(730)
Comprehensive income	2,514	(246)
Less: Comprehensive (income)/loss attributable to noncontrolling interests	9	(62)

Comprehensive income attributable to Gabelli Securities Group	$2,505	$(184)

(a)
Net of income tax expense (benefit) of $81 and ($429) for 2015 and 2014, respectively.

See accompanying notes.

Gabelli Securities Group and Subsidiaries

Combined Condensed Consolidated Statements of Financial Condition

(unaudited)

(in thousands)

	March 31, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$320,373	$285,530
Investments in securities	120,834	220,595
Investments in sponsored registered investment companies	120,831	39,537
Investments in partnerships	106,940	107,646
Receivable from brokers	19,526	74,407
Investment advisory fees receivable	1,461	4,145
Receivable from affiliates	299	402
Goodwill	3,254	3,254
Other assets	2,523	19,178

Total assets	$696,041	$754,694

LIABILITIES AND EQUITY
Payable to brokers	$10,127	$43,397
Income taxes payable and deferred tax liabilities	17,367	16,363
Compensation payable	4,571	9,179
Securities sold, not yet purchased	8,569	10,595
Mandatorily redeemable noncontrolling interests	1,298	1,302
Payable to affiliates	22,760	20,733
Accrued expenses and other liabilities	1,619	1,864

Total liabilities	66,311	103,433
Redeemable noncontrolling interests	5,519	68,334
Equity	614,895	573,749
Accumulated comprehensive income	9,316	9,178

Total equity	624,211	582,927

Total liabilities and equity	$696,041	$754,694

See accompanying notes.

Gabelli Securities Group and Subsidiaries

Combined Condensed Consolidated Statements of Equity

(unaudited)

(in thousands)

	Equity	Accumulated Comprehensive Income	Total Equity	Redeemable Noncontrolling Interests
Balance at December 31, 2013	$483,771	$11,604	$495,375	$6,751
Contributions from redeemable noncontrolling interest	—	—	—	1,652
Net income	422	—	422	62
Net unrealized losses on securities available for sale, net of income tax benefit ($16)	—	(27)	(27)	—
Amounts reclassified from accumulated other comprehensive income, net of income tax benefit ($413)	—	(703)	(703)	—
Stock based compensation expense	447	—	447	—
Net transfers from Parent	63,856	—	63,856	—

Balance at March 31, 2014	$548,496	$10,874	$559,370	$8,465

See accompanying notes.

Gabelli Securities Group and Subsidiaries

Combined Condensed Consolidated Statements of Equity (Continued)

(unaudited)

(in thousands)

	Equity	Accumulated Comprehensive Income	Total Equity	Redeemable Noncontrolling Interests
Balance at December 31, 2014	$573,749	$9,178	$582,927	$68,334
Redemptions from noncontrolling interest	—	—	—	(441)
Consolidation of consolidated feeder fund	—	—	—	891
Deconsolidation of offshore fund	—	—	—	(63,256)
Net income (loss)	2,385	—	2,385	(9)
Net unrealized gains on securities available for sale, net of income tax ($89)	—	152	152	—
Amounts reclassified from accumulated other comprehensive income, net of income tax benefit ($8)	—	(14)	(14)	—
Stock based compensation expense	638	—	638	—
Net transfers from Parent	38,123	—	38,123	—

Balance at March 31, 2015	$614,895	$9,316	$624,211	$5,519

See accompanying notes.

Gabelli Securities Group and Subsidiaries

Combined Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Three Months Ended March 31,
	2015	2014
Operating activities
Net income before noncontrolling interests	$2,376	$484
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in net gains from partnerships	(2,088)	(426)
Depreciation	3	4
Stock based compensation expense	638	447
Gains on sales of available for sale securities	(45)	(1,115)
(Increase) decrease in assets:
Trading investments in securities	4,603	(324)
Contributions to partnerships	(9,870)	(9,448)
Distributions from partnerships	13,525	17
Receivable from brokers	6,895	(5,053)
Investment advisory fees receivable	2,473	4,129
Other assets	16,680	2,127
Increase (decrease) in liabilities:
Payable to brokers	4,215	(13)
Income taxes payable and deferred tax liabilities	922	(9,633)
Payable to affiliates	2,027	2,700
Compensation payable	(4,609)	(10,202)
Mandatorily redeemable noncontrolling interests	(4)	(18)
Accrued expenses and other liabilities	487	931

Total adjustments	35,852	(25,877)

Net cash provided by (used in) operating activities	38,228	(25,393)

Investing activities
Purchases of available for sale securities	(41,397)	(379)
Proceeds from sales of available for sale securities	100	1,862
Return of capital on available for sale securities	217	323

Net cash provided by (used in) investing activities	(41,080)	1,806

Financing activities
Contributions from redeemable noncontrolling interests	—	1,652
Redemptions of redeemable noncontrolling interests	(441)	—
Repayment of demand loan	—	(10,000)
Net transfer from Parent	38,123	63,856

Net cash provided by financing activities	37,682	55,508

Net increase in cash and cash equivalents	34,830	31,921
Increase in cash from deconsolidation	13	—
Cash and cash equivalents at beginning of period	285,530	199,536

Cash and cash equivalents at end of period	$320,373	$231,457

Supplemental disclosures of cash flow information:
Cash paid for interest	$302	$400

Cash paid for taxes	$—	$—

Non-cash activity:

–
On January 1, 2015, Gabelli Securities Group, Inc. was no longer deemed to have control over a certain offshore fund and a certain consolidated feeder fund which resulted in the deconsolidation of that offshore fund and consolidated feeder fund and an increase of approximately $13 of cash and cash equivalents, a decrease of approximately $63,280 of net assets and a decrease of $63,267 of noncontrolling interests.

See accompanying notes

Notes to Unaudited Combined Condensed Consolidated Financial Statements

A. Significant Accounting Policies

Basis of Presentation

        Unless we have indicated otherwise, or the context otherwise requires, references in this report to "Gabelli Securities Group, Inc.," "Gabelli," "the Company," "GSG," "we," "us" and "our" or similar terms are to Gabelli Securities Group, Inc., its predecessors and its subsidiaries.

        The unaudited interim combined condensed consolidated financial statements of GSG included herein have been prepared in conformity with generally accepted accounting principles ("GAAP") in the United States for interim financial information. Accordingly, they do not include all the information and footnotes required by U.S. GAAP in the United States for complete financial statements. In the opinion of management, the unaudited interim combined condensed consolidated financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation of financial position, results of operations and cash flows of GSG for the interim periods presented and are not necessarily indicative of a full year's results.

        The combined condensed consolidated financial statements include the accounts of Gabelli Securities Group, Inc. and its subsidiaries and certain cash accounts, investments in securities, investments in partnerships and offshore funds owned by GAMCO that were transferred to GSG as well as certain investment partnerships and offshore funds in which we have a controlling financial interest. Intercompany accounts and transactions are eliminated.

        These combined condensed consolidated financial statements should be read in conjunction with our audited combined condensed consolidated financial statements for the years ended December 31, 2014, 2013 and 2012 included in the Registration Statement on Form 10 of which this information statement is a part and from which the accompanying combined condensed consolidated financial statements were derived.

Use of Estimates

        The Company's combined condensed consolidated financial statements are prepared in accordance with U.S. GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Developments

        In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, "Revenue from Contracts with Customers," which supersedes the revenue recognition requirements in the Codification Topic 605, Revenue recognition, and most industry-specific guidance throughout the Industry Topics of the Codification. The core principle of the new ASU No. 2014-09 is for companies to recognize revenue from the transfer of goods or services to customers in amounts that reflect the consideration to which the company expects to be entitled in exchange for those goods or services. The new standard provides a five-step approach to be applied to all contracts with customers and also requires expanded disclosures about revenue recognition. The ASU is effective for annual reporting periods beginning after December 15, 2016, including interim periods and is to be retrospectively applied. Early adoption is not permitted. The Company is currently evaluating this guidance and the impact it will have on its combined condensed consolidated financial statements.

Notes to Unaudited Combined Condensed Consolidated Financial Statements (Continued)

A. Significant Accounting Policies (Continued)

        In June 2014, the FASB issued an accounting update clarifying that entities should treat performance targets that could be met after the requisite service period of a share-based payment award as performance conditions that affect vesting. Therefore, an entity would not record compensation expense (measured as of the grant date) for an award where transfer to the employee is contingent upon satisfaction of the performance target until it become probable that the performance target will be met. The guidance is effective for the Company beginning January 1, 2016. Early adoption is permitted. This guidance is not expected to have a material impact on the Company's combined condensed consolidated financial statements.

        In February 2015, the FASB issued an accounting update amending the consolidation requirements under GAAP. This guidance is effective for the Company beginning January 1, 2016. Early adoption is permitted. The Company is continuing to analyze the impact, if any, that this update may have on its financial statements.

B. Investments in Securities

        Investments in securities at March 31, 2015 and December 31, 2014 consisted of the following:

	March 31, 2015		December 31, 2014
(In thousands)	Cost	Fair Value	Cost	Fair Value
Trading securities:
Government obligations	$9,998	$9,998	$18,994	$18,996
Common stocks	84,646	105,190	170,977	195,029
Mutual funds	2,505	3,596	2,432	3,498
Other investments	549	762	743	1,704

Total trading securities	97,698	119,546	193,146	219,227

Available for sale securities:
Mutual funds	627	1,288	681	1,368

Total available for sale securities	627	1,288	681	1,368

Total investments in securities	$98,325	$120,834	$193,827	$220,595

        Securities sold, not yet purchased at March 31, 2015 and December 31, 2014 consisted of the following:

	March 31, 2015		December 31, 2014
(In thousands)	Cost	Fair Value	Cost	Fair Value
Trading securities:
Common stocks	$8,485	$8,530	$9,835	$9,960
Other investments	3	39	1	635

Total securities sold, not yet purchased	$8,488	$8,569	$9,836	$10,595

Notes to Unaudited Combined Condensed Consolidated Financial Statements (Continued)

B. Investments in Securities (Continued)

        Investments in sponsored registered investment companies at March 31, 2015 and December 31, 2014 consisted of the following:

	March 31, 2015		December 31, 2014
(In thousands)	Cost	Fair Value	Cost	Fair Value
Trading securities:
Mutual funds	$37,097	$39,871	$1	$1

Total trading securities	37,097	39,871	1	1

Available for sale securities:
Closed-end funds	63,538	77,663	21,962	36,323
Mutual funds	1,891	3,297	1,898	3,213

Total available for sale securities	65,429	80,960	23,860	39,536

Total investments in sponsored registered investment companies	$102,526	$120,831	$23,861	$39,537

        The following table identifies all reclassifications out of accumulated other comprehensive income and into net income/(loss) for the periods ended March 31, 2015 and 2014 (in thousands):

Amount Reclassified from AOCI
Three months ended March 31,
		Affected Line Item in in the Statements of Income
2015	2014		Reason for Reclassification from AOCI
$22	$1,116	Net gain/(loss) from investments	Realized gain / (loss) on sale of AFS securities

22	1,116	Income before income taxes

(8)	(413)	Income tax provision

$14	$703	Net income

        The Company recognizes all derivatives as either assets or liabilities measured at fair value and includes them in either investments in securities or securities sold, not yet purchased on the combined condensed consolidated statements of financial condition. From time to time, the Company and/or the partnerships and offshore funds that the Company consolidates will enter into hedging transactions to manage their exposure to foreign currencies and equity prices related to their proprietary investments. For the three months ended March 31, 2015 and 2014, the Company had transactions in equity derivatives which resulted in net gains of $131,000 and net losses of $190,000, respectively. At March 31, 2015, December 31, 2014 and March 31, 2014, we held derivative contracts on 0.4 million equity shares, 3.8 million equity shares and 1.9 million equity shares, respectively, and the fair value was $88,000, $262,000 and ($107,000), respectively; these are included in investments in securities in the combined condensed consolidated statements of financial condition. These transactions are not designated as hedges for accounting purposes, and therefore changes in fair values of these derivatives are included in net gain from investments in the combined condensed consolidated statements of income.

        The Company is a party to enforceable master netting arrangements for swaps entered into as part of the Company's investment strategy. They are typically not used as hedging instruments. These swaps,

Notes to Unaudited Combined Condensed Consolidated Financial Statements (Continued)

B. Investments in Securities (Continued)

while settled on a net basis with the counterparties, major U.S. financial institutions, are shown gross in assets and liabilities on the condensed combined condensed consolidated statements of financial condition. The swaps have a firm contract end date and are expected to be closed out and settled when each contract expires.

			Net Amounts of Assets Presented in the Statements of Financial Condition	Gross Amounts Not Offset in the Statements of Financial Condition
		Gross Amounts Offset in the Statements of Financial Condition
	Gross Amounts of Recognized Assets
				Financial Instruments	Cash Collateral Received	Net Amount
	(In thousands)
Swaps:
March 31, 2015	$128	$—	$128	$(23)	$—	$105
December 31, 2014	$896	$—	$896	$(634)	$—	$262

			Net Amounts of Liabilities Presented in the Statements of Financial Condition	Gross Amounts Not Offset in the Statements of Financial Condition
		Gross Amounts Offset in the Statements of Financial Condition
	Gross Amounts of Recognized Liabilities
				Financial Instruments	Cash Collateral Pledged	Net Amount
	(In thousands)
Swaps:
March 31, 2015	$23	$—	$23	$(23)	$—	$—
December 31, 2014	$634	$—	$634	$(634)	$—	$—

        The following is a summary of the cost, gross unrealized gains, gross unrealized losses and fair value of AFS investments as of March 31, 2015 and December 31, 2014:

	March 31, 2015
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
Closed-end Funds	$63,538	$14,150	$(25)	$77,663
Mutual funds	2,518	2,101	(34)	4,585

Total available for sale securities	$66,056	$16,251	$(59)	$82,248

	December 31, 2014
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
Closed-end Funds	$21,962	$14,398	$(37)	$36,323
Mutual funds	2,579	2,030	(28)	4,581

Total available for sale securities	$24,541	$16,428	$(65)	$40,904

        Increases in unrealized gains, net of taxes, for AFS securities for the period ended March 31, 2015 of $0.2 million have been included in other comprehensive income at March 31, 2015. Increases in unrealized losses, net of taxes, for AFS securities for the period ended March 31, 2014 of $27,000 have been included in other comprehensive income at March 31, 2014.

Notes to Unaudited Combined Condensed Consolidated Financial Statements (Continued)

B. Investments in Securities (Continued)

        The amount reclassified from other comprehensive income for the periods ended March 31, 2015 and 2014 was $14,000 and $0.7 million respectively. Return of capital on AFS securities was $0.2 million and $0.3 million for the periods ended March 31, 2015 and 2014, respectively. Proceeds from sales of investments available for sale were approximately $0.1 million and $1.9 million for the periods ended March 31, 2015 and 2014, respectively. For the periods ended March 31, 2015 and 2014, gross gains on the sale of investments available for sale amounted to $45,000 and $1.1 million, respectively, and were reclassed from other comprehensive income into the combined condensed consolidated statements of income. There were no losses on the sale of investments available for sale for the periods ended March 31, 2015 and 2014. The basis on which the cost of a security sold is determined is specific identification. Accumulated other comprehensive income on the combined condensed consolidated statements of equity is primarily comprised of unrealized gains/losses, net of taxes, for AFS securities.

        The Company has an established accounting policy and methodology to determine other-than-temporary impairment. Under this policy, AFS securities are evaluated for other than temporary impairments and any impairment charges are recorded in net gain from investments on the combined condensed consolidated statements of income. Management reviews all AFS securities whose cost exceeds their market value to determine if the impairment is other than temporary. Management uses qualitative factors such as diversification of the investment, the amount of time that the investment has been impaired, the intent to sell and the severity of the decline in determining whether the impairment is other than temporary.

        Investments classified as AFS that are in an unrealized loss position for which other-than-temporary impairment has not been recognized consisted of the following:

	March 31, 2015			December 31, 2014
(in thousands)	Cost	Unrealized Losses	Fair Value	Cost	Unrealized Losses	Fair Value
Closed-end Funds	$149	$(25)	$124	$812	$(37)	$775
Mutual Funds	303	(34)	269	303	(28)	275

Total available for sale securities	$452	$(59)	$393	$1,115	$(65)	$1,050

        At March 31, 2015, there were three holdings in loss positions which were not deemed to be other-than-temporarily impaired due to the length of time that they had been in a loss position and because they passed scrutiny in our evaluation of issuer-specific and industry-specific considerations. In these specific instances, the investments at March 31, 2015 were mutual funds and closed-end funds with diversified holdings across multiple companies and across multiple industries. One holding was impaired for one month, one holding was impaired for five months and one holding was impaired for seven months at March 31, 2015. The value of these holdings at March 31, 2015 was $0.4 million.

        At December 31, 2014, there were four holdings in loss positions which were not deemed to be other-than-temporarily impaired due to the length of time that they had been in a loss position and because they passed scrutiny in our evaluation of issuer-specific and industry-specific considerations. In these specific instances, the investments at December 31, 2014 were mutual funds and closed-end funds with diversified holdings across multiple companies and across multiple industries. One holding was impaired for one month, one for three months and two for four months at December 31, 2014. The value of these holdings at December 31, 2014 was $1.1 million.

Notes to Unaudited Combined Condensed Consolidated Financial Statements (Continued)

B. Investments in Securities (Continued)

        There were no losses recognized on AFS securities for the three months ended March 31, 2015 or 2014.

C. Investment in Partnerships, Offshore Funds and Variable Interest Entities ("VIEs")

        The Company is general partner or co-general partner of various affiliated entities, in which the Company had investments totaling $93.4 million and $94.2 million at March 31, 2015 and December 31, 2014, respectively, whose underlying assets consist primarily of marketable securities (the "affiliated entities"). We also had investments in unaffiliated partnerships, offshore funds and other entities of $13.5 million and $13.4 million at March 31, 2015 and December 31, 2014, respectively (the "unaffiliated entities"). We evaluate each entity for the appropriate accounting treatment and disclosure. Certain of the affiliated entities, and none of the unaffiliated entities, are consolidated.

        For those entities where consolidation is not deemed appropriate, we report them in our combined condensed consolidated statements of financial condition under the caption "Investments in partnerships." The caption includes those investments, in both affiliated and unaffiliated entities, which the Company accounts for under the equity method of accounting, as well as certain investments that the feeder funds hold that are carried at fair value, as described in Note B. The Company reflects the equity in earnings of these equity method investees and the change in fair value of the consolidated feeder funds ("CFFs") under the caption net gain from investments on the combined condensed consolidated statements of income.

        The following table highlights the number of entities, including VOEs that we consolidate as well as under which accounting guidance they are consolidated, including CFFs which retain their specialized investment company accounting, and partnerships and offshore funds which we consolidate as described in Note B.

Entities consolidated

	CFFs		Partnerships		Offshore Funds		Total
	VIEs	VOEs	VIEs	VOEs	VIEs	VOEs	VIEs	VOEs
Entities consolidated at December 31, 2013	1	2	-	1	-	1	1	4
Additional consolidated entities	-	-	-	-	-	-	-	-
Deconsolidated entities	-	-	-	-	-	-	-	-

Entities consolidated at March 31, 2014	1	2	-	1	-	1	1	4
Additional consolidated entities	-	-	-	-	-	-	-	-
Deconsolidated entities	-	-	-	-	-	-	-	-

Entities consolidated at December 31, 2014	1	2	-	1	-	1	1	4
Additional consolidated entities	-	1	-	-	-	-	-	1
Deconsolidated entities	-	(1)	-	-	-	(1)	-	(2)

Entities consolidated at March 31, 2015	1	2	-	1	-	-	1	3

        At and for the three months ended March 31, 2015, one CFF VIE is consolidated, as the Company has been determined to be the primary beneficiary because it has an equity interest and absorbs the majority of the expected losses and/or expected gains. At and for the three months ended March 31, 2015, the two CFF VOEs and the one Partnership VOE are consolidated because the

Notes to Unaudited Combined Condensed Consolidated Financial Statements (Continued)

C. Investment in Partnerships, Offshore Funds and Variable Interest Entities ("VIEs") (Continued)

unaffiliated partners or shareholders lack substantive kick-out rights, and the Company, as either the general partner or investment manager, is deemed to have control. During the three months ended March 31, 2015, it was determined that the Offshore Fund VOE should no longer be consolidated as the Company's ownership percentage fell below 50% and that an additional CFF VOE should be consolidated as the Company's ownership percentage rose above 50% at March 31, 2015 due to the withdrawal of an unaffiliated investor.

        At and for the three months ended March 31, 2014 and at December 31, 2014, one CFF VIE is consolidated, as the Company has been determined to be the primary beneficiary because it has an equity interest and absorbs the majority of the expected losses and/or expected gains. At and for the three months ended March 31, 2014 and at December 31, 2014, the two CFF VOEs, the one Partnership VOE and the one Offshore Fund VOE are consolidated because the unaffiliated partners or shareholders lack substantive rights, and the Company, as either the general partner or investment manager, is deemed to have control.

        The following table breaks down the investments in partnerships line by accounting method, either fair value or equity method, and investment type (in thousands).

	March 31, 2015 Investment Type
	Affiliated			Unaffiliated
Accounting method	Consolidated Feeder Funds	Partnerships	Offshore Funds	Partnerships	Offshore Funds	Total
Fair Value	$21,244	$—	$—	$—	$—	$21,244
Equity Method	—	36,016	36,137	6,666	6,877	85,696

Total	$21,244	$36,016	$36,137	$6,666	$6,877	$106,940

	December 31, 2014 Investment Type
	Affiliated			Unaffiliated
Accounting method	Consolidated Feeder Funds	Partnerships	Offshore Funds	Partnerships	Offshore Funds	Total
Fair Value	$23,815	$—	$—	$—	$—	$23,815
Equity Method	—	34,382	36,033	6,552	6,864	83,831

Total	$23,815	$34,382	$36,033	$6,552	$6,864	$107,646

Notes to Unaudited Combined Condensed Consolidated Financial Statements (Continued)

C. Investment in Partnerships, Offshore Funds and Variable Interest Entities ("VIEs") (Continued)

        The following table includes the net impact by line item on the combined condensed consolidated statements of financial condition for each category of entity consolidated:

	March 31, 2015
	Prior to Consolidation	CFFs	Partnerships	Offshore Funds	As Reported
Assets
Cash and cash equivalents	$320,292	$—	$81	$—	$320,373
Investments in securities	233,905	—	7,760	—	241,665
Investments in partnerships	109,979	5,255	(8,294)	—	106,940
Receivable from brokers	18,751	—	775	—	19,526
Investment advisory fees receivable	1,456	6	(1)	—	1,461
Other assets	6,060	16	—	—	6,076

Total assets	$690,443	$5,277	$321	$—	$696,041

Liabilities and equity
Securities sold, not yet purchased	$8,569	$—	$—	$—	$8,569
Accrued expenses and other liabilities	57,663	46	33	—	57,742
Redeemable noncontrolling interests	—	5,231	288	—	5,519
Total equity	624,211	—	—	—	624,211

Total liabilities and equity	$690,443	$5,277	$321	$—	$696,041

	December 31, 2014
	Prior to Consolidation	CFFs	Partnerships	Offshore Funds	As Reported
Assets
Cash and cash equivalents	$285,455	$(11)	$86	$—	$285,530
Investments in securities	201,038	—	7,801	51,293	260,132
Investments in partnerships	111,389	4,438	(8,181)	—	107,646
Receivable from brokers	22,629	—	623	51,155	74,407
Investment advisory fees receivable	4,375	(6)	(2)	(222)	4,145
Other assets	22,683	—	—	151	22,834

Total assets	$647,569	$4,421	$327	$102,377	$754,694

Liabilities and equity
Securities sold, not yet purchased	$9,991	$—	$—	$604	$10,595
Accrued expenses and other liabilities	54,651	22	24	38,141	92,838
Redeemable noncontrolling interests	—	4,399	303	63,632	68,334
Total equity	582,927	—	—	—	582,927

Total liabilities and equity	$647,569	$4,421	$327	$102,377	$754,694

        The CFFs, Partnerships and Offshore Funds columns above include only affiliated entities as no unaffiliated entities are consolidated.

Notes to Unaudited Combined Condensed Consolidated Financial Statements (Continued)

C. Investment in Partnerships, Offshore Funds and Variable Interest Entities (Continued)

        The following table includes the net impact by line item on the combined condensed consolidated statements of income for each category of entity consolidated (in thousands):

	Three Months Ended March 31, 2015
	Prior to Consolidation	CFFs	Partnerships	Offshore Funds	As Reported
Total revenues	$4,738	$(6)	$(1)	$(14)	$4,717
Total expenses	8,526	33	9	29	8,597

Operating income	(3,788)	(39)	(10)	(43)	(3,880)
Total other income (expense), net	7,274	50	(1)	34	7,357

Income before income taxes	3,486	11	(11)	(9)	3,477
Income tax provision	1,101	—	—	—	1,101

Net income before NCI	2,385	11	(11)	(9)	2,376
Net income/(loss) attributable to noncontrolling interests	—	11	(11)	(9)	(9)

Net income	$2,385	$—	$—	$—	$2,385

	Three Months Ended March 31, 2014
	Prior to Consolidation	CFFs	Partnerships	Offshore Funds	As Reported
Total revenues	$4,128	$(7)	$(1)	$(216)	$3,904
Total expenses	6,916	34	12	220	7,182

Operating income	(2,788)	(41)	(13)	(436)	(3,278)
Total other income, net	3,176	76	4	472	3,728

Income before income taxes	388	35	(9)	36	450
Income tax provision	(34)	—	—	—	(34)

Net income before NCI	422	35	(9)	36	484
Net income/(loss) attributable to noncontrolling interests	—	35	(9)	36	62

Net income	$422	$—	$—	$—	$422

        The CFFs, Partnerships and Offshore Funds columns above include only affiliated entities as no unaffiliated entities are consolidated.

Variable Interest Entities

        We also have sponsored a number of investment vehicles where we are the general partner or investment manager. These vehicles are VIEs, but we are not the primary beneficiary, in all but one case, because we do not absorb a majority of the entities' expected losses or expected returns, and they are therefore, not consolidated. We consolidate the one VIE where we are the primary beneficiary. The Company has not provided any financial or other support to these entities. The total assets of these non-consolidated VIEs at March 31, 2015 and December 31, 2014 were $71.4 million and $71.6 million, respectively. Our maximum exposure to loss as a result of our involvement with the non-consolidated

Notes to Unaudited Combined Condensed Consolidated Financial Statements (Continued)

C. Investment in Partnerships, Offshore Funds and Variable Interest Entities (Continued)

VIEs is limited to the investment in two VIEs and the deferred carried interest that we have in another.

        On March 31, 2015 and December 31, 2014, we had an investment in two of the non-consolidated VIE offshore funds of $10.6 million and $10.6 million, respectively, which was included in investment in partnerships on the combined condensed consolidated statements of financial condition. On March 31, 2015 and December 31, 2014, we had a deferred carried interest in one of the VIE offshore funds of approximately $43,000 and $43,000, respectively, which was included in investments in partnerships on the combined condensed consolidated statements of financial condition. Additionally, as the general partner or investment manager to these VIEs the Company earns fees in relation to these roles, which given a decline in AUMs of the VIEs would result in lower fee revenues earned by the Company which would be reflected on the combined condensed consolidated statements of income, combined condensed consolidated statements of comprehensive income, combined condensed consolidated statements of financial condition and combined condensed consolidated statements of cash flows.

        The assets of these VIEs may only be used to satisfy obligations of the VIEs. The following table presents the balances related to these VIEs that are consolidated and were included on the combined condensed consolidated statements of financial condition as well as the Company's net interest in these VIEs. Only one VIE is consolidated at both March 31, 2015 and December 31, 2014:

(In thousands)	March 31, 2015	December 31, 2014
Investments in partnerships	$11,480	$13,434
Accrued expenses and other liabilities	(9)	(12)
Redeemable noncontrolling interests	(706)	(794)

The Company's net interests in consolidated VIEs	$10,765	$12,628

D. Fair Value

        The following tables present information about the Company's assets and liabilities by major categories measured at fair value on a recurring basis as of March 31, 2015 and December 31, 2014

Notes to Unaudited Combined Condensed Consolidated Financial Statements (Continued)

D. Fair Value (Continued)

and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value (in thousands):

Assets and Liabilities Measured at Fair Value on a Recurring Basis as of March 31, 2015

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of March 31, 2015
Assets
Cash equivalents	$320,313	$—	$—	$320,313

Investments in partnerships	—	21,244	—	21,244

Investments in securities:
AFS—Mutual funds	1,288	—	—	1,288
Trading—Gov't obligations	9,998	—	—	9,998
Trading—Common stocks	104,071	180	939	105,190
Trading—Mutual funds	3,596	—	—	3,596
Trading—Other	355	128	279	762

Total investments in securities	119,308	308	1,218	120,834

Investments in sponsored registered investment companies:
AFS—Closed-end Funds	77,663	—	—	77,663
AFS—Mutual Funds	3,297	—	—	3,297
Trading—Mutual funds	39,871	—	—	39,871

Total investments in sponsored registered investment companies	120,831	—	—	120,831

Total investments	240,139	21,552	1,218	262,909

Total assets at fair value	$560,452	$21,552	$1,218	$583,222

Liabilities
Trading—Common stocks	$8,530	$—	$—	$8,530
Trading—Other	—	39	—	39

Securities sold, not yet purchased	$8,530	$39	$—	$8,569

Notes to Unaudited Combined Condensed Consolidated Financial Statements (Continued)

D. Fair Value (Continued)

Assets and Liabilities Measured at Fair Value on a Recurring Basis as of December 31, 2014

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2014
Assets
Cash equivalents	$285,504	$—	$—	$285,504

Investments in partnerships	—	23,803	—	23,803

Investments in securities:
AFS—Mutual funds	1,368	—	—	1,368
Trading—Gov't obligations	18,996	—	—	18,996
Trading—Common stocks	193,735	1	1,293	195,029
Trading—Mutual funds	3,498	—	—	3,498
Trading—Other	513	897	294	1,704

Total investments in securities	218,110	898	1,587	220,595

Investments in sponsored registered investment companies:
AFS—Closed-end Funds	36,323	—	—	36,323
AFS—Mutual Funds	3,213	—	—	3,213
Trading—Mutual funds	1	—	—	1

Total investments in sponsored registered investment companies	39,537	—	—	39,537

Total investments	257,647	24,701	1,587	283,935

Total assets at fair value	$543,151	$24,701	$1,587	$569,439

Liabilities
Trading—Common stocks	$9,960	$—	$—	$9,960
Trading—Other	—	635	—	635

Securities sold, not yet purchased	$9,960	$635	$—	$10,595

Notes to Unaudited Combined Condensed Consolidated Financial Statements (Continued)

D. Fair Value (Continued)

        The following table presents additional information about assets by major categories measured at fair value on a recurring basis and for which the Company has utilized Level 3 inputs to determine fair value (in thousands):

Changes in Level 3 Assets Measured at Fair Value on a Recurring Basis for the period ended March 31, 2015

				Total Unrealized Gains or (Losses) Included in Other Comprehensive Income
		Total Realized and Unrealized Gains or (Losses) in Income			Total Realized and Unrealized Gains or (Losses)
								Net Transfers In and/or (Out) of Level 3
	December 31, 2014 Beginning Balance
Asset		Trading	AFS Investments			Purchases	Sales		Ending Balance
Financial instruments owned:
Trading—Common stocks	$1,293	$1	$—	$—	$1	$3	$(358)	$—	$939
Trading—Other	294	62	—	—	62	5	(82)	—	279

Total	$1,587	$63	$—	$—	$63	$8	$(440)	$—	$1,218

        There were securities with a value of $0.4 million that were transferred out of Level 3 as a result of the deconsolidation of an offshore fund during the first quarter of 2015 which are reflected in sales above. There were no transfers between Levels 1 or 2 during the three months ended March 31, 2015.

E. Income Taxes

        The effective tax rate ("ETR") was 31.7% for the three months ended March 31, 2015 and (7.6%) for the three months ended March 31, 2014. The first quarter of 2014 ETR reflected a larger benefit related to dividend received deduction as a result of an increase in qualified dividends for the period.

F. Stockholder's Equity

        On December 23, 2014, September 15, 2014 and January 9, 2014, GAMCO issued 73,000 RSA shares, 83,500 RSA shares and 2,100 RSA shares, respectively, at a grant date fair value of $87.99 per share, $73.41 per share and $81.99 per share, respectively. As of March 31, 2015 and December 31, 2014, there were 707,050 RSA shares and 710,750 RSA shares, respectively, outstanding that were issued at an average grant price of $67.43 per share and $67.45 per share, respectively.

        The total compensation costs related to non-vested awards not yet recognized is approximately $8.2 million as of March 31, 2015. This will be recognized as expense in the following periods (in thousands):

2015	2016	2017	2018	2019
$2,510	$2,255	$1,571	$1,132	$655

2020	2021	2022	2023	2024
$324	$217	$133	$58	$10

        For the three months ended March 31, 2015 and 2014, the Company recorded approximately $0.6 million and $0.4 million, respectively, in stock based compensation expense which resulted in the recognition of tax benefits of approximately $0.2 million and $0.2 million, respectively.

Notes to Unaudited Combined Condensed Consolidated Financial Statements (Continued)

G. Goodwill

        At March 31, 2015, $3.3 million of goodwill is reflected on the combined condensed consolidated statements of financial condition. The Company assesses the recoverability of goodwill at least annually, or more often should events warrant, using a qualitative assessment of whether it is more likely than not that an impairment has occurred to determine if a quantitative analysis is required. There were no indicators of impairment for the three months ended March 31, 2015 or March 31, 2014, and as such there was no impairment analysis performed or charge recorded.

H. Commitments and Contingencies

        G.research has agreed to indemnify the clearing brokers for losses they may sustain from the customer accounts that trade on margin introduced by G.research. At March 31, 2015, the total amount of customer balances subject to indemnification (i.e., unsecured margin debits) was immaterial. G.research also has entered into arrangements with various other third parties, many of which provide for indemnification of the third parties against losses, costs, claims and liabilities arising from the performance of G.research's obligations under the agreements. G.research has had no claims or payments pursuant to these or prior agreements, and management believes the likelihood of a claim being made is remote, and therefore, an accrual has not been made on the combined condensed consolidated financial statements.

        From time to time, the Company may be named in legal actions and proceedings. These actions may seek substantial or indeterminate compensatory as well as punitive damages or injunctive relief. The Company is also subject to governmental or regulatory examinations or investigations. The examinations or investigations could result in adverse judgments, settlements, fines, injunctions, restitutions or other relief for which the Company may not be able to predict the ultimate outcome of such matters. These financial statements include the necessary provisions for losses that the Company believes are probable and estimable. Furthermore, the Company evaluates whether there exists losses which may be reasonably possible and, if material, the necessary disclosures. Such amounts, both those that are probable and those that are reasonably possible, are not considered material to the Company's financial condition, operations or cash flows.

I. Subsequent Events

        The Company has evaluated the impact of subsequent events through August 6, 2015, which is the date the combined condensed consolidated financial statements were available to be issued, and determined there were no additional subsequent events requiring adjustment to or further disclosure on the combined condensed consolidated financial statements.